EXHIBIT 10.1

[Execution Version]

CREDIT AGREEMENT

dated as of

July 29, 2011

among

REYNOLDS AMERICAN INC.,

as Borrower,

The Lenders Party Hereto

and

JPMORGAN CHASE BANK, N.A.,

as Administrative Agent

CITIGROUP GLOBAL MARKETS INC.,

as Syndication Agent,

MIZUHO CORPORATE BANK, LTD.,

MORGAN STANLEY SENIOR FUNDING, INC.

and

THE BANK OF NOVA SCOTIA

as Documentation Agents,

GOLDMAN SACHS BANK USA,

as Co-Documentation Agent,

and

J.P. MORGAN SECURITIES LLC,

CITIGROUP GLOBAL MARKETS INC.,

GOLDMAN SACHS BANK USA,

MIZUHO CORPORATE BANK, LTD.,

MORGAN STANLEY SENIOR FUNDING, INC.

and

THE BANK OF NOVA SCOTIA,

as Joint Lead Arrangers and Joint Bookrunners

TABLE OF CONTENTS

(continued)

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TABLE OF CONTENTS

(continued)

SCHEDULES:

Schedule 2.01 — Commitments
Schedule 2.05 — Existing Letters of Credit
Schedule 3.06 — Disclosed Matters
Schedule 3.12 — Subsidiaries
Schedule 6.01 — Existing Liens

EXHIBITS:

Exhibit A	—	Form of Assignment and Assumption
Exhibit B	—	Form of Subsidiary Guarantee Agreement
Exhibit C-1	—	Form of U.S. Tax Certificate (For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit C-2	—	Form of U.S. Tax Certificate (For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit C-3	—	Form of U.S. Tax Certificate (For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit C-4	—	Form of U.S. Tax Certificate (For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
Exhibit D	—	Compliance Certificate

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CREDIT AGREEMENT dated as of July 29, 2011, among REYNOLDS AMERICAN INC. (the “Borrower”), the LENDERS party hereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent.

The parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Additional Lender” has the meaning assigned to such term in Section 2.20(a).

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means JPMorgan Chase Bank, N.A. in its capacity as administrative agent for the Lenders under this Agreement and the other Loan Documents and its successors in such capacity.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Agreement” means this Credit Agreement, as modified, supplemented, amended, restated (including any amendment and restatement hereof), extended or renewed from time to time.

“Agreement Currency” has the meaning assigned to such term in Section 9.16.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus  1/2 of 1% and (c) the Adjusted LIBO Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%, provided that, for the avoidance of doubt, the Adjusted LIBO Rate for any day shall be based on the rate appearing on the Reuters Page LIBOR01 (or on any successor or substitute page of such page) at approximately 11:00 a.m. London time on such day. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted LIBO Rate, respectively. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such Prime Rate occurs.

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment; provided that (i) in the case of Section 2.19 when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the total Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment, and (ii) if all of the Commitments have terminated or expired, the “Applicable Percentage” shall be determined based upon the percentage of the aggregate Revolving Credit Exposures (in the case of a determination pursuant to Section 2.19 when a Defaulting Lender shall exist, disregarding any Defaulting Lender’s Revolving Credit Exposure) represented by such Lender’s individual Revolving Credit Exposure. On the date of (x) any termination of the Commitments of one or more Lenders pursuant to Section 2.08(b) on a Maturity Date that is not also the Final Maturity Date and (y) the termination of the Commitment of any Non-Continuing Lender pursuant to Section 2.08(d), the Applicable Percentages of the Lenders shall be automatically adjusted to give effect to the termination of such Commitment(s); provided that, in the case of any termination described in clause (x), if an Event of Default exists under clause (a), (b), (h) or (i) of Article VII on such date of termination, no such adjustment shall be made and the Applicable Percentage shall be determined as provided in clause (ii) of the proviso contained in the immediately preceding sentence as if all Commitments had then terminated.

“Applicable Rate” means, for any day, with respect to any ABR Loan or Eurodollar Revolving Loan, or with respect to the Facility Fees payable hereunder, as the case may be, the applicable rate per annum set forth below under the caption “ABR Spread”, “Eurodollar Spread” or “Facility Fee Rate”, as the case may be, based upon the ratings by Moody’s and S&P, respectively, applicable on such date to the Facility:

Applicable Facility Credit Ratings Levels	“Eurodollar Spread”	“ABR Spread”	“Facility Fee Rate”
Category 1
Greater than or equal to Baa1 or BBB+	1.30%	0.30%	0.20%
Category 2
Baa2 or BBB	1.50%	0.50%	0.25%
Category 3
Baa3 or BBB-	1.70%	0.70%	0.30%
Category 4
Ba1 or BB+	1.90%	0.90%	0.35%
Category 5
Equal to or less than Ba2 or BB	2.10%	1.10%	0.40%

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For purposes of the foregoing, (i) if either Moody’s or S&P shall not have in effect a rating for the Facility (other than by reason of the circumstances referred to in the last sentence of this definition), then such rating agency shall be deemed to have established a rating in Category 5; (ii) if the ratings established or deemed to have been established by Moody’s and S&P for the Facility shall fall within different Categories, the Applicable Rate shall be based on the higher (the highest category being Category 1) of the two ratings unless one of the two ratings is two or more Categories lower than the other, in which case the Applicable Rate shall be determined by reference to the Category next below that of the higher of the two ratings; and (iii) if the ratings established or deemed to have been established by Moody’s and S&P for the Facility shall be changed (other than as a result of a change in the rating system of Moody’s or S&P), such change shall be effective as of the date on which it is first announced by the applicable rating agency, irrespective of when notice of such change shall have been furnished by the Borrower to the Administrative Agent and the Lenders pursuant to Section 5.01 or otherwise; provided, however, that notwithstanding the foregoing, at all times during which there shall exist any Event of Default, the “Applicable Rate” shall be determined by reference to the ratings in Category 5. Each change in the Applicable Rate shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of Moody’s or S&P shall change, or if either such rating agency shall cease to be in the business of rating corporate debt obligations, the Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system or the unavailability of ratings from such rating agency and, pending the effectiveness of any such amendment, the Applicable Rate shall be determined by reference to the rating most recently in effect prior to such change or cessation.

“Approved Alternate Currency” means Euros, Pounds Sterling or any other currency (other than U.S. Dollars) approved by the applicable Issuing Bank issuing a Letter of Credit to be denominated in any such other currency; provided that, at such time (i) such other currency is dealt with in the London interbank deposit market, (ii) such other currency is freely transferable and convertible into U.S. Dollars in the London foreign exchange market, and (iii) no central bank or other governmental authorization in the country of issue of such other currency is required to permit use of such other currency by any Lender for issuing any Letter of Credit and/or to permit the Borrower to reimburse LC Disbursements thereon and/or to pay any other amounts owing in respect of such Letter of Credit (unless such authorization has been obtained and is in full force and effect).

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Assignment and Assumption” means an assignment and assumption agreement entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Attributable Debt” means, when used in connection with a sale and lease-back transaction, at any date as of which the amount thereof is to be determined, the product of (a) the net proceeds from such sale and lease-back transaction multiplied by (b) a fraction, the numerator of which is the number of full years of the term of the lease relating to the property involved in such sale and lease-back transaction (without regard to any options to renew or extend such term) remaining at the date of the making of such computation and the denominator of which is the number of full years of the term of such lease measured from the first day of such term.

“Availability Period” means, as to any Lender, the period from and including the Effective Date to and including the earlier of the Maturity Date of such Lender and any other date of termination of the Commitment of such Lender.

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“B&W Parent” means Brown & Williamson Holdings, Inc. (f/k/a Brown & Williamson Tobacco Corporation), a Delaware corporation.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Board of Directors” means the board of directors of the Borrower or any duly authorized committee of that board or any director or directors and/or officer or officers of the Borrower to whom that board or committee shall have duly delegated its authority.

“Borrower” has the meaning assigned to such term in the first paragraph of this Agreement.

“Borrowing” means (a) Revolving Loans of the same Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect or (b) a Swingline Loan.

“Borrowing Request” means a request by the Borrower for a Revolving Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Lease Obligations” means, as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP.

“CGMI” means Citigroup Global Markets Inc. and any successor corporation thereto by merger, consolidation or otherwise.

“Change in Control” means the occurrence of any of the following events: (a) at any time Continuing Directors shall not constitute a majority of the Board of Directors, (b) any Person or “group” (within the meaning of Rule 13d-3 and 13d-5 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (other than B&W Parent), shall acquire, directly or indirectly, beneficial ownership (within the meaning of Rule 13d-3 and 13d-5 of the Exchange Act) of 30% or more, on a fully diluted basis, of the economic or voting interest in the Borrower’s capital stock, (c) B&W Parent and/or any other Person or “group” (within the meaning of Rules 13d-3 and 13d-5 of the Exchange Act) shall have obtained and exercised the power to elect or designate a majority of the Board of Directors and (d) any “change of control” (or similar event) under any Material Indebtedness of the Borrower or any Material Subsidiary.

“Change in Law” means (a) the adoption of any law, rule or regulation or treaty after the Effective Date, (b) any change in any law, rule or regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority after the Effective Date or (c) compliance by any Lender or any Issuing Bank (or, for purposes of Section 2.14(b), by any lending office of such Lender or by such Lender’s or such Issuing Bank’s holding company, if any) with any

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request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Effective Date; provided, however, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.

“Charges” has the meaning assigned to such term in Section 9.13.

“Citibank” means Citibank, N.A. and any successor corporation thereto by merger, consolidation or otherwise.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans or Swingline Loans.

“Co-Documentation Agent” means Goldman Sachs Bank USA, acting in its capacity as co-documentation agent for the Facility.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, the amount of which represents the maximum aggregate amount of such Lender’s Revolving Credit Exposure hereunder, as such commitment may be increased or reduced from time to time pursuant to Section 2.08, 2.18, 2.20, 9.04 or Article VII. The initial amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Commitment, as applicable. The initial aggregate amount of the Lenders’ Commitments is $750,000,000.

“Commitment Increase” has the meaning assigned to such term in Section 2.20(a).

“Commitment Increase Lender” has the meaning assigned to such term in Section 2.20(a).

“Consolidated Debt” means, at any date, the aggregate principal amount of all Indebtedness of the Borrower and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP; provided that the aggregate amount available to be drawn (i.e., unfunded amounts) under all letters of credit, acceptances and similar arrangements and all surety, appeal and litigation bonds and similar obligations issued for the account of the Borrower or any of its Subsidiaries (but excluding, for avoidance of doubt, all unpaid drawings or other matured monetary obligations or reimbursement obligations owing in respect of thereof) shall not be included in any determination of “Consolidated Debt”.

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“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus, without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of:

(I) (a) provision for all income taxes and foreign withholding taxes, (b) interest expense, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans), (c) depreciation and amortization expense, (d) amortization of intangibles (including, but not limited to, goodwill) and organization costs, (e) any extraordinary losses, (f) any non-cash expenses or losses, (g) any losses on sales of assets outside of the ordinary course of business (whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period), (h) any cash payment received during such period in respect of any non-cash item described in clause (II)(a)(i) or (ii) below subsequent to the fiscal quarter in which the relevant non-cash item was reflected as a gain or income in the statement of Consolidated Net Income, and (i) the amount of all cash payments received during such period in respect of any settlement with respect to tobacco litigation related liability which otherwise did not increase Consolidated Net Income for such period or a prior period, all as determined on a consolidated basis for the Borrower and its Subsidiaries for such period, minus

(II) (a) to the extent included in the statement of such Consolidated Net Income for such period, the sum of (i) any extraordinary gain, (ii) any non-cash income or gains, (iii) any gain on sales of assets outside of the ordinary course of business (whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period), and (iv) income tax credits (to the extent not netted from income tax expense), (b) any cash payments made during such period in respect of any non-cash items described in clause (I)(d), (e) or (f) above subsequent to the fiscal quarter in which the relevant non-cash item was reflected as a charge in the statement of Consolidated Net Income, and (c) the amount of all cash payments made by the Borrower and its Subsidiaries during such period pursuant to any settlement with respect to tobacco litigation related liability which otherwise did not reduce Consolidated Net Income for such period or a prior period, all as determined on a consolidated basis for the Borrower and its Subsidiaries for such period.

For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”) pursuant to any determination of the Consolidated Leverage Ratio or the Consolidated Interest Coverage Ratio, (i) if at any time during such Reference Period (or, for purposes of Section 6.05(c) only, during the period commencing on the first day of such Reference Period and ending on or prior to such date of determination), the Borrower or any Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period and (ii) if during such Reference Period (or, for purposes of Section 6.05(c) only, during the period commencing on the first day of such Reference Period and ending on or prior to such date of determination), the Borrower or any Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Reference Period. As used in this definition, “Material Acquisition” means any acquisition of property or series of related acquisitions of property that (a) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the Equity Interests of a Person and (b) involves the payment of consideration by the Borrower and its Subsidiaries in excess of $250,000,000; and “Material Disposition” means any disposition of property or series of related dispositions of property that yields gross proceeds to the Borrower or any of its Subsidiaries in excess of $250,000,000.

“Consolidated Interest Coverage Ratio” means, for any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period.

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“Consolidated Interest Expense” means, for any period, total cash interest expense (including that attributable to Capital Lease Obligations) of the Borrower and its Subsidiaries calculated on a consolidated basis for such period with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP). For the purposes of calculating Consolidated Interest Expense for any Reference Period pursuant to any determination of the Consolidated Interest Coverage Ratio, (i) all Indebtedness incurred or issued during the relevant Reference Period (or, for purposes of Section 6.05(c) only, during the period commencing on the first day of such Reference Period and ending on or prior to such date of determination) shall be deemed to have been incurred or issued (and the proceeds thereof applied) on the first day of such Reference Period and remain outstanding through such Reference Period, (ii) all Indebtedness (other than revolving Indebtedness, except to the extent accompanied by a corresponding permanent commitment reduction) permanently retired or redeemed during the relevant Reference Period (or, for purposes of Section 6.05(c) only, during the period commencing on the first day of such Reference Period and ending on or prior to such date of determination) shall be deemed to have been retired or redeemed on the first day of such Reference Period and remain retired through the entirety of such Reference Period, and (iii) all Indebtedness assumed to be outstanding pursuant to preceding clause (i) shall be deemed to have borne interest at (x) the rate applicable thereto, in the case of fixed rate indebtedness, or (y) the rates which would have been applicable thereto during the respective Reference Period when same was deemed outstanding (for this purpose, using the floating rate applicable thereto at the time of determination), in the case of floating rate Indebtedness; provided that interest expense with respect to any Indebtedness for periods while the same was actually outstanding during the respective period shall be calculated using the actual rates applicable thereto while same was actually outstanding.

“Consolidated Leverage Ratio” means, as at the last day of any period, the ratio of (a) Consolidated Debt on such day to (b) Consolidated EBITDA for such period.

“Consolidated Net Income” means, for any period, the consolidated net income (or loss) of the Borrower and its Subsidiaries, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded (a) the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries, subject to the second sentence of the definition of “Consolidated EBITDA”, (b) the income (or deficit) of any Person (other than a Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions and (c) the undistributed earnings of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation or Requirement of Law applicable to such Subsidiary.

“Consolidated Net Worth” means, at any date of determination, the consolidated shareholders’ equity of the Borrower, as set forth on the then most recently available consolidated balance sheet of the Borrower and its consolidated Subsidiaries delivered pursuant to Section 5.01(a) or (b).

“Continuing Director” means, at any date, an individual (a) who is a member of the Board of Directors on the Effective Date, (b) who, as at such date, has been a member of the Board of Directors for at least the twelve preceding months, or (c) who has been nominated for election, elected, designated or appointed to be a member of the Board of Directors by either (i) B&W Parent pursuant to any governance agreement, including, without limitation, the Governance Agreement, or (ii) a majority of the other “Continuing Directors” then in office.

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“Continuing Lender” means, at any time, (i) each Lender that has a Maturity Date which is the Final Maturity Date and (ii) each Lender that has then consented to the extension of its then Maturity Date to the newly proposed Final Maturity Date pursuant to Section 2.21 on or prior to the applicable Extension Response Date in circumstances where Continuing Lenders (as defined in preceding clause (i)) holding at least a majority of the Commitments have not consented to an extension of the Final Maturity Date on or prior to such date.

“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that has (a) failed, within three Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans, (ii) fund any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to the Administrative Agent, any Issuing Bank, any Swingline Lender or any other Lender any other amount required to be paid by it hereunder, unless (A) in the case of clause (i) above, such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied or (B) in the case of clause (iii) above, such Lender notifies the Administrative Agent and the Borrower in writing that the failure to pay such other amount is the subject of a good faith dispute, (b) notified the Borrower, the Administrative Agent, any Issuing Bank, any Swingline Lender or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or generally under other agreements in which it commits to extend credit (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan under this Agreement cannot be satisfied), (c) failed, within three Business Days after a good faith request by the Borrower, the Administrative Agent, any Issuing Bank or any Swingline Lender to provide a certification in writing from such Lender’s chief financial officer that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swingline Loans; provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Borrower’s, the Administrative Agent’s, each Issuing Bank’s or each Swingline Lender’s, as the case may be, receipt of such certification in form and substance satisfactory to such Person, or (d) become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian, appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership, or the acquisition of any ownership, interest in such Lender or a parent company thereof or the exercise of control over such Lender or parent company thereof by a Governmental Authority or instrumentality thereof.

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“Disclosed Matters” means the actions, suits and proceedings disclosed in Schedule 3.06.

“Documentation Agents” means, collectively, Mizuho Corporate Bank, Ltd., Morgan Stanley Senior Funding, Inc. and The Bank of Nova Scotia, acting in their capacity as documentation agents for the Facility.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in U.S. Dollars, such amount, and (b) with respect to any amount denominated in any Approved Alternate Currency, the equivalent amount thereof in U.S. Dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of U.S. Dollars with such Approved Alternative Currency.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any Subsidiary directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Multiemployer Plan of an “accumulated

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funding deficiency” (as defined in Section 431 of the Code or Section 304 of ERISA), whether or not waived; (c) a determination is made that any Plan is, or is reasonably expected to be, considered an at-risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA; (d) the receipt by the Borrower or an ERISA Affiliate of any notice, or the receipt by a Multiemployer Plan from the Borrower or an ERISA Affiliate of any notice, that a Multiemployer Plan is in endangered or critical status under Section 305 of ERISA; (e) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan; (g) the receipt by the Borrower or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (h) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (i) the receipt by the Borrower or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from the Borrower or any of its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Euros” and the sign “€” each mean the lawful currency of the “participating member states” (as described in the EMU Legislation) introduced in accordance with the EMU Legislation.

“Event of Default” has the meaning assigned to such term in Article VII.

“Excluded Taxes” means, with respect to any payment made by any Loan Party under this Agreement or any other Loan Document, any of the following Taxes imposed on or with respect to a Recipient: (a) income, franchise or other Taxes imposed on (or measured by) its net income, profits, overall gross income or receipts by the United States of America (or any political subdivision thereof), or by the jurisdiction under the laws of which such Recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits Taxes imposed by the United States of America or any similar Taxes imposed by any other jurisdiction listed in clause (a), (c) in the case of a Non-U.S. Lender (other than an assignee pursuant to a request by the Borrower under Section 2.18(b)), any U.S. Federal withholding Taxes resulting from any law in effect on the date such Non-U.S. Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Non-U.S. Lender’s failure to comply with Section 2.16(f)(i)-(ii), except to the extent that such Non-U.S. Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding Taxes pursuant to Section 2.16(a), and (d) any withholding tax imposed under FATCA.

“Exempted Debt” means the sum, without duplication, of the following items outstanding as of the date Exempted Debt is being determined: (i) Indebtedness of the Borrower and its Subsidiaries incurred after the date hereof and secured by Liens created, assumed or otherwise incurred or permitted to exist pursuant to Section 6.01(b); and (ii) Attributable Debt of the Borrower and its Subsidiaries in respect of all sale and lease-back transactions with regard to any Principal Property entered into pursuant to Section 6.02(b).

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“Existing Credit Agreement” means the credit facility evidenced by the Fifth Amended and Restated Credit Agreement, dated as of June 28, 2007, among the Borrower, various lending institutions and JPMCB, as Administrative Agent, as in effect on the Effective Date.

“Existing Letter of Credit” has the meaning assigned to such term in Section 2.05(d).

“Existing Liens” means the Liens on the assets and properties of the Subsidiaries of the Borrower outstanding on the Effective Date and set forth in Schedule 6.01.

“Existing Senior Notes Indentures” means (i) that certain Indenture, dated as of May 31, 2006, by and among the Borrower, as issuer, certain Subsidiaries of the Borrower, as guarantors, and The Bank of New York Trust Company, N.A., as trustee, as in effect on the Effective Date and as the same may be amended, modified and/or supplemented from time to time, (ii) that certain Indenture, dated as of May 20, 2002, among RJRTH, as issuer, the Borrower and certain Subsidiaries of the Borrower, as guarantors, and The Bank of New York Trust Company, N.A., as trustee, as in effect on the Effective Date and as the same may be amended, modified and/or supplemented from time to time, and (iii) that certain Amended and Restated Indenture, dated as of July 24, 1995, between RJRTH, as issuer, and The Bank of New York Trust Company, N.A., as successor trustee, as in effect on the Effective Date and as the same may be amended, modified and/or supplemented from time to time.

“Expected Total Commitment” means, at any time of determination with respect to any future date, the Total Commitment in effect at such time of determination less the aggregate Commitments of all Lenders with a Maturity Date prior to such future date.

“Extension Date” means July 29, 2012 or July 29, 2013, as applicable; provided that no Extension Date shall occur after July 29, 2013.

“Extension Response Date” has the meaning assigned to such term in Section 2.21.

“Facility” means the credit facility evidenced by this Agreement.

“Facility Fee” has the meaning assigned to such term in Section 2.11.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement and any regulations or official interpretations thereof.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Final Maturity Date” means July 29, 2015, as such date may be extended pursuant to Section 2.21.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower.

“Fitch” means Fitch Ratings.

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“Foreign Subsidiary” of any Person means any Subsidiary of such Person not incorporated or organized in the United States of America or any State or territory thereof, or the District of Columbia.

“Funded Debt” means all Indebtedness for money borrowed, including purchase money indebtedness, having a maturity of more than one year from the date of its creation or having a maturity of less than one year but by its terms being renewable or extendible, at the option of the obligor in respect thereof, beyond one year from its creation.

“GAAP” means generally accepted accounting principles in the United States of America as in effect from time to time; provided that determinations in accordance with GAAP shall be subject to the requirements of Section 1.04.

“Governance Agreement” means that certain Governance Agreement, dated as of July 30, 2004, by and among the Borrower, Brown & Williamson Holdings, Inc. and British American Tobacco p.l.c., as amended, supplemented or otherwise modified from time to time.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, administration, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation (the “primary obligation”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such primary obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such primary obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such primary obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such primary obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee shall be deemed to be an amount equal to the lesser of (x) the maximum stated or determinable amount of such Guarantee and (y) the stated or determinable amount of the primary obligation in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Incremental Amendment” has the meaning assigned to such term in Section 2.20(a).

“Indebtedness” means, of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person for the deferred purchase price of property or services (other than current trade payables and accrued expenses incurred in the ordinary course of such Person’s business and

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any obligation of the Borrower or any Subsidiary thereof to purchase tobacco and/or other products, services and produce utilized in its business pursuant to agreements entered into in the ordinary course of business on a basis consistent with the Borrower’s or such Subsidiary’s past practices or then current industry practices), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments, (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit or similar arrangements, (g) the maximum amount available to be drawn or paid under all surety, appeal and litigation bonds and similar obligations issued for the account of such Person and all unreimbursed payments in respect of such surety, appeal and litigation bonds and similar obligations, (h) all Guarantees by such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, and (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by any Loan Party under this Agreement or any other Loan Document and (b) Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Information” has the meaning assigned to such term in Section 9.12(a).

“Information Memorandum” means the Confidential Information Memorandum dated June 22, 2011 relating to the Borrower and the Transactions.

“Interest Election Request” means a request by the Borrower to convert or continue a Revolving Borrowing in accordance with Section 2.07.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December, (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period” means with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter (or, if agreed to by the Administrative Agent and each Lender, such other day occurring less than one month thereafter), as the Borrower may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Borrowing only, such next succeeding Business Day would fall in the next calendar month, in which case

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such Interest Period shall end on the next preceding Business Day and (ii) any Interest Period pertaining to a Eurodollar Borrowing that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and, in the case of a Revolving Borrowing, thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“IRS” means the United States Internal Revenue Service.

“Issuing Bank” means (i) JPMCB, (ii) each other Lender requested by the Borrower to issue Letters of Credit, to the extent consented to by such Lender and the Administrative Agent and (iii) with respect to Existing Letters of Credit, the Lender designated as the issuer thereof on Schedule 2.05, in each case in its capacity as an issuer of Letters of Credit hereunder, and their respective successors in such capacity as provided in Section 2.05(j). Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“JPMCB” means JPMorgan Chase Bank, N.A. and any successor corporation thereto by merger, consolidation or otherwise.

“Judgment Currency” has the meaning assigned to such term in Section 9.16.

“LC Availability Period” means, as to any Issuing Bank, the period from and including the Effective Date to and including the earlier of the LC Issuer Maturity Date of such Issuing Bank and any other date of termination of the Commitments of such Issuing Bank (in its capacity as a Lender).

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate Stated Amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements (taking the Dollar Equivalent of any LC Disbursement made in a currency other than U.S. Dollars) that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“LC Issuer Maturity Date” has the meaning assigned to such term in Section 2.05(c).

“LC Termination Date” means the fifth Business Day preceding the Final Maturity Date.

“Lead Agents” means the Administrative Agent and the Syndication Agent.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or Section 2.20, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Issuing Banks and the Swingline Lenders.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

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“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on the Reuters Page LIBOR01 (or on any successor or substitute page of such page) providing rate quotations comparable to those currently provided on such page (or successor or substitute page), as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset and (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset.

“Litigation Bond” means any surety bond, supersedeas bond, judgment bond or other bond or insurance policy issued for bonding litigation judgments for appeal.

“Loan Documents” means this Agreement, any promissory note of the Borrower issued as described in Section 2.09(f) and, on the execution and delivery thereof, the Subsidiary Guarantee Agreement.

“Loan Parties” means the Borrower and each Subsidiary Guarantor.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“Margin Stock” has the meaning assigned to such term in Regulation U.

“Marketable Investments” shall mean, as to any Person, (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof having maturities of not more than two years from the date of acquisition, (ii) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within two years from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from S&P, Moody’s or Fitch, (iii) Dollar denominated domestic and Eurodollar time deposits, domestic and Yankee certificates of deposit and bank obligations and bankers acceptances of any Lender or any commercial bank having, or which is the principal banking subsidiary of a bank holding company having, a long-term unsecured debt rating of at least “A” or the equivalent thereof from S&P or Fitch or “A2” or the equivalent thereof from Moody’s with maturities of not more than two years from the date of acquisition by such Person, (iv) repurchase obligations with a term of not more than one year and collateralized with US Treasury, US Government Agency or other permitted investments consistent with the Borrower’s corporate guidelines and which have a collateral margin of at least 102%, marked to market daily, (v) commercial paper, extendable commercial notes and master notes issued by any Person incorporated in the United States and euro-commercial paper of domestic and foreign companies rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s or at least F-1 by Fitch and in each case maturing not more than 397 days after the date of acquisition by such Person, (vi) U.S. dollar denominated commercial

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paper or Canadian dollar commercial paper of Canadian companies and government obligations of Canada whose commercial paper is rated R-1 by Dominion Bond Rating Service, (vii) investments in 2a-7 money market funds, (viii) corporate bonds and medium term notes rated at least “A” by S&P and/or Fitch and/or “A2” by Moody’s with maturities of not more than two years from the date of acquisition by such Person, (ix) asset-backed securities and mortgage-backed securities rated “A” or better by any of S&P, Moody’s or Fitch with maturities or rate reset dates of not more than two years from the date of acquisition by such Person, (x) taxable money market preferred (including but not limited to taxable auction debt) instruments rated at least “A” by S&P and/or Moody’s and/or Fitch and redeemable at par with a rollover period no longer than six months, (xi) tax exempt debt and par value preferred instruments rated at least “A” or the equivalent by S&P and/or Moody’s and/or Fitch and redeemable at par with a rollover period no longer than six months, (xii) domestic and international equity and bond funds (including indexed funds) with a “market capitalization” or “assets under management” of not less than $500,000,000, (xiii) separate account portfolios managed by registered investment advisors with guidelines adhering substantially to the securities above (it being understood, however, that, for purposes of clause (viii) above, a bond portfolio that holds corporate bonds and medium term notes rated at least “BBB” by S&P and/or Fitch and/or “Baa2” by Moody’s (and with maturities of not more than two years from the date of acquisition) shall be considered to adhere “substantially to the guidelines” in clause (viii) above, so long as such bond portfolio holds securities that (on a blended basis) satisfy the rating requirements for securities of the type described in clause (viii) above), and (xiv) separate account portfolios which (x) constitute “current assets” within the meaning of GAAP, (y) are managed by a registered investment advisor and (z) invest in securities of the type described in clauses (i) and (ii) above, except that the underlying securities may have maturities in excess of two years, so long as the underlying securities held in such account portfolio have an average duration of not more than five years; provided that the fair market value of all funds of the type described in this clause (xiv) owned or held by the Borrower and its Subsidiaries shall not exceed $500,000,000.

“Master Settlement Agreement” means (i) that certain Master Settlement Agreement, entered into on November 23, 1998, by the major U.S. cigarette manufacturers, including R.J. Reynolds Tobacco Company and B&W Parent, with attorneys general representing the remaining 46 states, the District of Columbia, Puerto Rico, Guam, the Virgin Islands, American Samoa and the Northern Marianas, and (ii) the prior settlement agreements by the major U.S. cigarette manufacturers, including R.J. Reynolds Tobacco Company and B&W Parent, with attorneys general representing Florida, Mississippi, Minnesota and Texas.

“Material Adverse Effect” means (A) as such term is used in any representation or warranty to be made, any covenant to be undertaken, any condition to be satisfied or any Default to be determined, in any such case on the Effective Date, a material adverse effect on the business, financial condition, results of operations, assets or liabilities of the Borrower and its Subsidiaries, taken as a whole, and (B) as such term is used in any representation or warranty to be made, any covenant to be undertaken, any condition to be satisfied or any Default to be determined, in any such case at any time after the Effective Date, a material adverse effect on (i) the operations, business, property, assets or financial condition of the Borrower and its Subsidiaries taken as a whole, (ii) the rights or remedies of the Administrative Agent and the Lenders or the ability of any Loan Party to perform its obligations to the Administrative Agent or the Lenders hereunder or under any other Loan Document to which it is party, and/or (iii) in the case of Section 3.06(a), on the prospects of the Borrower and its Subsidiaries taken as a whole, provided that (x) the existence of, or the rendering of any verdict or entry of any order, injunction or judgment in, any action, suit, proceeding or inquiry listed on Schedule 3.06 will not result in a “Material Adverse Effect” for purposes of Section 3.06(a) and (y)(I) the existence of, or the rendering of, any verdict or entry of any order, injunction or judgment that in each case can be stayed pending appeal (but only for so long as such stay can still be obtained) or that is stayed pending appeal and (II) the posting of a supersedeas or other appeal bond in respect of any verdict, order or judgment shall not, in

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each case, in and of itself result in a “Material Adverse Effect” for purposes of Section 3.04(b), even if such verdict, order, injunction or judgment could be viewed as resulting in a material adverse effect on future litigation prospects, unless such verdict, order, injunction or judgment results in an actual material adverse effect on the operations, business, property, assets or financial condition of the Borrower and its Subsidiaries taken as a whole.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements, of any one or more of the Borrower and its Subsidiaries in an aggregate principal amount exceeding $200,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Subsidiary” means, as of any date of determination on and after the Effective Date, any Subsidiary that has (i) consolidated total revenues for the then most recent fiscal year for which financial statements have been (or are required to be) furnished pursuant to Section 5.01(a) (and, upon written notice by the Administrative Agent to the Borrower, for the period of four consecutive fiscal quarters ended prior to the date on which financial statements have been (or are required to be) furnished pursuant to Section 5.01(b) for the fiscal quarter ended June 30) which equal or exceed 10.0% of the consolidated total revenues of the Borrower and its Subsidiaries for such period or (ii) consolidated total assets at the last day of the then most recent fiscal year for which financial statements have been (or are required to be) furnished pursuant to Section 5.01(a) (and, upon written notice by the Administrative Agent to the Borrower, at the last day of the period of four consecutive fiscal quarters ended prior to the date on which financial statements have been (or are required to be) furnished pursuant to Section 5.01(b) for the fiscal quarter ended June 30) which equal or exceed 10% of the consolidated total assets of the Borrower and its Subsidiaries at such date; provided, however, that if (x) consolidated total revenues of all Subsidiaries which are not Material Subsidiaries (as then determined in accordance with this definition) for the then most recent fiscal year for which financial statements have been (or are required to be) furnished pursuant to Section 5.01(a) (and, upon written notice by the Administrative Agent to the Borrower, for the period of four consecutive fiscal quarters ended prior to the date on which financial statements have been (or are required to be) furnished pursuant to Section 5.01(b) for the fiscal quarter ended June 30) equal or exceed 15.0% of the consolidated total revenues of the Borrower and its Subsidiaries for such period or (y) the consolidated total assets of all Subsidiaries which are not Material Subsidiaries (as then determined in accordance with this definition) at the last day of the then most recent fiscal year for which financial statements have been (or are required to be) furnished pursuant to Section 5.01(a) (and, upon written notice by the Administrative Agent to the Borrower, at the last day of the period of four consecutive fiscal quarters ended prior to the date on which financial statements have been (or are required to be) furnished pursuant to Section 5.01(b) for the fiscal quarter ended June 30) equal or exceed 15% of the consolidated total assets of the Borrower and its Subsidiaries at such date, then the Borrower shall promptly (and in any event within ten Business Days after the date such financial statements are so delivered or required to be so delivered) designate one or more additional Subsidiaries (the identity of such Subsidiaries to be determined by the Borrower in its discretion), in writing to the Administrative Agent as “Material Subsidiaries”, whereupon each such Subsidiary shall be a “Material Subsidiary” for all purposes of this Agreement until such Subsidiary is redesignated as an “Immaterial Subsidiary” as provided below; provided, further that, if no Default has occurred and is continuing, the Borrower may, at any time, by written notice to the Administrative Agent, redesignate any such Material Subsidiary so designated pursuant to the immediately preceding proviso as an “Immaterial Subsidiary” if (and only if) the consolidated total revenues and consolidated total assets of Subsidiaries that are not Material Subsidiaries at such time (determined after giving effect to such redesignation) would not exceed the limits set forth in clause (x) or (y) above, whereupon such Subsidiary shall cease to be a “Material

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Subsidiary” for all purposes of this Agreement until such Subsidiary is required to be treated (or redesignated as) a “Material Subsidiary” pursuant to the foregoing requirements of this definition. Upon the acquisition of a new Subsidiary or the merger or consolidation of any Person with or into an existing Subsidiary (or the acquisition of other assets by an existing Subsidiary), the qualification of the affected Subsidiary as a “Material Subsidiary” pursuant to the foregoing requirements of this definition shall be determined on a pro forma basis as if such Subsidiary had been acquired or such merger, consolidation or other acquisition had occurred, as applicable, at the beginning of the relevant period of four consecutive fiscal quarters. In the event any Subsidiary becomes a Material Subsidiary after the Effective Date (including as a result of a designation pursuant to the second preceding sentence), the Borrower shall cause such Material Subsidiary to comply with Section 5.09, to the extent applicable. As of the Effective Date, the Subsidiaries identified on Schedule 3.12 as “Material Subsidiaries” are the Material Subsidiaries determined in accordance with the requirements of this definition as of such date.

“Maturity Date” of any Lender means July 29, 2015, as such date may be extended for such Lender pursuant to Section 2.21.

“Maximum Rate” has the meaning assigned to such term in Section 9.13.

“Moody’s” means Moody’s Investors Service, Inc.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA, which is contributed to by (or to which there is or may be an obligation to contribute of) the Borrower or an ERISA Affiliate.

“Non-Continuing Lender” means, at any time, each Lender which is not a Continuing Lender at such time.

“Non-Declared Restricted Payment” means, as to any Person, (i) the redemption, retirement, purchase, or other acquisition, directly or indirectly, for a consideration, of any shares of any class of its capital stock or of any other Equity Interests of such Person outstanding on the Effective Date or thereafter (or any warrants for or options or stock or similar appreciation rights in respect of any such shares or Equity Interests but not including any convertible debt) or the setting aside of any funds for any of the foregoing purposes and (ii) the making or payment of any other Restricted Payment on or after the Effective Date by such Person which, in the case of either clause (i) or (ii), does not require or involve a declaration or authorization by such Person.

“Non-Guarantor Subsidiary” means, at any time, any Subsidiary of the Borrower that is not at such time a Subsidiary Guarantor. Schedule 3.12 sets forth the name of each Subsidiary that is a “Non-Guarantor Subsidiary” on the Effective Date.

“Non-U.S. Lender” means a Lender that is not a U.S. Person.

“Obligations” means all amounts, direct or indirect, contingent or absolute, of every type or description, and at any time existing, owing to any Lead Agent, any Issuing Bank, any Swingline Lender or any Lender pursuant to the terms of this Agreement or any other Loan Document (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding).

“Officers’ Certificate” means a certificate signed by any Financial Officer of the Borrower.

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“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan Document).

“Other Taxes” means any present or future stamp, court, documentary, intangible, recording, filing or similar excise or property Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment under Section 2.18(b)).

“Participant” has the meaning assigned to such term in Section 9.04.

“Patriot Act” has the meaning assigned to such term in Section 9.15.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Litigation Bonding” means the making of deposits with the proceeds of Loans and/or the issuance of Letters of Credit, in each case for the purposes of bonding litigation judgments entered against any Loan Party on and after the Effective Date.

“Permitted Obligations” means (i) to pay taxes, (ii) to pay import duties, to post customs bonds and otherwise make payments in connection with customs and trade laws, (iii) to purchase equipment or fixtures and otherwise make capital expenditures, (iv) to make payments in connection with the importation or purchase of tobacco or other products or goods for use in the day-to-day operations of the Borrower and any Subsidiary of the Borrower consistent with the practices of the Borrower and its Subsidiaries in effect prior to the Effective Date or with then current practices in the industry, (v) to make utility payments, (vi) in connection with worker’s compensation obligations or other employee disability obligations, (vii) to provide credit support for any of the foregoing, (viii) in respect of employee loans made in connection with transfers, (ix) to provide credit support for suppliers and distributors in the ordinary course of business, and (x) to support Indebtedness supported by Existing Letters of Credit on the Effective Date.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Pounds Sterling” and the sign “£” each mean the freely transferable lawful money of the United Kingdom.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by JPMCB as its prime rate in effect at its office located at 270 Park Avenue, New York, New York; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

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“Principal Property” means land, land improvements, buildings and associated factory and laboratory equipment owned or leased pursuant to a capital lease and used by the Borrower or a Subsidiary primarily for processing, producing, packaging or storing its products, raw materials, inventories, or other materials and supplies and located within the United States of America and having an acquisition cost plus capitalized improvements in excess of 2% of Consolidated Net Worth, but not including any such property financed through the issuance of tax exempt governmental obligations, or any such property that has been determined by a resolution adopted by the Board of Directors not to be of material importance to the respective businesses conducted by the Borrower or such Subsidiary effective as of the date such resolution is adopted.

“Qualifying Settlement” means, at any time, any settlement of the payment terms of a judgment pursuant to a valid, binding and enforceable settlement agreement (a) which (i) has been approved by a court of competent jurisdiction in a final decision, which decision remains in full force and effect and has not then been appealed, (ii) approval thereof is not required to be obtained by a court of competent jurisdiction in order to be valid, binding and enforceable under applicable law or by the terms of such settlement agreement, or (iii) has been or will be submitted for approval by a court of competent jurisdiction within any time period prescribed by applicable law or such settlement agreement and the terms of such settlement otherwise remain subject to a valid, binding and enforceable settlement agreement pending such court approval (unless and until such court has decided not to approve such settlement agreement), and (b) under which the Borrower and its Subsidiaries, as applicable, have complied with all payment and other obligations.

“Recipient” means, as applicable, (a) the Administrative Agent, (b) any Lender and (c) any Issuing Bank.

“Reference Period” has the meaning assigned to such term in the definition of “Consolidated EBITDA”.

“Register” has the meaning assigned to such term in Section 9.04.

“Regulation U” means Regulation U of the Board as from time to time in effect and any successor to all or a portion thereof establishing margin requirements.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Required Lenders” means, at any time, Lenders having Revolving Credit Exposures and Unused Availability representing more than 50% of the sum of the total Revolving Credit Exposures and total Unused Availability at such time.

“Requirement of Law” means, as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

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“Responsible Officer” means the chief executive officer, president or any Financial Officer of the Borrower.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interests in the Borrower or any option, warrant or other right to acquire any such Equity Interests in the Borrower.

“Revaluation Date” means (a) with respect to any Loan, each of the following: (i) each date of a Borrowing, (ii) each date of a continuation or conversion of a Loan pursuant to Section 2.07 and (iii) such additional dates as the Administrative Agent shall determine or the Required Lenders shall require (provided that, unless an Event of Default has occurred and is continuing, no such additional date of determination shall be required more frequently than weekly); and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit, (ii) each date of an amendment, extension or renewal of any such Letter of Credit, (iii) each date of any LC Disbursement by an Issuing Bank under any Letter of Credit denominated in an Approved Alternate Currency and (iv) such additional dates as the Administrative Agent shall determine or the Required Lenders shall require (provided that, unless an Event of Default has occurred and is continuing, no such additional date of determination shall be required more frequently than weekly); provided, subject to the rights of the Administrative Agent and the Required Lenders pursuant to preceding clauses (a)(iii) and (b)(iv), for purposes of determining compliance with Sections 2.09(b) and calculating fees pursuant to Section 2.11(a) or (b), the “Revaluation Date” shall be the first Business Day of each calendar month.

“Revolving Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure and Swingline Exposure at such time.

“Revolving Loan” means a Loan made pursuant to Section 2.03.

“RJRTH” means R.J. Reynolds Tobacco Holdings, Inc., a Delaware corporation and a wholly-owned Subsidiary of the Borrower.

“S&P” means Standard & Poor’s.

“SEC” means the Securities and Exchange Commission and any successor thereto.

“Spot Rate” means, for a currency, the rate determined by the Administrative Agent to be the rate quoted by the Administrative Agent as the spot rate for the purchase by the Administrative Agent of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made (or, if the Administrative Agent does not have as of the date of determination a spot buying rate for any such currency, such spot rate from another financial institution as may be designated by the Administrative Agent), provided that for purposes of any calculation of LC Exposure used in the determination of “Required Lenders” (or the component definitions as used therein) or the Dollar Equivalent of any LC Disbursement under a Letter of Credit denominated in an Approved Alternate Currency, the Administrative Agent may use such spot rate quoted on the date as of which the foreign exchange computation is made.

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“Stated Amount” means, as to any Letter of Credit at any time, the maximum amount available to be drawn thereunder (in each case determined (i) without regard to whether any conditions to drawing thereunder could then be met, (ii) after giving effect to any step-up or increase in the maximum amount to be made available under such Letter of Credit after the issuance thereof, regardless of whether or not such step-up or increase has in fact occurred at such time but (iii) after giving effect to all previous drawings made thereunder); provided that the “Stated Amount” of each Letter of Credit denominated in an Approved Alternate Currency shall be, on any date of calculation, the Dollar Equivalent of the maximum amount available to be drawn in the applicable Approved Alternate Currency thereunder (determined (i) without regard to whether any conditions to drawing thereunder could then be met, (ii) after giving effect to any step-up or increase in the maximum amount to be made available under such Letter of Credit after the issuance thereof, regardless of whether or not such step-up or increase has in fact occurred at such time but (iii) after giving effect to all previous drawings made thereunder).

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentage (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentage shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subsidiary” means, with respect to any Person (the “parent”) at any date, (a) any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, and (b) any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held. Unless otherwise expressly provided, all references herein to “Subsidiary” shall mean a Subsidiary of the Borrower.

“Subsidiary Guarantor” means (i) each Material Subsidiary of the Borrower as of the Effective Date and (ii) each other Subsidiary of the Borrower which executes and delivers the Subsidiary Guarantee Agreement, in each case under the immediately preceding clauses (i) and (ii), unless and until such time as the respective Subsidiary ceases to constitute a Subsidiary or is released from all of its obligations under the Subsidiary Guarantee Agreement in accordance with the terms and provisions hereof and thereof.

“Subsidiary Guarantee Agreement” means the Subsidiary Guarantee Agreement substantially in the form of Exhibit B entered into (or to be entered into) by one or more Subsidiaries.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

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“Swingline Availability Period” means, as to any Swingline Lender, the period from and including the Effective Date to and including the earlier of the Swingline Maturity Date of such Swingline Lender and any other date of termination of its Swingline Commitment or the Commitments.

“Swingline Commitment” means, at any time, for each Swingline Lender, the commitment of such Swingline Lender to make Swingline Loans in an aggregate principal amount not to exceed the lesser of (x) the Commitment of such Swingline Lender (in its capacity as a Lender) at such time and (y) $50,000,000, as the same may be reduced and/or adjusted from time to time pursuant to Section 2.08, Article VII and/or Section 9.04.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means each of JPMCB and Citibank in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.04.

“Swingline Maturity Date” means, as to any Swingline Lender, the date which is five Business Days prior to the Maturity Date of such Swingline Lender (in its capacity as a Lender).

“Syndication Agent” means CGMI, in its capacity as syndication agent for the Facility.

“Taxes” means any present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, or other charges of a similar nature imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Total Commitment” means, at any time, the sum of the Commitments of each of the Lenders at such time.

“Transactions” means the execution, delivery and performance by each Loan Party of the applicable Loan Documents, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“Unrestricted” means, when referring to cash or Marketable Investments of the Borrower or any Subsidiary, that such cash or Marketable Investments (i) do not appear (and are not required to appear) as “restricted” on a consolidated balance sheet of the Borrower, (ii) are not subject to any Lien in favor of any Person (other than Liens constituting customary set-off rights in favor of banks, custodians and other financial institutions on cash management and operating accounts maintained by the Borrower and its Subsidiaries in the ordinary course of business) and (iii) are otherwise generally available for use by the Borrower or such Subsidiary.

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“Unsettled” means, with respect to any judgment, that such judgment is not subject to a Qualifying Settlement.

“Unused Availability” means, at any time, an amount equal to the excess, if any, of (i) the aggregate amount of the Commitments of all Lenders at such time over (ii) the sum of the aggregate Revolving Credit Exposures of all Lenders at such time.

“U.S. Dollars” and the sign “$” each mean the freely transferrable lawful money of the United States of America.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“U.S. Tax Certificate” has the meaning assigned to such term in Section 2.16(f)(ii)(D)(2).

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” means any Loan Party and the Administrative Agent.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04. Accounting Terms; GAAP. (a) The financial statements to be furnished to the Administrative Agent (for the benefit of the Lenders) pursuant hereto shall be made and prepared in accordance with GAAP consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by the Borrower to the Administrative Agent). Except as otherwise expressly provided herein, all terms of an accounting or financial nature (including all computations determining compliance with Section 6 (and the definitions used therein) shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the

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effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

(b) Notwithstanding any other provision contained herein, (i) all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Borrower or any of its Subsidiaries at “fair value”, as defined therein and (ii) for purposes of the computations determining compliance with Section 6, all expenses and other charges arising from any settlement of liability with respect to tobacco litigation which are required by GAAP to be retroactively applied to a previous fiscal quarter of the Borrower shall instead be accrued in the fiscal quarter in which such expenses and charges occur.

SECTION 1.05. Exchange Rates; Change of Currency. (a) The Administrative Agent shall determine the Spot Rates as of each Revaluation Date to be used for calculating the Dollar Equivalent of LC Exposure relating to Letters of Credit denominated in Approved Alternate Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than U.S. Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Administrative Agent.

(b) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify to be appropriate to reflect the (i) adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro or (ii) a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

ARTICLE II

The Credits

SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender severally agrees to make Revolving Loans in U.S. Dollars to the Borrower from time to time during its Availability Period in an aggregate principal amount that will not result in (a) such Lender’s Revolving Credit Exposure exceeding such Lender’s Commitment or (b) the total Revolving Credit Exposures exceeding the Total Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans.

SECTION 2.02. Loans and Borrowings. (a) Each Revolving Loan shall be made as part of a Borrowing consisting of Revolving Loans made by the Lenders ratably in accordance with their respective Commitments. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

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(b) Subject to Section 2.13, each Revolving Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.

(c) At the commencement of each Interest Period for any Eurodollar Revolving Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000; provided that an ABR Revolving Borrowing may be in an aggregate amount that is equal to the entire Unused Availability or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(f). Each Swingline Loan shall be in an amount that is an integral multiple of $100,000 and not less than $1,000,000. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of 15 Eurodollar Revolving Borrowings outstanding.

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date of any Lender.

SECTION 2.03. Requests for Revolving Borrowings. To request a Revolving Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of the proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e) may be given not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i) the aggregate amount of the requested Borrowing;

(ii) the date of such Borrowing, which shall be a Business Day;

(iii) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(iv) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(v) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.

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If no election as to the Type of Revolving Borrowing is specified, then the requested Revolving Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Revolving Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. Swingline Loans. (a) Subject to the terms and conditions set forth herein, each Swingline Lender severally agrees to make Swingline Loans in U.S. Dollars to the Borrower from time to time during its Swingline Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans made by such Swingline Lender exceeding the Swingline Commitment of such Swingline Lender and (ii) the total Revolving Credit Exposures exceeding the Total Commitment; provided that no Swingline Lender shall be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans. Each Swingline Loan shall be made as part of a Borrowing consisting of Swingline Loans made by the Swingline Lenders ratably in accordance with their respective Swingline Commitments. The failure of any Lender to make any Swingline Loan required to be made by it shall not relieve any other Swingline Lender of its obligations hereunder; provided that the Swingline Commitments of the Swingline Lenders are several and no Swingline Lender shall be responsible for any other Swingline Lender’s failure to make Swingline Loans as required. Notwithstanding anything to the contrary contained herein, no Swingline Lender shall make a Swingline Loan after it has received written notice from the Borrower, any other Loan Party or the Required Lenders stating that a Default or an Event of Default exists and is continuing (or any other condition to the funding of a Swingline Loan in Section 4.02 cannot be satisfied) until such time as such Swingline Lender shall have received written notice of (i) rescission of all such notices from the party or parties originally delivering such notice or notices or (ii) the waiver of such Default or Event of Default (or condition to such funding) by the Required Lenders.

(b) To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 12:00 noon, New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and the amount of the requested Swingline Loan. The Administrative Agent will promptly advise each Swingline Lender of any such notice received from the Borrower and of the amount of such Swingline Lender’s Swingline Loan to be made as part of the requested Borrowing. Each Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower with such Swingline Lender (or as otherwise agreed by such Swingline Lender and the Borrower or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e), by remittance to the applicable Issuing Bank) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c) Each Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the outstanding Swingline Loans made by such Swingline Lender. Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Swingline Loans. Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the applicable Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Swingline Loans. Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this Section 2.04(c) is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments,

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and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Lender shall comply with its obligation under this Section 2.04(c) by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the applicable Swingline Lender the amounts so received by it from the Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this Section 2.04(c), and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the applicable Swingline Lender. Any amounts received by the applicable Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by such Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this Section 2.04(c) and to the applicable Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the applicable Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this Section 2.04(c) shall not relieve the Borrower of any default in the payment thereof.

SECTION 2.05. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit denominated in U.S. Dollars or an Approved Alternate Currency for its own account, in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time during the LC Availability Period of such Issuing Bank. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the applicable Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with Section 2.05(c)), the amount of such Letter of Credit, the currency in which such Letter of Credit is to be denominated, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by an Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the total LC Exposure shall not exceed $200,000,000, (ii) the LC Exposure with respect to all Letters of Credit issued by any individual Issuing Bank shall not exceed $100,000,000 (or such greater amount as such Issuing Bank shall agree to in its sole discretion) and (iii) the total Revolving Credit Exposures shall not exceed the Total Commitment.

(c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the LC

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Termination Date; provided that, notwithstanding the foregoing, no Letter of Credit shall be issued (x) with an expiration date beyond the then Maturity Date of any Lender if after giving effect thereto the total Revolving Credit Exposures would exceed the Expected Total Commitment in effect for each day on which such Letter of Credit is to be outstanding that occurs beyond such Maturity Date or (y) with an expiration date beyond the Business Day next preceding the then Maturity Date of the Issuing Bank thereof (as to any Issuing Bank, its “LC Issuer Maturity Date”), provided, however, that, at the request of the Borrower, an Issuing Bank may in its sole discretion permit any Letter of Credit to have an expiration date after the LC Termination Date by giving written notice of such permission to the Borrower, so long as upon the date of any request of the respective Issuing Bank the Borrower shall pay to the respective Issuing Bank an amount of cash and/or cash equivalents acceptable to such Issuing Bank (in U.S. Dollars or the applicable Approved Alternate Currency as requested by such Issuing Bank) equal to 105% of the LC Exposure with respect to such Letter of Credit, such cash and cash equivalents to be held as security for the obligations of the Borrower in respect of such Letter of Credit in a cash collateral account, and pursuant to cash collateral arrangements, satisfactory to such Issuing Bank.

(d) Existing Letters of Credit. Schedule 2.05 contains a description of all letters of credit issued by any lender for the account of the Borrower pursuant to the Existing Credit Agreement and outstanding on the Effective Date (and setting forth, with respect to each such letter of credit, (i) the name of the issuing lender, (ii) the letter of credit number, (iii) the name(s) of the account party or account parties, (iv) the stated amount (including the currency in which such letter of credit is denominated), (v) the name of the beneficiary and (vi) the expiry date). Each such letter of credit, including any extension or renewal thereof (each, as amended from time to time in accordance with the terms thereof and hereof, an “Existing Letter of Credit”) shall constitute a “Letter of Credit” issued for the account of the Borrower for all purposes of this Agreement, issued, for purposes of Section 2.05, on the Effective Date and the respective issuer(s) thereof shall constitute “Issuing Bank(s)” with respect to such Letter of Credit for all purposes of this Agreement.

(e) Participations. By the issuance or renewal of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of any Issuing Bank or the Lenders, each Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the Stated Amount of such Letter of Credit. In consideration and in furtherance of the foregoing, each Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent in U.S. Dollars, for the account of such Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in Section 2.05(f) or of any reimbursement payment required to be refunded to the Borrower for any reason (for this purpose, taking the Dollar Equivalent of any LC Disbursement or other reimbursement payment made in an Approved Alternate Currency). Each Lender acknowledges and agrees that its obligation to acquire participations pursuant to this Section 2.05(e) in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(f) Reimbursement. If any Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent in U.S. Dollars an amount equal to such LC Disbursement (for this purpose, taking the Dollar Equivalent of any LC Disbursement made in an Approved Alternate Currency) not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than

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12:00 noon, New York City time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.04 that such payment be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent in U.S. Dollars its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to such Issuing Bank the amounts so received by it from the Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this Section 2.05(f), the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Lenders have made payments pursuant to this Section 2.05(f) to reimburse the applicable Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear. Any payment made by a Lender pursuant to this Section 2.05(f) to reimburse an Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(g) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in Section 2.05(f) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by any Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.05, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. None of the Administrative Agent, the Lenders or any Issuing Bank, or any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of any Issuing Bank; provided that the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by an Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the relevant Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, each Issuing Bank may, in its sole discretion, either accept and make

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payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(h) Disbursement Procedures. Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Each Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.

(i) Interim Interest. If any Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to Section 2.05(f), then Section 2.12(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the relevant Issuing Bank, except that interest accrued on and after the date of payment by any Lender pursuant to Section 2.05(f) to reimburse an Issuing Bank shall be for the account of such Lender to the extent of such payment.

(j) Replacement of Issuing Bank. Any Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of any Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.11(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(k) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders demanding the deposit of cash collateral pursuant to this Section 2.05(k), the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash (in U.S. Dollars or, if requested by the Administrative Agent in the case of any Letter of Credit denominated in an Approved Alternate Currency, such Approved Alternate Currency) equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (h) or (i) of Article VII. Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Such deposits shall not bear interest except for any interest earned on the investment of such deposits, provided that any such investments (x) shall be made at the option and sole discretion of the Administrative Agent, (y) must be approved in

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writing in advance by the Borrower, and (z) shall be at the Borrower’s risk and expense to the extent (and only to the extent) that such investments have been approved in advance in writing by the Borrower. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse each Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of the Required Lenders), be applied to satisfy other Obligations. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount, together with interest or profits, if any, thereon, shall (to the extent not applied as aforesaid) be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

SECTION 2.06. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.04. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City and designated by the Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(f) shall be remitted by the Administrative Agent to the relevant Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.06(a) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.07. Interest Elections. (a) Each Revolving Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Revolving Borrowing, shall have an initial Interest Period as specified in such Borrowing Request. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Revolving Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type resulting

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from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i) the Revolving Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Revolving Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Revolving Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Revolving Borrowing is to be an ABR Revolving Borrowing or a Eurodollar Revolving Borrowing; and

(iv) if the resulting Revolving Borrowing is a Eurodollar Revolving Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Revolving Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Revolving Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Revolving Borrowing is repaid as provided herein, at the end of such Interest Period such Revolving Borrowing shall be converted to an ABR Revolving Borrowing. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Revolving Borrowing may be converted to or continued as a Eurodollar Revolving Borrowing and (ii) unless repaid, each Eurodollar Revolving Borrowing shall be converted to an ABR Revolving Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.08. Termination and Reduction of Commitments. (a) Unless previously terminated, the Total Commitment shall terminate on the Final Maturity Date.

(b) Unless previously terminated, the Commitment of each Lender shall terminate in its entirety on such Lender’s Maturity Date.

(c) Unless previously terminated, the Swingline Commitment of each Swingline Lender shall terminate on the Swingline Maturity Date of such Swingline Lender.

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(d) The Borrower may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000, (ii) the Borrower shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.10, the Revolving Credit Exposures would exceed the Total Commitment and (iii) at any time within the 30 days prior to the Maturity Date of any Non-Continuing Lender and so long as no Event of Default then exists, the Borrower may terminate the Commitment of such Non-Continuing Lender, provided that (x) all Loans, together with unpaid accrued interest thereon and all accrued but unpaid fees pursuant to Section 2.11, of such Non-Continuing Lender are repaid or paid, as applicable, in full and (y) after giving effect to such termination and repayment, the sum of the Revolving Credit Exposures does not exceed the Total Commitment.

(e) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under Section 2.08(d) at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments shall be permanent. Each reduction of the Commitments shall be made ratably among the Lenders in accordance with their respective Commitments.

SECTION 2.09. Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan made by such Lender on such Lender’s Maturity Date and (ii) to each Swingline Lender the then unpaid principal amount of each Swingline Loan made by such Swingline Lender on the Swingline Maturity Date of such Swingline Lender and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made; provided that on each date that a Revolving Borrowing is made, the Borrower shall repay all Swingline Loans then outstanding.

(b) If on any date the sum of (x) the aggregate outstanding principal amount of Revolving Loans and Swingline Loans (after giving effect to all other repayments thereof on such date) and (y) the aggregate amount of LC Exposure on such date, exceeds the Total Commitment as then in effect, the Borrower shall repay on such date, the principal of Swingline Loans, and if no Swingline Loans are or remain outstanding, the principal of Revolving Loans in an aggregate amount equal to such excess. If, after giving effect to the prepayment of all outstanding Swingline Loans and all outstanding Revolving Loans, the aggregate amount of LC Exposure exceeds the Total Commitment as then in effect, the Borrower shall pay to the Administrative Agent (at its office identified in Section 2.17) on such date an amount in cash and/or cash equivalents (in U.S. Dollars or, if requested by the Administrative Agent in the case of any LC Exposure with respect to a Letter of Credit denominated in an Approved Alternate Currency, such Approved Alternate Currency) equal to such excess (up to the aggregate amount of LC Exposure at such time) and the Administrative Agent shall hold such payment as security for the Obligations of the Borrower to the Lenders hereunder pursuant to a cash collateral agreement to be entered into in form and substance reasonably satisfactory to the Administrative Agent. If the Borrower is required to provide an amount of cash collateral pursuant to this Section 2.09(b), such amount, together with interest or profits, if any, thereon, shall (so long as no Default has occurred and is continuing) be returned to the Borrower within five Business Days after the date on which the requirements of the foregoing sentence would cease to require such cash collateralization.

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(c) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(d) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(e) The entries made in the accounts maintained pursuant to Section 2.09(c) or (d) shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(f) Any Lender may request that Loans made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the payee named therein (or to such payee and its registered assigns).

SECTION 2.10. Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to prior notice in accordance with Section 2.10(b).

(b) The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, each Swingline Lender) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Revolving Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Revolving Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08. Promptly following receipt of any such notice relating to a Revolving Borrowing, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Revolving Borrowing shall be in an amount that would be permitted in the case of an advance of a Revolving Borrowing of the same Type as provided in Section 2.02. Each prepayment of a Revolving Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing, provided that (x) at the Borrower’s election in connection with any prepayment pursuant to this Section 2.10(b), such prepayment shall not be applied to any Revolving Loan of a Defaulting Lender and (y) the Borrower may repay the Revolving Loans of a Non-Continuing Lender in connection with the termination of the Commitments of such Non-Continuing Lender in accordance with the requirements of clause (iii) of the proviso appearing in Section 2.08(d) without any accompanying repayment of the Revolving Loans of the other Lenders, so long as all amounts, if any, due and owing to such Lender (and any other Lenders) pursuant to Section 2.15 are paid at such time. Each prepayment of a Swingline Borrowing shall be applied ratably to the Swingline Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12.

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SECTION 2.11. Fees. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a facility fee (a “Facility Fee”), which shall accrue at the Applicable Rate on the daily amount of the Commitment of such Lender (whether used or unused) during the period from and including the Effective Date to but excluding the date on which such Commitment terminates; provided that, if such Lender continues to have any Revolving Credit Exposure after its Commitment terminates, then such Facility Fee shall continue to accrue on the daily amount of such Lender’s Revolving Credit Exposure from and including the date on which its Commitment terminates to but excluding the date on which such Lender ceases to have any Revolving Credit Exposure. Accrued Facility Fees shall be payable in U.S. Dollars in arrears on the third Business Day after the last day of March, June, September and December of each year and on the date on which the Commitment of the applicable Lender terminates, commencing on the first such date to occur after the date hereof; provided that any Facility Fees accruing after the date on which the Commitment of such Lender terminates shall be payable on demand. All Facility Fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Lender in U.S. Dollars a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurodollar Revolving Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank in U.S. Dollars a fronting fee, which shall accrue at the rate or rates per annum separately agreed upon between the Borrower and such Issuing Bank on the average daily amount of the LC Exposure with respect to Letters of Credit issued by such Issuing Bank (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of the termination of the Commitment of such Issuing Bank and the date on which there ceases to be any LC Exposure with respect to Letters of Credit issued by such Issuing Bank, as well as each Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitment of such Lender or Issuing Bank, as the case may be, terminates and any such fees accruing after the date on which such Commitment terminates shall be payable on demand. Any other fees payable to any Issuing Bank pursuant to this Section 2.11(b) shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to any Issuing Bank, in the case of fees payable to it) for distribution, in the case of Facility Fees and Letters of Credit participation fees, to the Lenders. Fees paid shall not be refundable under any circumstances.

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SECTION 2.12. Interest. (a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each Eurodollar Revolving Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Revolving Borrowing plus the Applicable Rate.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding clauses of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans as provided in Section 2.12(a).

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitment of any Lender which has made such Loan (or, in the case of a Swingline Loan, the Swingline Commitment of any Swingline Lender which made such Swingline Loan); provided that (i) interest accrued pursuant to Section 2.12(c) shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Availability Period of the applicable Lenders), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Revolving Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate, Adjusted LIBO Rate or LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.13. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate or the LIBO Rate, as applicable, for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Revolving Borrowing to, or continuation of any Revolving Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Revolving Borrowing, such Borrowing shall be made as an ABR Borrowing; provided that if the circumstances giving rise to such notice affect only one Type of Borrowings, then the other Type of Borrowings shall be permitted.

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SECTION 2.14. Increased Costs. (a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or any Issuing Bank; or

(ii) impose on any Lender or any Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein; or

(iii) subject any Recipient to any Taxes on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto (other than (A) Indemnified Taxes and (B) Other Connection Taxes on gross or net income, profits or revenue (including value-added or similar Taxes));

and the result of any of the foregoing shall be to increase the cost to such Lender or such other Recipient of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender, such Issuing Bank or such other Recipient of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender, such Issuing Bank or such other Recipient hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender, such Issuing Bank or such other Recipient, as the case may be, such additional amount or amounts as will compensate such Lender, such Issuing Bank or such other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b) If any Lender or any Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in Section 2.14(a) or (b) shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or such Issuing Bank, as the case may be,

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notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.15. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurodollar Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10(b) and is revoked in accordance therewith) or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.18, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.

SECTION 2.16. Withholding of Taxes; Gross-Up. (a) Each payment by any Loan Party under any Loan Document shall be made without withholding for any Taxes, unless such withholding is required by any law. If any Withholding Agent determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such Withholding Agent may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law. If such Taxes are Indemnified Taxes, then the amount payable by such Loan Party shall be increased as necessary so that, net of such withholding (including such withholding applicable to additional amounts payable under this Section), the applicable Recipient receives the amount it would have received had no such withholding been made.

(b) Payment of Other Taxes by the Borrower. The Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Evidence of Payments. As soon as practicable after any payment of Indemnified Taxes by any Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(d) Indemnification by the Borrower. The Loan Parties shall jointly and severally indemnify each Recipient for any Indemnified Taxes that are paid or payable by such Recipient in connection with any Loan Document (including amounts paid or payable under this Section 2.16(d)) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity

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under this Section 2.16(d) shall be paid within 10 days after the Recipient delivers to any Loan Party a certificate stating the amount of any Indemnified Taxes so paid or payable by such Recipient and describing in reasonable detail the basis for the indemnification claim. Such certificate shall be conclusive of the amount so paid or payable absent manifest error. Such Recipient shall deliver a copy of such certificate to the Administrative Agent.

(e) Indemnification by the Lenders. Each Lender shall severally indemnify the Administrative Agent for any Taxes (but, in the case of any Indemnified Taxes, only to the extent that any Loan Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so) attributable to such Lender that are paid or payable by the Administrative Agent in connection with any Loan Document and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 2.16(e) shall be paid within 10 days after the Administrative Agent delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the Administrative Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error.

(f) Status of Lenders. (i) Any Lender that is entitled to an exemption from, or reduction of, any applicable withholding Tax with respect to any payments under any Loan Document shall deliver to the Borrower and the Administrative Agent, at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation required by law as will permit such payments to be made without, or at a reduced rate of, withholding. In addition, any Lender, if requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to any withholding (including backup withholding) or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of any documentation described in Section 2.16(f)(iii) shall not be required if in the Lender’s judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Upon the reasonable request of such Borrower or the Administrative Agent, any Lender shall update any form or certification previously delivered pursuant to this Section 2.16(f). If any form or certification previously delivered pursuant to this Section 2.16 expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly (and in any event within 10 days after such expiration, obsolescence or inaccuracy) notify such Borrower and the Administrative Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.

(ii) Without limiting the generality of the foregoing, any Lender with respect to the Borrower shall, if it is legally eligible to do so, deliver to the Borrower and the Administrative Agent except, in the case of 2.16(f)(ii)(E) below with respect to a participating Lender, only to the relevant Lender (in such number of copies reasonably requested by such Borrower and the Administrative Agent) on or prior to the date on which such Lender becomes a party hereto, duly completed and executed copies of whichever of the following is applicable:

(A) in the case of a Lender that is a U.S. Person, IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

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(B) in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (1) with respect to payments of interest under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under this Agreement, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(C) in the case of a Non-U.S. Lender for whom payments under this Agreement constitute income that is effectively connected with such Lender’s conduct of a trade or business in the United States, IRS Form W-8ECI;

(D) in the case of a Non-U.S. Lender claiming the benefits of the exemption for “portfolio interest” under Section 881(c) of the Code both (1) IRS Form W-8BEN and (2) a certificate substantially in the form of Exhibit C (a “U.S. Tax Certificate”) certifying that such Lender is not (a) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (b) a “10-percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (c) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code; or

(E) in the case of a Non-U.S. Lender that is not the beneficial owner of payments made under this Agreement (including a partnership or a participating Lender) (1) an IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (A), (B), (C), (D) and (F) of this Section 2.16(f)(ii) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender; provided, however, that if the Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide a U.S. Tax Certificate on behalf of such partners.

(iii) If a payment made to a Lender under any Loan Document would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA, such Lender shall deliver to the Withholding Agent, at the time or times prescribed by law such documentation prescribed by applicable law. Solely for purposes of this Section 2.16(f)(iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(g) Treatment of Certain Refunds. If any Recipient determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 2.16 (including additional amounts paid pursuant to this Section 2.16), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid to such indemnified party pursuant to the previous sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.16(g), in no event will any indemnified party be required to pay any amount to any indemnifying party pursuant to this Section 2.16(g) if such payment would place such indemnified party in a less favorable position (on a net after-Tax basis) than such indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid and no indemnified party shall be required to pay any amounts pursuant to this Section 2.16(g) at any time when a Default exists. This Section 2.16(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the indemnifying party or any other Person.

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(h) Survival. Each party’s obligations under this Section 2.16 shall survive any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other obligations under any Loan Document.

SECTION 2.17. Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) The Borrower shall make each payment required to be made by it hereunder (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.14, 2.15 or 2.16, or otherwise) prior to 12:00 noon, New York City time, on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 270 Park Avenue, New York, New York, except payments to be made directly to an Issuing Bank or a Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.14, 2.15, 2.16 and 9.03 shall be made directly to the Persons entitled thereto. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment hereunder shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments hereunder shall be made in U.S. Dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements (for this purpose, taking the Dollar Equivalent of any LC Disbursement made in an Approved Alternate Currency) then due to such parties.

(c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (in U.S. Dollars) (for cash at face value) participations in the Revolving Loans and participations in LC Disbursements (for purposes of any participation in an LC Disbursement under a Letter of Credit denominated in an Approved Alternate Currency, taking the Dollar equivalent of such LC Disbursement) and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans and participations in LC Disbursements (for purposes of any participation in an LC Disbursement made under a Letter of Credit denominated in an Approved Alternate Currency, taking the Dollar equivalent of such LC Disbursement) and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this Section 2.17(c) shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including

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non-pro rata payments expressly contemplated by Sections 2.10(b) and 2.09(a) (in connection with the earlier Maturity Date of a given Lender) or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this Section 2.17(c) shall apply)). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Banks hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders or the applicable Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the applicable Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(e) or (f), 2.06(b), 2.17(d) or 9.03(d), then the Administrative Agent may, in its discretion and notwithstanding any contrary provision hereof, (i) apply any amounts thereafter received by the Administrative Agent for the account of such Lender and for the benefit of the Administrative Agent, each Swingline Lender or each Issuing Bank to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid, and/or (ii) hold any such amounts in a segregated account as cash collateral for, and application to, any future funding obligations of such Lender under such Sections. In the case of each of (i) and (ii) above, in any order as determined by the Administrative Agent in its discretion.

SECTION 2.18. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.14, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If (w) any Lender becomes a Non-Continuing Lender at any time after the applicable Extension Response Date occurring after the Effective Date, (x) any Lender requests compensation under Section 2.14, (y) the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, or (z) any Lender becomes a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests,

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rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent and each Issuing Bank, which consent shall not unreasonably be withheld or delayed, (ii) such Lender shall have received payment (in U.S. Dollars) of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements (for purposes of any participation in an LC Disbursement made under a Letter of Credit denominated in an Approved Alternate Currency, taking the Dollar equivalent of such LC Disbursement) and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a reduction in such compensation or payments and (iv) in the case of the replacement of any Lender that is a Non-Continuing Lender as contemplated by clause (w) above, the Maturity Date applicable to the assignee’s Commitment shall be the Final Maturity Date then in effect. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 2.19. Defaulting Lenders. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to Section 2.11;

(b) the Commitment and Revolving Credit Exposure of such Defaulting Lender shall not be included in determining whether all Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 9.02), provided that any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender shall require the consent of such Defaulting Lender;

(c) if any Swingline Exposure or LC Exposure exists at the time a Lender becomes a Defaulting Lender then:

(i) all or any part of such Swingline Exposure and LC Exposure shall be reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent (x) the sum of all non-Defaulting Lenders’ Revolving Credit Exposures plus such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments and (y) the conditions set forth in Section 4.02 are satisfied at such time; and

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one (1) Business Day following notice by the Administrative Agent (x) first, prepay such Swingline Exposure and (y) second, cash collateralize such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.05(k) for so long as such LC Exposure is outstanding;

(iii) if the Borrower cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to this Section 2.19(c), the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.11(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

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(iv) if the LC Exposure of the non-Defaulting Lenders is reallocated pursuant to this Section 2.19(c), then the fees payable to the Lenders pursuant to Section 2.11(b) shall be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; or

(v) if any Defaulting Lender’s LC Exposure is neither cash collateralized nor reallocated pursuant to this Section 2.19(c), then, without prejudice to any rights or remedies of any Issuing Bank or any Lender hereunder, all Facility Fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that was utilized by such LC Exposure) and letter of credit fees payable under Section 2.11(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to the applicable Issuing Bank until such LC Exposure is cash collateralized and/or reallocated; and

(d) so long as any Lender is a Defaulting Lender, no Swingline Lender shall be required to fund any Swingline Loan and no Issuing Bank shall be required to issue, amend, renew or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.19(c), and participating interests in any such newly issued or increased Letter of Credit or newly made Swingline Loan shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.19(c)(i) (and Defaulting Lenders shall not participate therein).

In the event that the Administrative Agent, the Borrower, each Issuing Bank and each Swingline Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swingline Loans) as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage.

SECTION 2.20. Incremental Commitments. (a) The Borrower may at any time or from time to time after the Effective Date, by notice to the Administrative Agent, request one or more increases in the amount of the Commitments (each such increase, a “Commitment Increase”), provided that (i) both at the time of any such request and upon the effectiveness of any Incremental Amendment referred to below, (x) no Default shall exist and (y) all representations and warranties in this Agreement or any other Loan Document shall be true and correct in all material respects and (ii) the aggregate amount of all Commitment Increases pursuant to this Section 2.20, when added to the initial aggregate amount of the Lenders’ Commitments on the Effective Date, shall not exceed $1,000,000,000. Each Commitment Increase shall be in an aggregate principal amount that is not less than $20,000,000 (provided that such amount may be less than $20,000,000 if such amount represents all remaining availability under the limit set forth in the next sentence). Each notice from the Borrower pursuant to this Section 2.20 shall set forth the requested amount of the relevant Commitment Increase. Commitment Increases may be provided, by any existing Lender or by any other bank or other financial institution (any such other bank or other financial institution being called an “Additional Lender”), provided that the Administrative Agent shall have consented (such consent not to be unreasonably withheld or delayed) to such Lender’s or Additional Lender’s providing such Commitment Increases if such consent would be required under Section 9.04 for an assignment of Revolving Loans or Commitments, as applicable, to such Lender or Additional Lender. Commitments in respect of Commitment Increases shall become Commitments (or in the case of a Commitment Increase to be provided by an existing Lender, an increase in such Lender’s Commitment) under this Agreement pursuant to an amendment (an “Incremental Amendment”) to this Agreement,

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executed by the Borrower, each Lender agreeing to provide such Commitment Increase, if any, each Additional Lender, if any, and the Administrative Agent. The Incremental Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.20. The effectiveness of any Incremental Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 4.02 (it being understood that all references to “the occasion of any Borrowing” or “issuance, amendment, renewal or extension of a Letter of Credit” or similar language in such Section 4.02 shall be deemed to refer to the effective date of such Incremental Amendment) and such other conditions as the parties thereto shall agree. The Borrower will use the proceeds of the Commitment Increases for any purpose not prohibited by this Agreement. No Lender shall be obligated to provide any Commitment Increases, unless it so agrees. Upon each increase in the Commitments pursuant to this Section 2.20, (a) each Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each Lender providing a portion of the Commitment Increase (each, a “Commitment Increase Lender”) in respect of such increase, and each such Commitment Increase Lender will automatically and without further act be deemed to have assumed, a portion of such Lender’s participations hereunder in outstanding Letters of Credit and Swingline Loans such that, after giving effect to each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding (i) participations hereunder in Letters of Credit and (ii) participations hereunder in Swingline Loans held by each Lender (including each such Commitment Increase Lender) will equal the percentage of the Total Commitment represented by such Lender’s Commitment and (b) if, on the date of such increase, there are any Revolving Loans outstanding, such Revolving Loans shall on or prior to the effectiveness of such Commitment Increase be prepaid from the proceeds of additional Revolving Loans made hereunder (reflecting such increase in Commitments), which prepayment shall be accompanied by accrued interest on the Revolving Loans being prepaid and any costs incurred by any Lender in accordance with Section 2.15. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

(b) This Section 2.20 shall supersede any provisions in Section 2.17 or 9.02 to the contrary.

SECTION 2.21. Maturity Date Extensions. Prior to (but not less than 60 days nor more than 90 days prior to) the applicable Extension Date, the Borrower may make a written request to the Administrative Agent, who shall forward a copy of each such request to each of the Continuing Lenders, that the Final Maturity Date then in effect be extended to the date occurring twelve (12) months after such existing Final Maturity Date. Such request shall be accompanied by a certificate of a Financial Officer of the Borrower stating that no Default has occurred and is continuing. If, by the date (each, an “Extension Response Date”) which is 30 days prior to the applicable Extension Date, Continuing Lenders which are not Defaulting Lenders holding at least a majority of the Commitments held by Continuing Lenders which are not Defaulting Lenders agree thereto in writing, the Final Maturity Date, and the Maturity Date of each Continuing Lender then consenting, shall be automatically extended to the date occurring twelve (12) months after the then existing Final Maturity Date. In the event that the Borrower has not obtained the requisite percentage of Continuing Lenders to permit an extension by the relevant Extension Response Date, the Borrower may extend the deadline for obtaining such percentage to the 30th day following such Extension Response Date in order to take such actions with respect to any Lender that is a Non-Continuing Lender after giving effect to such Extension Response Date in order to obtain the requisite percentage of Lenders constituting Continuing Lenders to permit such extension (including actions contemplated by Section 2.18). The Administrative Agent shall notify the Borrower and each Lender of the effectiveness of any such extension. No Lender shall be obligated to grant any extensions pursuant to this Section 2.21, and any such extension shall be in the sole discretion of each of them. A Lender’s

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Maturity Date shall not be so extended pursuant to this Section 2.21 for (x) any Lender that is a Non-Continuing Lender at the time such request for extension is made and (y) any Continuing Lender at the time of such request that has not consented in writing, within the time specified above, to any such request for the extension thereof. It is understood and agreed that the Borrower shall have a total of two (2) opportunities to request an extension pursuant to this Section 2.21 and that each of such extension (if validly effected pursuant to this Section 2.21) shall extend the Final Maturity Date then in effect by twelve (12) months.

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Lenders that:

SECTION 3.01. Organization; Powers. Each Loan Party and its Material Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02. Authorization; Enforceability. The Transactions are within each Loan Party’s corporate powers and have been duly authorized by all necessary corporate and, if required, shareholder action. Each Loan Document has been duly executed and delivered by each Loan Party party thereto, and constitutes a legal, valid and binding obligation of each Loan Party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect, (b) will not violate any material applicable law or regulation or the charter, by-laws or other organizational documents of any Loan Party or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture or other material agreement or instrument binding upon the Borrower or any of its Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by the Borrower or any of its Subsidiaries, and (d) will not result in the creation or imposition of any Lien on any asset of the Borrower or any of its Subsidiaries.

SECTION 3.04. Financial Condition; No Material Adverse Effect. (a) The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and statements of income, shareholders’ equity and cash flows (i) as of and for the fiscal year ended December 31, 2010, reported on by KPMG LLC, independent public accountants, and (ii) as of and for the fiscal quarter and the portion of the fiscal year ended March 31, 2011 certified by its chief financial officer. Such financial statements present fairly, in all material respects, the financial condition and results of operations and cash flows of the Borrower and its consolidated Subsidiaries as of such dates and for such periods in accordance with GAAP, subject to year-end audit adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b) Since December 31, 2010, there has been no event, occurrence or development that, individually or in the aggregate, has had a Material Adverse Effect.

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SECTION 3.05. Properties. (a) Each Loan Party and its Material Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business, except for minor defects in title that do not interfere in any material respect with its ability to conduct its business as currently conducted or to utilize such properties for their intended purposes.

(b) Each of the Borrower and its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by the Borrower and its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.06. Litigation and Environmental Matters. (a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of the Borrower, threatened against or affecting the Borrower or any of its Subsidiaries (i) that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve this Agreement, the other Loan Documents or the Transactions.

(b) Except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither the Borrower nor any of its Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

(c) Since the Effective Date, there has been no change in the status of the Disclosed Matters that, individually or in the aggregate, has had a Material Adverse Effect.

SECTION 3.07. Compliance with Laws and Contractual Obligations. Each of the Borrower and its Subsidiaries is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property and all Contractual Obligations binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No Default has occurred and is continuing.

SECTION 3.08. Use of Proceeds; Margin Regulations; Investment Company Status. (a) All proceeds of the Loans and Letters of Credit shall be utilized for the general corporate and working capital purposes of the Borrower and its Subsidiaries (including, without limitation, (i) to support Permitted Obligations, (ii) to replace Existing Letters of Credit, (iii) to effect Permitted Litigation Bonding, (iv) to pay, satisfy and/or otherwise discharge judgments rendered against the Borrower or any other Subsidiary from time to time, (v) to refinance Indebtedness and to back up commercial paper issued by the Borrower, and (vi) to make payments under the Master Settlement Agreement and under any other settlement agreement in respect of tobacco litigation that the Borrower and/or any of its Subsidiaries is now or hereafter party to or bound by).

(b) Neither the making of any Loan hereunder or issuance of any Letter of Credit, nor the use of the proceeds thereof, will violate or be inconsistent with the provisions of Regulations of the Board, including Regulations T, U and X, and no part of the proceeds of any Loan or any Letter of Credit will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock. Not more than 25% of the value of the assets of the Borrower and their respective Subsidiaries is represented by Margin Stock.

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(c) Neither of the Borrower nor any of its Subsidiaries is an “investment company”, or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. Neither the Borrower nor any of its Subsidiaries is subject to regulation under any Requirement of Law (other than Regulation X of the Board) that limits its ability to incur Indebtedness.

SECTION 3.09. Taxes. Each of the Borrower and its Material Subsidiaries has timely filed or caused to be filed all material Tax returns and reports required to have been filed (after giving effect to all valid filing extensions) and has paid or caused to be paid all material Taxes required to have been paid by it, except Taxes that are being contested in good faith by appropriate proceedings and for which the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves.

SECTION 3.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.11. Disclosure. As of the Effective Date, the Borrower has disclosed to the Lenders all material agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject. Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of the Borrower in writing to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) (in each case, taken as a whole) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time, it being recognized by the Administrative Agent and the Lenders that such projected financial information should not be viewed as facts, and that actual results will differ from such projected financial information and such differences may be material.

SECTION 3.12. Subsidiaries. On and as of the Effective Date, the Borrower has no Subsidiaries other than those Subsidiaries listed on Schedule 3.12. Schedule 3.12 correctly sets forth, as of the Effective Date, (x) the percentage ownership (direct and indirect) of the Borrower in each class of capital stock or other Equity Interests of each of its Subsidiaries and also identified the direct owner thereof and (y) the name of each Material Subsidiary, each Subsidiary which is not a Material Subsidiary and each Non-Guarantor Subsidiary. All outstanding shares of Equity Interests of each Subsidiary of the Borrower have been duly and validly issued, are fully paid and non-assessable and have been issued free of preemptive rights.

ARTICLE IV

Conditions

SECTION 4.01. Effective Date. The obligations of the Lenders to make Loans and of each Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):

(a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

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(b) The Administrative Agent shall have received written opinions (each addressed to the Administrative Agent and the Lenders and dated the Effective Date) of (i) Kilpatrick Townsend & Stockton LLP, counsel for the Borrower, (ii) Betzer, Roybal & Eisenberg P.C., New Mexico counsel for the Borrower and (iii) the Deputy General Counsel of the Borrower, each in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Loan Party, the authorization of the Transactions and any other legal matters relating to each Loan Party, this Agreement or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent and its counsel.

(d) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of the Borrower, confirming compliance with the conditions set forth in Sections 4.02(a) and (b).

(e) The Administrative Agent and each Lender shall have received all fees and other amounts due and payable to the Administrative Agent and such Lender, respectively, on or prior to the Effective Date, including, to the extent invoiced a reasonable time prior to the Effective Date, reimbursement or payment of all out-of-pocket expenses of the Administrative Agent required to be reimbursed or paid by the Borrower hereunder.

(f) On or prior to the Effective Date, all material governmental, regulatory and third party approvals necessary to consummate the financing transactions contemplated by this Agreement and the other Loan Documents and for the continuing operations of the Borrower and its Subsidiaries taken as a whole, shall have been obtained and remain in full force and effect.

(g) On the Effective Date, (i) no litigation shall be pending or threatened in writing with respect to this Agreement, any other Loan Document or the Transactions and (ii) except for the Disclosed Matters, since December 31, 2010, no litigation shall be pending or threatened in writing which has had, or could reasonably be expected to result in, a Material Adverse Effect.

(h) No event, development or circumstance shall have occurred since December 31, 2010 that has had, or could reasonably be expected to result in, a Material Adverse Effect.

(i) Each Material Subsidiary of the Borrower and each other Subsidiary of the Borrower (other than a Subsidiary identified as a Non-Guarantor Subsidiary on Schedule 3.12) shall have duly authorized, executed and delivered a Subsidiary Guarantee Agreement substantially in the form of Exhibit B hereto, and the Subsidiary Guarantee Agreement shall be in full force and effect.

(j) All loans and other obligations of the Borrower and its Subsidiaries with respect to the Existing Credit Agreement shall have been paid in full and all commitments, letters of credit and guarantees in connection therewith shall have been terminated and/or released (or, in the case of Existing Letters of Credit, incorporated hereunder as Letters of Credit as contemplated by Section 2.05(d)), all to the reasonable satisfaction of the Administrative Agent. On the Effective Date (immediately prior to giving effect thereto), no Default or Event of Default under, and as defined in, the Existing Credit Agreement shall have occurred and be continuing.

(k) Each Lender shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including, without limitation, the Patriot Act.

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The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of each Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 3:00 p.m., New York City time, on July 29, 2011 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of each Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a) The representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable (except to the extent any such representation or warranty speaks only as of a previous date, in which case it was true and correct in all material respects on and as of such date); provided, that, any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on such respective dates.

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in Sections 4.02(a) and (b).

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated (or been cash collateralized or back-stopped on terms satisfactory to each Issuing Bank) and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 5.01. Financial Statements; Ratings Change and Other Information. The Borrower will furnish to the Administrative Agent and each Lender:

(a) within 100 days after the end of each fiscal year of the Borrower, its audited consolidated balance sheet and related statements of income, shareholders’ equity and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by KPMG LLC or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied;

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(b) within 55 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower, its consolidated balance sheet and related statements of income, shareholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by one of its Financial Officers as presenting fairly in all material respects the financial condition and results of operations of the Borrower and its consolidated Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under clause (a) or (b) above, a compliance certificate of a Financial Officer of the Borrower in the form of Exhibit D (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) certifying compliance with Section 6.04 for the applicable period and setting forth reasonably detailed calculations demonstrating such compliance, (iii) stating whether any material change in GAAP or in the application thereof has occurred since the date of the audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate and attaching appropriate reconciliation work-sheets, and (iv) in the case of the delivery of financial statements under clause (a) above (and, if requested by the Administrative Agent, under clause (b) above for any fiscal quarter ended on June 30 of any fiscal year), identifying the legal names of all Material Subsidiaries;

(d) concurrently with any delivery of financial statements under clause (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(e) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the SEC, or any Governmental Authority succeeding to any or all of the functions of the SEC, or distributed by the Borrower or any Subsidiary to its shareholders generally, as the case may be;

(f) promptly after Moody’s or S&P shall have announced a change in the rating established or deemed to have been established for the Facility, written notice of such rating change; and

(g) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of the Borrower or any Subsidiary, or compliance with the terms of this Agreement, as the Administrative Agent or any Lender (through the Administrative Agent) may reasonably request.

Notwithstanding the foregoing, to the extent the Borrower files the information and reports referred to in clause (e) above with the SEC and such information is publicly available on the Internet, the Borrower shall be deemed to be in compliance with its obligations to furnish such information and reports to the Administrative Agent pursuant to clause (e).

SECTION 5.02. Notices of Material Events. The Borrower will furnish to the Administrative Agent and each Lender prompt written notice of the following (promptly upon a Responsible Officer obtaining knowledge thereof):

(a) the occurrence of any Default;

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(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting the Borrower or any Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect; and

(d) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section 5.02 shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Existence; Conduct of Business. The Borrower will, and will cause each of its Material Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

SECTION 5.04. Payment of Obligations. The Borrower will, and will cause each of its Subsidiaries to, pay its material obligations, including material Tax liabilities, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.05. Maintenance of Properties; Insurance. The Borrower will, and will cause each of its Material Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, and subject to the occurrence of casualty events, and (b) maintain, with financially sound and reputable insurance companies, insurance in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar businesses operating in the same or similar locations.

SECTION 5.06. Books and Records; Inspection Rights. The Borrower will, and will cause each of its Material Subsidiaries to, keep proper books of record and account in which entries that are full, true and correct in all material respects are made of all dealings and transactions in relation to its business and activities. The Borrower will, and will cause each of its Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested.

SECTION 5.07. Compliance with Laws and Contractual Obligations. The Borrower will, and will cause each of its Subsidiaries to, comply with all laws (including Environmental Laws and the applicable provisions of ERISA), rules, regulations and orders of any Governmental Authority applicable to it or its property and all Contractual Obligations binding upon it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

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SECTION 5.08. Use of Proceeds and Letters of Credit. The proceeds of the Loans and Letters of Credit will be used only for general corporate and working capital purposes of the Borrower and its Subsidiaries (including, without limitation, (i) to support Permitted Obligations, (ii) to replace Existing Letters of Credit, (iii) to effect Permitted Litigation Bonding, (iv) to pay, satisfy and/or otherwise discharge judgments rendered against the Borrower or any other Subsidiary from time to time, (v) to refinance Indebtedness and to back up commercial paper issued by the Borrower, and (vi) to make payments under the Master Settlement Agreement and under any other settlement agreement in respect of tobacco litigation that the Borrower and/or any of its Subsidiaries is now or hereafter party to or bound by). No part of the proceeds of any Loan or Letter of Credit will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X. After application of the proceeds of any Loan or Letter of Credit, not more than 25% of the value of the assets of the Borrower and its Subsidiaries will be represented by Margin Stock.

SECTION 5.09. Subsidiary Guarantee Agreement; Further Assurances. (a) The Borrower agrees to (i) cause each Material Subsidiary of the Borrower established, created or acquired after the Effective Date to execute and deliver a counterpart to the Subsidiary Guarantee Agreement (and/or an assumption agreement in form and substance reasonably satisfactory to the Administrative Agent pursuant to which such Subsidiary shall become a party to the Subsidiary Guarantee Agreement) and thereby guaranty all Obligations and (ii) cause to be delivered to the Administrative Agent opinions of counsel and such certificates, resolutions and other documents as may be reasonably requested by the Administrative Agent in connection with the execution and delivery of the documentation described in preceding clause (i). The actions required above by this Section 5.09(a) shall be completed not later than 30 days after the establishment, creation or acquisition of the applicable Material Subsidiary (or such later date as agreed by the Administrative Agent in its sole discretion).

(b) In the event that (i) any Subsidiary that is not then a Subsidiary Guarantor constitutes a “Material Subsidiary” in accordance with the definition thereof on the last day of the then most recent fiscal year for which financial statements have been (or are required to be) furnished pursuant to Section 5.01(a) (and, upon written notice by the Administrative Agent to the Borrower, at the last day of the period of four consecutive fiscal quarters ended prior to the date on which financial statements have been (or are required to be) furnished pursuant to Section 5.01(b) for the fiscal quarter ended June 30) or (ii) the Borrower is obligated to designate one or more additional Subsidiaries as “Material Subsidiaries” as a result of the operation of the first proviso in the first sentence of the definition of “Material Subsidiary”, then the Borrower shall promptly (and in any event within ten Business Days after the date such financial statements are so delivered or required to be so delivered) cause such Subsidiary to take the actions described in Section 5.09(a) as if such Subsidiary had been newly created by the Borrower at such time.

(c) Notwithstanding anything to the contrary contained in Section 5.09(a) or (b), in no event shall any Foreign Subsidiary which becomes a Material Subsidiary after the Effective Date be required to comply with the requirements of Section 5.09(a) or (b), unless either (i) such Foreign Subsidiary would constitute a “Material Subsidiary” pursuant to clause (i) or (ii) of the first sentence of the definition thereof (but, for this purpose only, assuming each percentage set forth therein was 15.0% instead of 10.0%) or (ii) such Foreign Subsidiary would otherwise be required to be designated by the Borrower as a “Material Subsidiary” pursuant to the first proviso appearing in the first sentence of the definition thereof, (but, for this purpose only, (x) assuming that each percentage set forth in such proviso was 20.0% instead of 15% and (y) after giving effect to any prior or concurrent designation by the Borrower of any Domestic Subsidiary as a “Material Subsidiary”).

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ARTICLE VI

Negative Covenants

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees payable hereunder have been paid in full and all Letters of Credit have expired or terminated (or been cash collateralized or back-stopped on terms satisfactory to each Issuing Bank) and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Lenders that:

SECTION 6.01. Liens. (a) The Borrower will not, and will not permit any of its Subsidiaries to:

(i) mortgage or pledge as security for any Indebtedness any Principal Property of the Borrower or any of its Subsidiaries, whether such Principal Property is owned on the Effective Date or hereafter acquired, unless the Borrower secures or causes such Subsidiary to secure the Obligations equally and ratably with all Indebtedness secured by such mortgage or pledge, so long as such Indebtedness shall be so secured; and

(ii) mortgage or pledge as security for any Indebtedness any shares of stock, Indebtedness or other obligations of a Subsidiary of the Borrower held by or owed to any of the Borrower or such Subsidiary, whether such shares of stock, Indebtedness or other obligations are owned on the Effective Date or hereafter acquired, unless the Borrower secures or causes such Subsidiary to secure the Obligations equally and ratably with all such Indebtedness secured by such mortgage or pledge, so long as such Indebtedness shall be so secured; provided, however, that this covenant shall not apply in the case of:

(A) the creation of any mortgage, pledge or other Lien on any shares of stock, Indebtedness or other obligations of a Subsidiary or any Principal Property hereafter acquired (including acquisitions by way of merger or consolidation) by the Borrower or a Subsidiary contemporaneously with such acquisition, or within 120 days thereafter, to secure or provide for the payment or financing of any part of the purchase price thereof, or the assumption of any mortgage, pledge or other Lien upon any shares of stock, Indebtedness or other obligations of a Subsidiary or any Principal Property acquired hereafter existing at the time of such acquisition, or the acquisition of any shares of stock, Indebtedness or other obligations of a Subsidiary or any Principal Property subject to any mortgage, pledge or other Lien without the assumption thereof, provided that every such mortgage, pledge or Lien referred to in this clause (A) shall attach only to the shares of stock, Indebtedness or other obligations of a Subsidiary or any Principal Property so acquired and fixed improvements thereon;

(B) any mortgage, pledge or other Lien on any shares of stock, Indebtedness or other obligations of a Subsidiary or any Principal Property existing on the Effective Date and set forth on Schedule 6.01;

(C) any mortgage, pledge or other Lien on any shares of stock, Indebtedness or other obligations of a Subsidiary or any Principal Property in favor of the Borrower or any Subsidiary;

(D) any mortgage, pledge or other Lien on Principal Property being constructed or improved securing loans to finance such construction or improvements;

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(E) any mortgage, pledge or other Lien on shares of stock, Indebtedness or other obligations of a Subsidiary or any Principal Property incurred in connection with the issuance of tax-exempt governmental obligations; or

(F) any renewal of or substitution for any mortgage, pledge or other Lien permitted by any of the preceding clauses (A) through (E), provided, that in the case of a mortgage, pledge or other Lien permitted under clause (B), (C) or (E), the debt secured is not increased nor the Lien extended to any additional assets.

(b) Notwithstanding the provisions of Section 6.01(a), the Borrower or any Subsidiary may create or assume Liens in addition to those permitted by Section 6.01(a), and renew, extend or replace such Liens, provided, that at the time of such creation, assumption, renewal, extension or replacement, and after giving effect thereto, Exempted Debt does not exceed 10% of Consolidated Net Worth.

SECTION 6.02. Sale and Leaseback Transactions. (a) The Borrower will not, and will not permit any Subsidiary to, sell or transfer, directly or indirectly, except to the Borrower or a Subsidiary, any Principal Property as an entirety, or any substantial portion thereof, with the intention of taking back a lease of such property, except a lease for a period of three years or less at the end of which it is intended that the use of such property by the lessee will be discontinued; provided, that the Borrower or any Subsidiary may sell any such Principal Property and lease it back for a longer period if (i) the Borrower or such Subsidiary would be entitled, pursuant to the provisions of Section 6.01(a), to create a mortgage on the property to be leased securing Funded Debt in an amount equal to the Attributable Debt with respect to such sale and lease-back transaction without equally and ratably securing the Obligations or (ii) (A) the Borrower promptly informs the Administrative Agent of such transaction, (B) the net proceeds of such transaction are at least equal to the fair value (as determined by the Board of Directors) of such property and (C) the Borrower causes an amount equal to the net proceeds of the sale to be applied to the retirement, within 120 days after receipt of such proceeds, of Funded Debt incurred or assumed by the Borrower or a Subsidiary (including the Obligations); provided further, that in lieu of applying all of or any part of such net proceeds to such retirement, the Borrower may, within 75 days after such sale, deliver or cause to be delivered to the applicable trustee for cancellation either debentures or notes evidencing Funded Debt of the Borrower or of a Subsidiary previously authenticated and delivered by the applicable trustee, and not theretofore tendered for sinking fund purposes or called for a sinking fund or otherwise applied as a credit against an obligation to redeem or retire such notes or debentures, and an Officers’ Certificate (which certificate shall be delivered to the Administrative Agent) stating that the Borrower elects to deliver or cause to be delivered such debentures or notes in lieu of retiring Funded Debt as hereinabove provided. If the Borrower shall so deliver debentures or notes to the applicable trustee and the Borrower shall duly deliver such Officers’ Certificate, the amount of cash which the Borrower shall be required to apply to the retirement of Funded Debt under this Section 6.02(a) shall be reduced by an amount equal to the aggregate of the then applicable optional redemption prices (not including any optional sinking fund redemption prices) of such debentures or notes, or, if there are no such redemption prices, the principal amount of such debentures or notes; provided, that in the case of debentures or notes which provide for an amount less than the principal amount thereof to be due and payable upon a declaration of the maturity thereof, such amount of cash shall be reduced by the amount of principal of such debentures or notes that would be due and payable as of the date of such application upon a declaration of acceleration of the maturity thereof pursuant to the terms of the indenture pursuant to which such debentures or notes were issued.

(b) Notwithstanding the provisions of Section 6.02(a), the Borrower or any Subsidiary may enter into sale and lease-back transactions in addition to those permitted by Section 6.02(a) and without any obligation to retire any Obligations or other Funded Debt, provided, that at the time of entering into such sale and lease-back transactions and after giving effect thereto, Exempted Debt does not exceed 10% of Consolidated Net Worth.

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SECTION 6.03. Fundamental Changes. The Borrower will not, and will not permit any Material Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, convey, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or substantially all of its assets, or all or substantially all of the stock of any of its Material Subsidiaries (in each case, whether now owned or hereafter acquired), or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Person may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any Person (including, without limitation, any Material Subsidiary) may merge into any Subsidiary in a transaction in which the surviving entity is a Subsidiary Guarantor, and (iii) any Material Subsidiary may sell, convey, transfer, lease or otherwise dispose of its assets to the Borrower or to another Subsidiary Guarantor.

SECTION 6.04. Financial Condition Covenants.

(a) Consolidated Leverage Ratio. The Borrower will not permit the Consolidated Leverage Ratio as at the last day of any period of four consecutive fiscal quarters of the Borrower to exceed 3.00:1.00.

(b) Consolidated Interest Coverage Ratio. The Borrower will not permit the Consolidated Interest Coverage Ratio for any period of four consecutive fiscal quarters of the Borrower ending on the last day of a fiscal quarter of the Borrower to be less than 4.00:1.00.

SECTION 6.05. Restricted Payments. The Borrower will not, and will not permit any of its Subsidiaries to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment (other than Restricted Payments payable solely in non-redeemable common stock or comparable common Equity Interests of the Borrower or any such Subsidiary), except:

(a) any Subsidiary of the Borrower may make Restricted Payments to the Borrower or any wholly-owned Subsidiary of the Borrower, and (ii) any non-wholly-owned Subsidiary of the Borrower may make cash Restricted Payments to its shareholders generally so long as the Borrower or its respective Subsidiary which owns the Equity Interest in the Subsidiary making such Restricted Payment receives at least its proportionate share thereof (based upon its relative holding of the Equity Interests in the Subsidiary making such Restricted Payments and taking into account the relative preferences, if any, of the various classes of Equity Interests of such Subsidiary);

(b) the Borrower may issue shares of its common stock (i) in settlement of its obligations under stock-based compensation plans, and (ii) upon the exercise of any warrants or options or upon the conversion or redemption of any convertible or redeemable preferred or preference stock, and in connection with any such exercise, conversion or redemption, the Borrower may, so long as no Event of Default then exists or would result therefrom, pay cash in lieu of issuing fractional shares of its common stock;

(c) the Borrower may declare and pay, or otherwise pay or make, any other Restricted Payment (including, without limitation, any share repurchases, dividends and other distributions in respect of its Equity Interests), so long as (i) no Event of Default then exists or would result therefrom, (ii) on the date such Restricted Payment is paid or made (in the case of a Non-Declared Restricted Payment) or declared or otherwise authorized (in the case of any other

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Restricted Payment), the Borrower is in compliance with the covenants contained in Section 6.04 for the period of four consecutive fiscal quarters of the Borrower most recently ended prior to such date for which financial statements have been delivered pursuant to Section 5.01, on a pro forma basis, as if the respective Restricted Payment made, declared or authorized had been paid (and any Indebtedness incurred (or to be incurred) to finance the same had been incurred) on the first day of such period, and (iii) in the case of any Restricted Payment (other than a Non-Declared Restricted Payment), such Restricted Payment is paid within 90 days of the making of such declaration or other authorization;

(d) the Borrower may issue and exchange shares of any class or series of its common stock now or hereafter outstanding for shares of any other class or series of its common stock now or hereafter outstanding; and

(e) the Borrower may, in connection with any reclassification of its common stock and any exchange permitted by clause (d) above, pay cash in lieu of issuing fractional shares of any class or series of its common stock.

SECTION 6.06. Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) in the ordinary course of business at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (b) transactions between or among the Borrower and its wholly owned Subsidiaries not involving any other Affiliate, (c) Restricted Payments permitted by Section 6.05, (d) customary fees paid to members of the board of directors of the Borrower and of its Subsidiaries (and to British American Tobacco Company in respect of services of its employees acting as members of the Board of Directors of the Borrower as contemplated by the Governance Agreement), (e) the entering into, and making of payments under bonus plans, employment agreements, employee benefits plans, stock option plans, indemnification provisions, severance arrangements, and other similar compensatory arrangements with officers, employees and directors of the Borrower and its Subsidiaries in the ordinary course of business, and (f) charitable contributions made by the Borrower or any of its Subsidiaries to Santa Fe Natural Tobacco Company Foundation, Reynolds American Foundation, American Snuff Charitable Trust or any other charitable foundation, trust or similar charitable organization that is, at the time of such contribution, an Affiliate of the Borrower or any Subsidiary thereof, in each case consistent with past practices of the Borrower and its Subsidiaries as in effect on the Effective Date.

SECTION 6.07. Restrictive Agreements. (a) The Borrower will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of any such Subsidiary (x) to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to the Borrower or any other Loan Party, (y) to Guarantee Indebtedness of the Borrower or any other Loan Party or (z) transfer any of its properties or assets to the Borrower or any other Loan Party; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by law or by this Agreement or any other Loan Document; (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof or any extension, renewal, amendment or modification of any such restriction or condition (in each case, as long as such extension, renewal, amendment or modification is no more restrictive with respect to such restrictions and conditions taken as a whole than those contained in the restrictions and conditions prior to such extension, renewal, amendment or modification); (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of assets (including Equity Interests) pending such sale, provided such restrictions and conditions apply only to the assets that are to be sold and such sale is not prohibited hereunder; (iv) the foregoing

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shall not apply to any agreement or other instrument of a Person acquired by the Borrower or any Subsidiary that was in existence at the time of such acquisition (but not created in contemplation thereof or to provide all or any portion of the funds or credit support utilized to consummate such acquisition), which restriction or condition is not applicable to any Person, or the properties or assets of any Person, other than the Person or its Subsidiaries, or the property or assets of the Person or its Subsidiaries so acquired; (v) clause (z) of the foregoing shall not apply to Indebtedness secured by a Lien not otherwise prohibited hereunder that limits the right of the debtor to dispose of the assets securing such Indebtedness; (vi) the foregoing shall not apply to customary provisions in joint venture agreements and other similar agreements relating solely to such joint venture entered into in the ordinary course of business; (vii) the foregoing shall not apply to customary provisions contained in leases, licenses and other similar agreements entered into in the ordinary course of business that impose restrictions of the type described in clause (z) above on the property subject to such lease; (viii) clauses (x) and (y) of the foregoing shall not apply to restrictions in the Existing Senior Notes Indentures or any other indenture or loan agreement, so long as the restrictions in the Existing Senior Notes Indentures or such other indenture or loan agreement are no more burdensome than those appearing in the Existing Senior Notes Indentures as in effect on the Effective Date; (ix) clause (z) of the foregoing shall not apply to customary restrictions contained in any documentation governing any sale and leaseback transaction not prohibited by this Agreement, so long as such restriction is applicable only to the assets pledged pursuant to such sale and leaseback transaction; and (x) clause (z) of the foregoing shall not apply to any agreements governing any purchase money Liens or Capital Lease Obligations incurred in the ordinary course of business and not otherwise prohibited hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby).

(b) The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of the Borrower or any Subsidiary to create, incur, assume or suffer to exist any Lien upon any of its property or assets, whether now owned or hereafter acquired, to secure the Obligations or, in the case of any Subsidiary Guarantor, its obligations under the Subsidiary Guarantee Agreement, other than (x) this Agreement and the other Loan Documents, (y) any agreement described in (and permitted by) clauses (ii), (iii), (iv), (v), (viii), (ix) and (x) of Section 6.07(a), and (z) agreements containing negative pledges and restrictions on Liens in favor of any holder of Indebtedness not prohibited by this Agreement but only if such negative pledge or restriction expressly permits Liens for the benefit of the Administrative Agent and the Lenders with respect to the Facility and the Obligations under the Loan Documents on a senior basis (in an aggregate principal amount equal to at least the sum of the Commitments (or, if terminated, the Revolving Credit Exposures) on the date of the incurrence thereof) and without a requirement that such holders of such Indebtedness be secured by such Liens equally and ratably or on a junior basis.

SECTION 6.08. Subsidiary Indebtedness. The Borrower will not permit the aggregate principal amount of Indebtedness of its Non-Guarantor Subsidiaries (excluding any Indebtedness of a Subsidiary of the Borrower owed to the Borrower or another Subsidiary of the Borrower, but including any Guarantee by a Non-Guarantor Subsidiary of Indebtedness of the Borrower) at any time to exceed $200,000,000.

SECTION 6.09. End of Fiscal Years; Fiscal Quarters. The Borrower will not, and will not permit any of its Subsidiaries to, cause (i) its or any of its Subsidiaries’ fiscal years to end on any day other than December 31 of each calendar year and (ii) its or any of its Subsidiaries’ fiscal quarters to end on any day other than March 31, June 30, September 30 and December 31 of each calendar year.

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ARTICLE VII

Events of Default

If any of the following events (each, an “Event of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in clause (a) of this Article VII) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c) any representation or warranty made or deemed made by any Loan Party in or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or waiver hereunder or thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with this Agreement or any other Loan Document or any amendment or modification hereof or waiver hereunder or thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03 (with respect to the Borrower’s existence only) or 5.08 or in Article VI;

(e) the Borrower shall fail to observe or perform any covenant, condition or agreement contained in this Agreement (other than those specified in clause (a), (b) or (d) of this Article VII), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

(f) the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any applicable grace or cure period);

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this clause (g) shall not apply to (i) secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness or (ii) Indebtedness that becomes due as a result of the delivery of a notice of a voluntary prepayment or redemption;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Borrower or any Material Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

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(i) the Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article VII, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or any Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j) the Borrower or any Material Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money (to the extent not covered by insurance from a reputable third-party insurer which has been notified of such judgment and has not denied coverage) in an aggregate amount in excess of $200,000,000 shall be rendered against the Borrower, any Material Subsidiary or any combination thereof and one or more of the following shall have occurred with respect thereto: (i) such judgment shall continue to remain undischarged, unpaid or Unsettled for a period of 60 consecutive days during which execution shall not be effectively stayed (by reason of a court proceeding or a valid, binding and enforceable written agreement with the beneficiary of such judgment), vacated or bonded by reason of a pending appeal, (ii) at the time of (and after giving effect to) the payment or satisfaction of such judgment (or the deposit or pledge of cash or other assets, or the issuance of any letter of credit or similar instrument, for the purpose of bonding or securing in any manner such judgment or securing any appeal thereof), the sum of the aggregate amount of Unrestricted cash and Marketable Investments held by the Borrower and its Subsidiaries plus the aggregate Unused Availability is less than $200,000,000, or (iii) any action shall be legally taken by a judgment creditor to attach or levy upon any assets of the Borrower or any Material Subsidiary to enforce any such judgment;

(l) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(m) a Change in Control shall occur; or

(n) the Subsidiary Guarantee Agreement or any provision thereof shall cease to be in full force or effect as to any Subsidiary Guarantor (except, in any such case, where such Subsidiary Guarantor has been released from the Subsidiary Guarantee Agreement in accordance with the terms thereof), or any Subsidiary Guarantor or any Person acting for or on behalf of any Subsidiary Guarantor shall deny or disaffirm such Subsidiary Guarantor’s obligations under the Subsidiary Guarantee Agreement or any Subsidiary Guarantor shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to the Subsidiary Guarantee Agreement;

then, and in every such event (other than an event with respect to the Borrower described in clause (h) or (i) of this Article VII), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to

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be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in clause (h) or (i) of this Article VII, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

ARTICLE VIII

The Agents

Each of the Lenders and each Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of this Agreement or any other Loan Document, together with such actions and powers as are reasonably incidental thereto.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth herein. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02), and (c) except as expressly set forth herein, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or in connection herewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement or any other Loan Document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

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The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Borrower. Upon any such resignation, the Required Lenders shall have the right, with (if no Default then exists) the consent of the Borrower (not to be unreasonably withheld, delayed or conditioned), to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, with the consent of the Borrower (not to be unreasonably withheld, delayed or conditioned) if no Default then exists, appoint a successor Administrative Agent, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article VIII and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document, any related agreement or any document furnished hereunder or thereunder.

Notwithstanding any other provision of this Agreement, each of the financial institutions named as “Syndication Agent”, “Joint Bookrunner”, “Joint Lead Arranger”, “Documentation Agent” and “Co-Documentation Agent” on the cover page of this Agreement is named as such for recognition purposes only, and in its capacity as such shall have no powers, duties, responsibilities or liabilities with respect to this Agreement or the transactions contemplated hereby; it being understood and agreed that each such financial institution in its stated capacity shall be entitled to all indemnification and

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reimbursement rights in favor of the Administrative Agent as, and to the extent, provided for under this Article VIII and Section 9.03. Without limitation of the foregoing, no such financial institution shall, solely by reason of this Agreement or any other Loan Document, have any fiduciary relationship in respect of any Lender or any other Person.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices. (a) Except in the case of notices and other communications expressly permitted to be given by telephone (and subject to Section 9.01(b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to the Borrower, to it at P.O. Box 2990, 401 N. Main Street, Winston-Salem, NC, 27102, Attention of Treasurer (Telecopy No. (336) 741-2998), with a copy to it at P.O. Box 2990, 401 N. Main Street, Winston-Salem, NC, 27102, Attention of Corporate Secretary (Telecopy No. (336) 741-2998);

(ii) if to the Administrative Agent, to JPMorgan Chase Bank, N.A., Investment Bank Loan Operations, 1111 Fannin Street, 10th Floor, Houston, TX 77002-6925, Attention of Jeremy Jones (Telecopy No. (713) 750-3512), with a copy to JPMorgan Chase Bank, N.A., 383 Madison Avenue, 24th Floor, New York, NY 10179, Attention of Lauren Baker (Telecopy No. (212) 270-6637);

(iii) if to JPMorgan Chase Bank, N.A., in its capacity as an Issuing Bank, to it at 10420 Highland Manor Drive, Floor 4, Tampa, FL 33610-9128, Attention of Letter of Credit Department (Telecopy No. (813) 432-5162);

(iv) if to JPMCB in its capacity as a Swingline Lender, to JP Morgan Chase Bank, N.A., Investment Bank Loan Operations, 1111 Fannin Street, 10th Floor, Houston, TX 77002-6925, Attention of Jeremy Jones (Telecopy No. (713) 750-5312);

(v) if to Citibank in its capacity as a Swingline Lender, to Citibank N.A., 1615 Brett Road, Building III, New Castle, DE 19720, Attention of Loan Administration (Telecopy No. (212) 994-0847); and

(vi) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. Each of the Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by written notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

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SECTION 9.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder or under any other Loan Document are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 9.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and the Required Lenders or by the Borrower and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce (or forgive) the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder (including, without limitation, by changing the specific rating levels in any Category in the definition of Applicable Rate that would result in a reduction of any interest rate on any Loan or any fee payable hereunder), without the written consent of each Lender directly affected thereby, (iii) postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any interest thereon, or any fees or other amounts payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly affected thereby; provided, however, that only the consent of the Required Lenders shall be necessary to waive the applicability of any post-default increase in interest rates, (iv) change Section 2.17(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender directly affected thereby, (v) change any of the provisions of this Section 9.02(b) or the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to waive, amend or modify any rights hereunder or make any determination or grant any consent hereunder, without the prior written consent of each Lender or (vi) release all or substantially all of the Subsidiary Guarantors from their obligations under the Subsidiary Guarantee Agreement (except as expressly permitted by the terms hereof and thereof), without the prior written consent of each Lender; provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any Issuing Bank or any Swingline Lender hereunder or waive, amend or modify Section 2.19, without the prior written consent of the Administrative Agent, such Issuing Bank or such Swingline Lender, as the case may be.

SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all documented reasonable out-of-pocket expenses incurred by each Lead Agent and its Affiliates, including the invoiced and reasonable fees, charges and disbursements of one counsel for the Lead Agents (and, if advisable in the judgment of the Lead Agents, of one local counsel in any relevant jurisdiction), in connection with the syndication of the Facility, the preparation and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all documented reasonable out-of-pocket expenses incurred by each Issuing Bank in connection with the

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issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all documented reasonable out-of-pocket expenses incurred by the Administrative Agent, any Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, any Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section 9.03, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) The Borrower shall indemnify each Lead Agent, each Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of counsel for any Indemnitee (limited, however, in the case of fees, charges and disbursements of counsel, to those of (x) one counsel for all Indemnitees in connection with indemnification losses, claims, damages and liabilities arising out of the same facts or circumstances, (y) if necessary or advisable in the judgment of an Indemnitee, a single local counsel to the Indemnitees in each relevant jurisdiction and (z) solely in the case of an actual or perceived conflict of interest, if necessary or advisable in the judgment of such affected Indemnitee in each applicable jurisdiction, one additional counsel to such affected Indemnitee in each applicable jurisdiction), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document, the performance by the parties hereto of their respective obligations hereunder or the consummation of the Transactions or any other transactions contemplated hereby, subject in all cases to the further limitations in Section 9.03(a)(i) relating to fees, disbursements and charges of counsel, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by any Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Borrower or any of its Subsidiaries, or any Environmental Liability related in any way to the Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and whether or not any Indemnitee is a party thereto and whether or not such claim, litigation, investigation or proceeding is brought by or on behalf of any Loan Party; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee or a material breach of any Loan Document by such Indemnitee. This Section 9.03(b) shall not apply with respect to Taxes.

(c) If any suit, action or proceeding is instituted involving any Indemnitee for which indemnification is to be sought hereunder by such Indemnitee, then such Indemnitee will promptly notify the Borrower in writing of the commencement of any such suit, action or proceeding, provided, however, that the failure to notify the Borrower will not relieve the Borrower from any liability that it may have to such Indemnitee hereunder or from any liability that it may have to such Indemnitee. Following such notification, the Borrower may elect in writing to assume the defense of such suit, action or proceeding, and upon such election, it will not be liable for any legal costs subsequently incurred by such Indemnitee (other than reasonable costs of investigation and providing evidence) in connection therewith, unless (i) it has failed to provide counsel reasonably satisfactory to such Indemnitee in a timely manner, or (ii) either the Indemnitee or counsel provided by the Borrower reasonably determines that its representation of such Indemnitee would present it with a conflict of interest. The Borrower shall not be liable for any settlement by any Indemnitee of any suit, action, claim or other proceeding for which indemnification is to be sought hereunder by such Indemnitee if such settlement is effected without the Borrower’s prior

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written consent, which consent will not be unreasonably withheld, but if settled with the Borrower’s written consent, or if there is a final judgment against an Indemnitee in any such proceeding, the Borrower agrees to indemnify and hold harmless each Indemnitee to the extent and in the manner set forth above. Notwithstanding the immediately preceding sentence, if at any time an Indemnitee shall have requested in accordance with this Agreement that the Borrower reimburse such Indemnitee for reasonable, documented legal expenses or other reasonable out-of-pocket expenses in connection with investigating or defending any proceeding, the Borrower shall be liable for any settlement of any proceeding effected without the Borrower’s written consent if (a) the Borrower has been notified promptly (and in any event at least 5 business days in advance) of such proposed settlement and such settlement is entered into at least 30 days after receipt by Borrower of such request for reimbursement and (b) the Borrower shall not have reimbursed such Indemnitee in accordance with such request prior to the date of such settlement for all requested reimbursement amounts for which such Indemnitee is entitled in accordance with and subject to the terms and conditions of this Agreement. The Borrower shall not, without the prior written consent of the affected Indemnitee (which consent shall not be unreasonably withheld or delayed), effect any settlement of any pending or threatened proceeding against such Indemnitee in respect of which indemnity has been sought hereunder by such Indemnitee unless such settlement (i) includes an unconditional release of such Indemnitee from all liability or claims that are the subject matter of such proceeding and (ii) does not include any statement as to any admission of fault.

(d) To the extent that the Borrower fails to pay any amount required to be paid by it to a Lead Agent, an Issuing Bank or a Swingline Lender under Section 9.03(a), (b) or (c), each Lender severally agrees to pay to such Lead Agent, such Issuing Bank or such Swingline Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Lead Agent, such Issuing Bank or such Swingline Lender in its capacity as such.

(e) To the extent permitted by applicable law, the Borrower shall not assert, and hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any other Loan Document, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(f) All amounts due under this Section 9.03 shall be payable not later than 30 days after the receipt of a reasonably detailed invoice therefor.

SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section 9.04. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in Section 9.04(c)) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

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(b)(i) Subject to the conditions set forth in Section 9.04(b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A) the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default has occurred and is continuing, any other assignee; and provided, further, that the Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within 10 Business Days after having received notice thereof;

(B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of a Commitment to an assignee that is a Lender with a Commitment immediately prior to giving effect to such assignment;

(C) each Swingline Lender; and

(D) each Issuing Bank.

(ii) Assignments shall be subject to the following additional conditions:

(A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire in which the assignee designates one or more “Credit Contacts” to whom all syndicate-level information (which may contain material non-public information about the Loan Parties and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

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(iii) Subject to acceptance and recording thereof pursuant to Section 9.04(b)(iv), from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 9.04(c).

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, any Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in this Section 9.04(b) and any written consent to such assignment required by this Section 9.04(b), the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(e) or (f), 2.06(b), 2.17(d) or 9.03(d), the Administrative Agent shall have no obligation to accept such Assignment and Assumption and record the information therein in the Register unless and until such payment shall have been made in full, together with all accrued interest thereon. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) Any Lender may, without the consent of the Borrower, the Administrative Agent, any Issuing Bank or any Swingline Lender, sell participations to one or more banks or other entities (each, a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, each Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that requires the affirmative consent of such Lender. The Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 (subject to the requirements and limitations therein, including the requirements under Section 2.16(f) (it being understood that the documentation required under Section 2.16(f) shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by

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assignment pursuant to Section 9.04(b); provided that such Participant (A) agrees to be subject to the provisions of Sections 2.17 and 2.18 as if it were an assignee under Section 9.04(b); and (B) shall not be entitled to receive any greater payment under Sections 2.14 or 2.16, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.17(c) as though it were a Lender.

(d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of this Agreement and the other Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.14, 2.15 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07. Severability. Any provision of any Loan Document held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions of such Loan Document; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

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SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured or denominated in a currency different from that of the applicable deposit or other obligations. The rights of each Lender under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) The Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, any Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower, any of its Subsidiaries or its or their respective properties in the courts of any jurisdiction.

(c) The Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in Section 9.09(b). Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party hereto or thereto to serve process in any other manner permitted by law.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

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SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality. (a) Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority, (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section 9.12, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (B) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (vii) with the written consent of the Borrower or (viii) to the extent such Information (A) becomes publicly available other than as a result of a breach of this Section 9.12 or (B) becomes available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis from a source other than the Borrower. For the purposes of this Section 9.12, “Information” means all information received from or on behalf of the Borrower (including, without limitation, any information received from representatives of the Borrower) relating to the Borrower, any Subsidiary thereof, or the business of the Borrower or any Subsidiary thereof, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by the Borrower or such Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Unless specifically prohibited by applicable law or court order, each of the Lenders and the Administrative Agent shall, prior to disclosure thereof, make reasonable efforts to notify the Borrower of any request for disclosure of any such non-public information by any governmental agency or representative thereof (other than any such request in connection with an examination of the financial condition of such Lender by such governmental agency) or pursuant to legal process.

(b) EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWER AND ITS RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(c) ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWER, ITS SUBSIDIARIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE

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ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

SECTION 9.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.14. USA PATRIOT Act. Each Lender that is subject to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

SECTION 9.15. No Fiduciary Duty. The Administrative Agent, each Lead Agent, each Lender and their Affiliates (collectively, solely for purposes of this Section 9.15, the “Lenders”), may have economic interests that conflict with those of the Borrower, its shareholders and/or its affiliates. The Borrower agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and the Borrower, its shareholders or its affiliates, on the other. The Loan Parties acknowledge and agree that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Borrower, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of the Borrower, its shareholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise the Borrower, its shareholders or its affiliates on other matters) or any other obligation to the Borrower except the obligations expressly set forth in the Loan Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of the Borrower, its management, shareholders, creditors or any other Person. The Borrower acknowledges and agrees that the Borrower has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. The Borrower agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to the Borrower, in connection with such transaction or the process leading thereto.

SECTION 9.16. Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the

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Business Day preceding that on which final judgment is given. The obligation of the Borrower in respect of any such sum due from it to the Administrative Agent or the Lenders hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent in such currency, the Administrative Agent agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law).

SECTION 9.17. Release of Subsidiary Guarantors from Subsidiary Guarantee Agreement. (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, the Administrative Agent is hereby irrevocably authorized by each Lender (without requirement of notice to or consent of any Lender except as expressly required by Section 9.02) to take any action requested by the Borrower having the effect of releasing the guarantee obligations of any Subsidiary under the Subsidiary Guarantee Agreement (i) if such Person ceases to be a Subsidiary as a result of a transaction permitted by this Agreement or that has been consented to in accordance with Section 9.02, (ii) if such Subsidiary ceases to be a Material Subsidiary in accordance with the requirements of the definition of “Material Subsidiary” (including as a result of a designation pursuant to the second proviso appearing in the first sentence of such definition) or (iii) under the circumstances described in Section 9.17(b) below; provided, except in the case of preceding clause (iii), that (x) no such release shall occur if such Subsidiary continues to be a guarantor in respect of any Indebtedness of the Borrower or any other Subsidiary in an aggregate principal amount equal to or greater than $50,000,000, unless and until such Subsidiary is (or is being simultaneously) released from its guarantee with respect to such Indebtedness and (y) no such release shall occur if a Default has then occurred and is continuing.

(b) At such time as the Loans and all other Obligations shall have been paid in full, the Commitments have been terminated and all Letters of Credit shall be terminated (or cash collateralized or backstopped in a manner satisfactory to each Issuing Bank), the Subsidiary Guarantors shall be released from their obligations under the Subsidiary Guarantee Agreement, all without delivery of any instrument or performance of any act by any Person.

(c) Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release any Subsidiary Guarantor from its obligations under the Subsidiary Guarantee Agreement pursuant to this Section 9.17.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

REYNOLDS AMERICAN INC.,
as the Borrower

By	/s/ Daniel A. Fawley
Name:	Daniel A. Fawley
Title:	Senior Vice President and Treasurer

Signature Page (Credit Agreement)

JPMORGAN CHASE BANK, N.A., individually and as Administrative Agent, an Issuing Bank and Swingline Lender

By	/s/ Tony Yung
	Name:	Tony Yung
	Title:	Executive Director

Signature Page (Credit Agreement)

CITIBANK, N.A., individually and as Swingline Lender

By:	/s/ Shannon A. Sweeney
	Name:	Shannon A. Sweeney
	Title:	Vice President

Signature Page (Credit Agreement)

GOLDMAN SACHS BANK USA

By:	/s/ Mark Walton
	Name:	Mark Walton
	Title:	Authorized Signatory

Signature Page (Credit Agreement)

MIZUHO CORPORATE BANK, LTD.

By:	/s/ James R. Fayen
	Name:	James R. Fayen
	Title:	Deputy General Manager

Signature Page (Credit Agreement)

MORGAN STANLEY BANK, N.A.

By:	/s/ Sherrese Clarke
	Name:	Sherrese Clarke
	Title:	Authorized Signatory

Signature Page (Credit Agreement)

THE BANK OF NOVA SCOTIA

By:	/s/ David L. Mahmood
	Name:	David L. Mahmood
	Title:	Managing Director

Signature Page (Credit Agreement)

AGFIRST FARM CREDIT BANK

By:	/s/ Steven J. O’Shea
	Name:	Steven J. O’Shea
	Title:	Vice President

Signature Page (Credit Agreement)

ROYAL BANK OF CANADA

By:	/s/ Gordon MacArthur
	Name:	Gordon MacArthur
	Title:	Authorized Signatory

Signature Page (Credit Agreement)

THE BANK OF NEW YORK MELLON

By:	/s/ Jeffrey Dears
	Name:	Jeffrey Dears
	Title:	Vice President

Signature Page (Credit Agreement)

WELLS FARGO BANK, NATIONAL ASSOCIATION

By:	/s/ Andrea S. Chen
	Name:	Andrea S. Chen
	Title:	Director

Signature Page (Credit Agreement)

FARM CREDIT BANK OF TEXAS

By:	/s/ Alan Robinson
	Name:	Alan Robinson
	Title:	Vice President

Signature Page (Credit Agreement)

CREDIT SUISSE AG CAYMAN ISLANDS BRANCH

By:	/s/ Karl Studer	/s/ Claudia Siffert
Name:	Karl Studer	Claudia Siffert
Title:	Director	Assistant Vice President

Signature Page (Credit Agreement)

FIFTH THIRD BANK

By:	/s/ Mary J. Ramsey
	Name:	Mary J. Ramsey
	Title:	Vice President

Signature Page (Credit Agreement)

NORTHERN TRUST COMPANY

By:	/s/ John Canty
	Name:	John Canty
	Title:	Senior Vice President

Signature Page (Credit Agreement)

UNITED FCS, PCA DBA FCS COMMERCIAL FINANCE GROUP

By:	/s/ Daniel J. Best
	Name:	Daniel J. Best
	Title:	Vice President

Signature Page (Credit Agreement)

Schedule 2.01

Commitments

$750,000,000 4-year Revolving Credit Facility Allocations:

Lender	Allocate
JPMorgan Chase Bank, N.A.	$67,000,000
Citibank N.A.	$67,000,000
Goldman Sachs Bank USA	$67,000,000
Mizuho Corporate Bank, Ltd.	$67,000,000
Morgan Stanley Bank, N.A.	$67,000,000
The Bank of Nova Scotia	$67,000,000
AgFirst Farm Credit Bank	$47,000,000
Royal Bank of Canada	$47,000,000
The Bank of New York Mellon	$47,000,000
Wells Fargo Bank, National Association	$47,000,000
Farm Credit Bank of Texas	$40,000,000
Credit Suisse AG Cayman Islands Branch	$35,000,000
Fifth Third Bank	$35,000,000
Northern Trust Company	$25,000,000
United FCS, PCA dba FCS Commercial Finance Group	$25,000,000
Total	$750,000,000

Schedule 2.05

Existing Letters of Credit

See attached description.

Issuing Lender	L/C No.	Account Party	Amount O/S	Beneficiary	Expiry
BNY Mellon	53822	R. J. Reynolds Tobacco Holdings, Inc.	$100,000.00	Old Republic Insurance Co	8/12/2011
BNY Mellon	53824	R. J. Reynolds Tobacco Company	$1,300,000.00	Zurich American Insurance	1/12/2012
BNY Mellon	53823	Reynolds American Inc.	$5,679,181.00	ACE American Insurance Co.	6/14/2012

			$7,079,181.00

Schedule 3.06

Disclosed Matters

See attached description.

Note 9 — Commitments and Contingencies

Tobacco Litigation — General

Introduction

Various legal proceedings or claims, including litigation claiming that cancer and other diseases, as well as addiction, have resulted from the use of, or exposure to, RAI’s operating subsidiaries’ products, are pending or may be instituted against RJR Tobacco, American Snuff Co. or their affiliates, including RAI and RJR, or indemnitees, including B&W. These pending legal proceedings include claims relating to cigarette products manufactured by RJR Tobacco or certain of its affiliates and indemnitees, as well as claims relating to smokeless tobacco products manufactured by American Snuff Co. A discussion of the legal proceedings relating to cigarette products is set forth below under the heading “— Litigation Affecting the Cigarette Industry.” All of the references under that heading to tobacco-related litigation, smoking and health litigation and other similar references are references to legal proceedings relating to cigarette products and are not references to legal proceedings involving smokeless tobacco products, and case numbers under that heading include only cases involving cigarette products. The legal proceedings relating to the smokeless tobacco products manufactured by American Snuff Co. are discussed separately under the heading “— Smokeless Tobacco Litigation” below.

In connection with the B&W business combination, RJR Tobacco has agreed to indemnify B&W and its affiliates, including its indirect parent, British American Tobacco p.l.c., referred to as BAT, against certain liabilities, costs and expenses incurred by B&W or its affiliates arising out of the U.S. cigarette and tobacco business of B&W. As a result of this indemnity, RJR Tobacco has assumed the defense of pending B&W-specific tobacco-related litigation, has paid the judgments and costs related to certain pre-business combination tobacco-related litigation of B&W, and has posted bonds on behalf of B&W, where necessary, in connection with cases decided since the B&W business combination. In addition, pursuant to this indemnity, RJR Tobacco expensed less than $1 million during the first six months of 2011 and 2010 for funds to be reimbursed to BAT for costs and expenses incurred arising out of certain tobacco-related litigation.

Certain Terms and Phrases

Certain terms and phrases used in this disclosure may require some explanation. The term “judgment” or “final judgment” refers to the final decision of the court resolving the dispute and determining the rights and obligations of the parties. At the trial court level, for example, a final judgment generally is entered by the court after a jury verdict and after post-verdict motions have been decided. In most cases, the losing party can appeal a verdict only after a final judgment has been entered by the trial court.

The term “damages” refers to the amount of money sought by a plaintiff in a complaint, or awarded to a party by a jury or, in some cases, by a judge. “Compensatory damages” are awarded to compensate the prevailing party for actual losses suffered, if liability is proved. In cases in which there is a finding that a defendant has acted willfully, maliciously or fraudulently, generally based on a higher burden of proof than is required for a finding of liability for compensatory damages, a plaintiff also may be awarded “punitive damages.” Although damages may be awarded at the trial court stage, a losing party generally may be protected from paying any damages until all appellate avenues have been exhausted by posting a supersedeas bond. The amount of such a bond is governed by the law of the relevant jurisdiction and generally is set at the amount of damages plus some measure of statutory interest, modified at the discretion of the appropriate court or subject to limits set by court or statute.

The term “settlement” refers to certain types of cases in which cigarette manufacturers, including RJR Tobacco and B&W, have agreed to resolve disputes with certain plaintiffs without resolving the case through trial. The principal terms of certain settlements entered into by RJR Tobacco and B&W are explained below under “— Accounting for Tobacco-Related Litigation Contingencies.”

Theories of Recovery

The plaintiffs seek recovery on a variety of legal theories, including negligence, strict liability in tort, design defect, special duty, voluntary undertaking, breach of warranty, failure to warn, fraud, misrepresentation, unfair trade practices, conspiracy, unjust enrichment, medical monitoring, public nuisance and violations of state and federal antitrust laws. In certain of these cases, the plaintiffs claim that cigarette smoking exacerbated injuries caused by exposure to asbestos.

The plaintiffs seek various forms of relief, including compensatory and punitive damages, treble or multiple damages and statutory damages and penalties, creation of medical monitoring and smoking cessation funds, disgorgement of profits, and injunctive and other equitable relief. Although alleged damages often are not determinable from a complaint, and the law governing the pleading and calculation of damages varies from state to state and jurisdiction to jurisdiction, compensatory and punitive damages have been specifically pleaded in a number of cases, sometimes in amounts ranging into the hundreds of millions and even billions of dollars.

Defenses

The defenses raised by RJR Tobacco, American Snuff Co. and their affiliates and indemnitees include, where applicable and otherwise appropriate, preemption by the Federal Cigarette Labeling and Advertising Act of some or all claims arising after 1969, or by the Comprehensive Smokeless Tobacco Health Education Act for claims arising after 1986, the lack of any defect in the product, assumption of the risk, contributory or comparative fault, lack of proximate cause, remoteness, lack of standing and statutes of limitations or repose. RAI and RJR have asserted additional defenses, including jurisdictional defenses, in many of the cases in which they are named.

Accounting for Tobacco-Related Litigation Contingencies

In accordance with GAAP, RAI and its subsidiaries, including RJR Tobacco and American Snuff Co., as applicable, record any loss concerning litigation at such time as an unfavorable outcome becomes probable and the amount can be reasonably estimated. For the reasons set forth below, RAI’s management continues to conclude that the loss of any particular pending smoking and health tobacco litigation claim against RJR Tobacco or its affiliates or indemnitees, or the loss of any particular claim concerning the use of smokeless tobacco against American Snuff Co., when viewed on an individual basis, is not probable.

RJR Tobacco and its affiliates believe that they have valid defenses to the smoking and health tobacco litigation claims against them, as well as valid bases for appeal of adverse verdicts against them. RAI, RJR Tobacco and their affiliates and indemnitees have, through their counsel, filed pleadings and memoranda in pending smoking and health tobacco litigation that set forth and discuss a number of grounds and defenses that they and their counsel believe have a valid basis in law and fact. With the exception of Engle Progeny cases, described below, RJR Tobacco and its affiliates and indemnitees continue to win the majority of smoking and health tobacco litigation claims that reach trial, and a very high percentage of the tobacco-related litigation claims brought against them continue to be dismissed at or before trial. Based on their experience in the smoking and health tobacco litigation against them and the strength of the defenses available to them in such litigation, RJR Tobacco and its affiliates believe that their successful defense of smoking and health tobacco litigation in the past will continue in the future.

Except for a $139 million accrual related to an unfavorable judgment in Scott v. American Tobacco Co., a smoking cessation class action, described below, no liability for pending smoking and health tobacco litigation was recorded in RAI’s condensed consolidated balance sheet (unaudited) as of June 30, 2011.

Generally, RJR Tobacco and its affiliates and indemnitees have not settled, and currently RJR Tobacco and its affiliates do not intend to settle, any smoking and health tobacco litigation claims. It is the policy of RJR Tobacco and its affiliates to vigorously defend all tobacco-related litigation claims.

The only smoking and health tobacco litigation claims settled by RJR Tobacco and B&W involved:

•	the State Settlement Agreements and the funding by various tobacco companies of a $5.2 billion trust fund contemplated by the MSA to benefit tobacco growers; and

•	the original Broin flight attendant case discussed below under “— Litigation Affecting the Cigarette Industry — Class-Action Suits.”

The circumstances surrounding the State Settlement Agreements and the funding of a trust fund to benefit the tobacco growers are readily distinguishable from the current categories of smoking and health cases involving RJR Tobacco or its affiliates and indemnitees. The claims underlying the State Settlement Agreements were brought on behalf of the states to recover funds paid for health care and medical and other assistance to state citizens suffering from diseases and conditions allegedly related to tobacco use. The State Settlement Agreements settled all the health-care cost recovery actions brought by, or on behalf of, the settling jurisdictions and contain releases of various additional present and future claims. In accordance with the MSA, various tobacco companies agreed to fund a $5.2 billion trust fund to be used to address the possible adverse economic impact of the MSA on tobacco growers. A discussion of the State Settlement Agreements, and a table depicting the related payment schedule, is set forth below under “— Litigation Affecting the Cigarette Industry — Health-Care Cost Recovery Cases — State Settlement Agreements.”

The states were a unique set of plaintiffs and are not involved in any of the smoking and health cases remaining against RJR Tobacco or its affiliates and indemnitees. Although RJR Tobacco and certain of its affiliates and indemnitees continue to be defendants in health-care cost recovery cases similar in theory to the state cases but involving other plaintiffs, such as Native American tribes and foreign governments, the vast majority of such cases have been dismissed on legal grounds. RJR Tobacco and its affiliates, including RAI, believe that the same legal principles that have resulted in dismissal of health-care cost recovery cases either at the trial court level or on appeal should compel dismissal of the similar pending cases.

As with claims that were resolved by the State Settlement Agreements, the other cases settled by RJR Tobacco can be distinguished from existing cases pending against RJR Tobacco and its affiliates and indemnitees. The original Broin case, discussed below under “— Litigation Affecting the Cigarette Industry — Class-Action Suits,” was settled in the middle of trial during negotiations concerning a possible nation-wide settlement of claims similar to those underlying the State Settlement Agreements.

RJR Tobacco’s Comprehensive Agreement with the Canadian federal, provincial and territorial governments resolved all civil claims related to the movement of contraband tobacco products in Canada during the period 1985 through 1999 that the Canadian governments could assert against RJR Tobacco and its affiliates. These claims were separate from any smoking and health tobacco litigation. A discussion of the Canadian matters is set forth below under “— Other Litigation and Developments – Claims for Indemnification,” and additional details regarding the settlement are set forth in note 5.

Likewise, RJR Tobacco and B&W separately settled the antitrust case DeLoach v. Philip Morris Cos., Inc., which was brought by a unique class of plaintiffs: a class of all tobacco growers and tobacco allotment holders. The plaintiffs asserted that the defendants conspired to fix the price of tobacco leaf and to destroy the federal government’s tobacco quota and price support program. Despite legal defenses they believed to be valid, RJR Tobacco and B&W separately settled this case to avoid a long and contentious trial with the tobacco growers. The DeLoach case and the antitrust case currently pending against RJR Tobacco and B&W involve different types of plaintiffs and different theories of recovery under the antitrust laws than the smoking and health cases pending against RJR Tobacco and its affiliates and indemnitees.

Finally, as discussed under “— Litigation Affecting the Cigarette Industry — State Settlement Agreements — Enforcement and Validity; Adjustments,” RJR Tobacco and B&W each has settled certain cases brought by states concerning the enforcement of State Settlement Agreements. Despite legal defenses believed to be valid, these cases were settled to avoid further contentious litigation with the states involved. These enforcement actions involve alleged breaches of State Settlement Agreements based on specific actions taken by particular defendants. Accordingly, any future enforcement actions involving State Settlement Agreements will be reviewed by RJR Tobacco on the merits and should not be affected by the settlement of prior enforcement cases.

American Snuff Co. also believes that it has valid defenses to the smokeless tobacco litigation against it. American Snuff Co. asserted and will continue to assert some or all of these defenses in each case at the time and in the manner deemed appropriate by American Snuff Co. and its counsel. No verdict or judgment has been returned or entered against American Snuff Co. on any claim for personal injuries allegedly resulting from the use of smokeless tobacco. American Snuff Co. intends to defend vigorously all smokeless tobacco litigation claims asserted against it. No liability for pending smokeless tobacco litigation was recorded in RAI’s condensed consolidated balance sheet (unaudited) as of June 30, 2011.

Cautionary Statement

Even though RAI’s management continues to conclude that the loss of any particular pending smoking and health tobacco litigation claim against RJR Tobacco or its affiliates or indemnitees, or the loss of any particular case concerning the use of smokeless tobacco against American Snuff Co., when viewed on an individual basis, is not probable, the possibility of material losses related to such litigation is more than remote. Litigation is subject to many uncertainties, and generally it is not possible to predict the outcome of any particular litigation pending against RJR Tobacco, American Snuff Co. or their affiliates or indemnitees, or to reasonably estimate the amount or range of any possible loss.

Although RJR Tobacco believes that it has valid bases for appeals of adverse verdicts in its pending cases, and RJR Tobacco and RAI believe they have valid defenses to all actions, and intend to defend all actions vigorously, it is possible that there could be further adverse developments in pending cases, and that additional cases could be decided unfavorably against RAI, RJR Tobacco or their affiliates or indemnitees. Determinations of liability or adverse rulings in such cases or in similar cases involving other cigarette manufacturers as defendants, even if such judgments are not final, could materially adversely affect the litigation against RJR Tobacco or its affiliates or indemnitees and could encourage the commencement of additional tobacco-related litigation. In addition, a number of political, legislative, regulatory and other developments relating to the tobacco industry and cigarette smoking have received wide media attention. These developments may negatively affect the outcomes of tobacco-related legal actions and encourage the commencement of additional similar litigation.

Although it is impossible to predict the outcome of such events on pending litigation and the rate new lawsuits are filed against RJR Tobacco or its affiliates or indemnitees, a significant increase in litigation or in adverse outcomes for tobacco defendants, or difficulties in obtaining the bonding required to stay execution of judgments on appeal, could have a material adverse effect on any or all of these entities. Moreover, notwithstanding the quality of defenses available to RJR Tobacco and its affiliates and indemnitees in litigation matters, it is possible that RAI’s results of operations, cash flows or financial position could be materially adversely affected by the ultimate outcome of certain pending litigation matters against RJR Tobacco or its affiliates or indemnitees.

Similarly, smokeless tobacco litigation is subject to many uncertainties. Notwithstanding the quality of defenses available to American Snuff Co., it is possible that RAI’s results of operations, cash flows or financial position could be materially adversely affected by the ultimate outcome of certain pending litigation matters against American Snuff Co.

Litigation Affecting the Cigarette Industry

Overview

Introduction. In connection with the B&W business combination, RJR Tobacco agreed to indemnify B&W and its affiliates against, among other things, certain litigation liabilities, costs and expenses incurred by B&W or its affiliates arising out of the U.S. cigarette and tobacco business of B&W. Accordingly, the cases discussed below include cases brought solely against RJR Tobacco and its affiliates, including RAI and RJR; cases brought against both RJR Tobacco, its affiliates and B&W; and cases brought solely against B&W and assumed by RJR Tobacco in the B&W business combination.

During the second quarter of 2011, 37 tobacco-related cases were served against RJR Tobacco or its affiliates or indemnitees. On June 30, 2011, there were 219 cases pending against RJR Tobacco or its affiliates or indemnitees: 208 in the United States; 10 in Canada and one in Israel, as compared with 195 total cases on June 30, 2010. The U.S. case number does not include the 600 individual smoker cases pending in West Virginia state court as a consolidated action, 6,631 Engle Progeny cases (as hereinafter defined), involving approximately 7,963 individual plaintiffs, and 2,588 Broin II cases (as hereinafter defined), pending in the United States against RJR Tobacco or its affiliates or indemnitees. Of the U.S. cases pending on June 30, 2011, 24 are pending in federal court, 184 in state court, primarily in the following states: Maryland (53 cases); Florida (31 cases); Missouri (20 cases); New York (17 cases); Louisiana (13 cases); and California (10 cases).

The following table lists the categories of the U.S. tobacco-related cases pending against RJR Tobacco or its affiliates or indemnitees as of June 30, 2011, compared with the number of cases pending against RJR Tobacco, its affiliates or indemnitees as of March 31, 2011, as reported in RAI’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2011, filed with the SEC on April 29, 2011, and a cross-reference to the discussion of each case type.

Case Type	RJR Tobacco’s Case Numbers as of June 30, 2011	Change in Number of Cases Since March 31, 2011 Increase/(Decrease)	Page Reference
Individual Smoking and Health	139	23	25
West Virginia IPIC (Number of Plaintiffs)*	1(600)	No Change	26
Engle Progeny (Number of Plaintiffs)**	6,631(7,963)	-636 (-659)	27
Broin II	2,588	(-1)	35
Class-Action	15	No Change	34
Health-Care Cost Recovery	3	No Change	39
State Settlement Agreements-Enforcement and Validity; Adjustments	33	(-1)	45
Antitrust	1	No Change	49
Other Litigation and Developments	17	3	49

*	Includes as one case the 600 cases pending as a consolidated action In Re: Tobacco Litigation Individual Personal Injury Cases, sometimes referred to as West Virginia IPIC cases, described below. The West Virginia IPIC cases have been separated from the Individual Smoking and Health cases for reporting purposes.
**	The Engle Progeny cases have been separated from the Individual Smoking and Health cases for reporting purposes. Plaintiffs’ counsel are attempting to include multiple plaintiffs in most of the cases filed. The number of cases may decrease as the result of many of the multiple plaintiff federal court cases either being dismissed or consolidated.

Three cases against RJR Tobacco and B&W have attracted significant attention: the Florida state court class-action case, Engle v. R. J. Reynolds Tobacco Co., the Louisiana state court class-action case, Scott v. American Tobacco Co., and the case brought by the U.S. Department of Justice under the federal Racketeer Influenced and Corrupt Organizations Act, referred to as RICO.

In 2000, a jury in Engle rendered a punitive damages verdict in favor of the “Florida class” of approximately $145 billion against all defendants. In July 2006, the Florida Supreme Court, among other things, affirmed an appellate court’s reversal of the punitive damages award, decertified the class going forward, preserved several class-wide findings from the trial, including that nicotine is addictive and cigarettes are defectively designed, and authorized class members to avail themselves of these findings in individual lawsuits under certain conditions. After subsequent motions were resolved, the Florida Supreme Court issued its mandate on January 11, 2007, thus beginning a one-year period in which former class members were permitted to file individual lawsuits. In October 2007, the U.S. Supreme Court denied the defendants’ petition for writ of certiorari. As of June 30, 2011, RJR Tobacco had been served in 6,631 Engle Progeny cases in both state and federal courts in Florida. These cases include approximately 7,963 plaintiffs. The number of cases will likely change due to individual plaintiffs being severed from multi-plaintiff cases and multi-plaintiff federal cases being dismissed or consolidated. In addition, as of June 30, 2011, RJR Tobacco was aware of 29 additional cases that had been filed but not served (with 302 plaintiffs). A number of the Engle Progeny cases are scheduled for trial or are in trial.

In 2004, a jury in Scott returned a verdict in favor of the “Louisiana class” for $591 million to establish a state-wide smoking cessation program. In 2007, the Louisiana Court of Appeal upheld class certification, significantly reduced the scope of recovery, and remanded the case for further proceedings. The Louisiana and U.S. Supreme Courts denied the defendants’ applications for writ of certiorari. In July 2008, the trial court entered an amended judgment in favor of the class for approximately $263 million plus interest from June 30, 2004. In April 2010, the Louisiana Fourth Circuit Court of Appeal amended the final judgment, and as amended, affirmed the judgment. Pursuant to the judgment, the defendants were required to deposit with the court $242 million with judicial interest from July 21, 2008, until paid. In September 2010, the defendants’ application for writ of certiorari with the

Louisiana Supreme Court and emergency motion to stay execution of judgment in the Supreme Court of Louisiana were denied. The U.S. Supreme Court also granted the application to stay the judgment pending applicants’ timely filing, and the Court’s disposition, of a petition for writ of certiorari. The defendants’ petition for writ of certiorari in the U.S. Supreme Court was denied on June 27, 2011. RJR Tobacco accrued $139 million, the portion of the judgment allocated to RJR Tobacco and B&W, in the second quarter of 2011.

In the U.S. Department of Justice case, brought in 1999 in the U.S. District Court for the District of Columbia, the government sought, among other forms of relief, the disgorgement of profits pursuant to the civil provisions of RICO. The U.S. Court of Appeals for the District of Columbia ruled in 2005 that disgorgement is not an available remedy in the case. The bench trial ended in June 2005, and the court, in August 2006, issued its ruling, among other things, finding certain defendants, including RJR Tobacco and B&W, liable for the RICO claims, imposing no direct financial penalties on the defendants, but ordering the defendants to make certain “corrective communications” in a variety of media and enjoining the defendants from using certain brand descriptors. Both sides appealed to the U.S. Court of Appeals for the District of Columbia. In May 2009, the U.S. Court of Appeals largely affirmed the findings against the tobacco company defendants and remanded to the trial court for further proceedings. The U.S. Supreme Court denied the parties’ petitions for writ of certiorari in June 2010. Post-remand proceedings are underway.

For a detailed description of these cases, see “— Engle and Engle Progeny Cases,” “— Class-Action Suits — Medical Monitoring and Smoking Cessation Case” and “— Health-Care Cost Recovery Cases — Department of Justice Case” below.

In November 1998, the major U.S. cigarette manufacturers, including RJR Tobacco and B&W, entered into the MSA with 46 U.S. states, Washington, D.C. and certain U.S. territories and possessions. These cigarette manufacturers previously settled four other cases, brought on behalf of Mississippi, Florida, Texas and Minnesota, by separate agreements with each state. These State Settlement Agreements:

•	settled all health-care cost recovery actions brought by, or on behalf of, the settling jurisdictions;

•	released the major U.S. cigarette manufacturers from various additional present and potential future claims;

•	imposed future payment obligations in perpetuity on RJR Tobacco, B&W and other major U.S. cigarette manufacturers; and

•	placed significant restrictions on their ability to market and sell cigarettes and smokeless tobacco products.

Payments under the State Settlement Agreements are subject to various adjustments for, among other things, the volume of cigarettes sold, relevant market share and inflation. See “— Health-Care Cost Recovery Cases — State Settlement Agreements” below for a detailed discussion of the State Settlement Agreements, including RAI’s operating subsidiaries’ monetary obligations under these agreements. RJR Tobacco records the allocation of settlement charges as products are shipped.

Scheduled Trials. Trial schedules are subject to change, and many cases are dismissed before trial. It is likely, however, that RJR Tobacco and other cigarette manufacturers will face an increased number of tobacco-related trials in 2011 compared to recent years. There are 9 cases, exclusive of Engle Progeny cases, scheduled for trial as of June 30, 2011 through June 30, 2012, for RJR Tobacco or its affiliates and indemnitees: West Virginia IPIC, five individual smoking and health cases and three other non-smoking and health cases. There are 62 Engle Progeny cases against RJR Tobacco and/or B&W set for trial through June 30, 2012, but it is not known how many of these cases will actually be tried.

Trial Results. From January 1, 2008 through June 30, 2011, 55 smoking and health and health-care cost recovery cases in which RJR Tobacco or B&W were defendants were tried. Verdicts in favor of RJR Tobacco, B&W and, in some cases, RJR Tobacco, B&W and other defendants, were returned in 30 cases, including 16 mistrials, tried in Florida (26), Missouri (2) and West Virginia (2). Verdicts in favor of the plaintiffs were returned in 23 cases tried in Florida and one in Connecticut.

In the second quarter of 2011, six Engle Progeny cases in which RJR Tobacco was a defendant were tried:

•	In Betty Allen v. R. J. Reynolds Tobacco Co., the court declared a mistrial due to the jury’s inability to reach a verdict.

•

In Andy Allen v. R. J. Reynolds Tobacco Co., the jury returned a verdict in favor of the plaintiff, found RJR Tobacco to be 45% at fault, the decedent, Patricia Allen, to be 40% at fault, and the remaining defendant to be 15% at fault, and awarded $6 million in compensatory damages and $17 million in punitive damages against each defendant.

•	In Marraffino v. R. J. Reynolds Tobacco Co., the court declared a mistrial during opening statements.

•

In Jewett v. R. J. Reynolds Tobacco Co., the jury returned a verdict in favor of the plaintiff, found RJR Tobacco to be 20% at fault, the decedent, Barbara Jewett, to be 70% at fault, and the remaining defendant to be 10% at fault, and awarded $1.1 million in compensatory damages and no punitive damages.

•

In Reese v. R. J. Reynolds Tobacco Co., the jury returned a verdict in favor of the plaintiff, found RJR Tobacco to be 30% at fault, and awarded $3.6 million in compensatory damages and no punitive damages.

•

In Soffer v. R. J. Reynolds Tobacco Co., the jury returned a verdict in favor of the plaintiff, found RJR Tobacco to be 40% at fault and the decedent, Maurice Soffer, to be 60% at fault, and awarded $5 million in compensatory damages and no punitive damages.

In addition, since the end of the second quarter of 2011, jurors returned a verdict in two other Engle Progeny cases:

•

In Ciccone v. R. J. Reynolds Tobacco Co., the jury returned a verdict finding that the plaintiff is an Engle class member. On July 21, 2011, the jury awarded approximately $3.2 million in compensatory damages and $50,000 in punitive damages. The jury found the plaintiff to be 70% at fault and RJR Tobacco to be 30% at fault.

•

In Weingart v. R. J. Reynolds Tobacco Co., the jury returned a verdict in favor of the plaintiff, however they refused to award compensatory or punitive damages and found the plaintiff to be 91% at fault.

For a detailed description of the above-described cases above, see “— Engle and Engle Progeny Cases” below.

In the second quarter of 2011, one non-Engle Progeny individual smoking and health case in which RJR Tobacco was a defendant was tried. In Hargroves v. R. J. Reynolds Tobacco Co., the jury returned a verdict in favor of RJR Tobacco.

In the second quarter of 2011, a verdict was entered in a health-care cost recovery case. In April 2011, in City of St. Louis v. American Tobacco Co., Inc., the jury returned a verdict in favor of all defendants. For a detailed description of the case, see “— Health-Care Cost Recovery Cases – Hospital Cases” below.

The following chart reflects the verdicts in the smoking and health cases or health-care cost recovery cases that have been tried and remain pending as of June 30, 2011, in which verdicts have been returned in favor of the plaintiffs and against RJR Tobacco or B&W, or both.

Date of Verdict	Case Name/Type	Jurisdiction	Verdict	Cross-Reference to Post-Trial Status

December 18, 2003	Frankson v. Brown & Williamson Tobacco Corp. [Individual]	Supreme Court, Kings County (Brooklyn, NY)	$350,000 in compensatory damages; 50% fault assigned to B&W; $20 million in punitive damages, of which $6 million was assigned to B&W, and $2 million to a predecessor company.	See “— Individual Smoking and Health Cases” below.

February 2, 2005	Smith v. Brown & Williamson Tobacco Corp. [Individual]	Circuit Court, Jackson County (Independence, MO)	$2 million in compensatory damages, which was reduced to $500,000 because of jury’s findings that the plaintiff was 75% at fault; $20 million in punitive damages.	See “— Individual Smoking and Health Cases” below.

August 17, 2006	United States v. Philip Morris USA, Inc. [Governmental Health-Care Cost Recovery]	U.S. District Court, District of Columbia (Washington, DC)	RJR Tobacco and B&W were found liable for civil RICO claims; were enjoined from using certain brand descriptors and from making certain misrepresentations; and were ordered to make corrective communications on five subjects, including smoking and health and addiction, to reimburse the U.S. Department of Justice appropriate costs associated with the lawsuit, and to maintain document web sites.	See “— Health-Care Cost Recovery Cases – Department of Justice Case” below.

May 5, 2009	Sherman v. R. J. Reynolds Tobacco Co. [Engle Progeny]	Circuit Court, Broward County, (Ft. Lauderdale, FL)	$1.55 million in compensatory damages; 50% of fault assigned to RJR Tobacco, which reduced the award to $775,000. No punitive damages awarded.	See “— Engle and Engle Progeny Cases” below.

May 22, 2009	Brown v. R. J. Reynolds Tobacco Co. [Engle Progeny]	Circuit Court, Broward County, (Ft. Lauderdale, FL)	$1.2 million in compensatory damages; 50% of fault assigned to RJR Tobacco, which reduced the award to $600,000. No punitive damages awarded.	See “— Engle and Engle Progeny Cases” below.

May 29, 2009	Martin v. R. J. Reynolds Tobacco Co. [Engle Progeny]	Circuit Court, Escambia County, (Pensacola, FL)	$5 million in compensatory damages; 66% of fault assigned to RJR Tobacco, which reduced the award to $3.3 million; $25 million in punitive damages.	See “— Engle and Engle Progeny Cases” below.

August 19, 2009	Campbell v. R. J. Reynolds Tobacco Co. [Engle Progeny]	Circuit Court, Escambia County, (Pensacola, FL)	$7.8 million in compensatory damages; 39% of fault assigned to RJR Tobacco, which reduced the award to $3.04 million. No punitive damages awarded.	See “— Engle and Engle Progeny Cases” below.

February 8, 2010	Gray v. R. J. Reynolds Tobacco Co. [Engle Progeny]	Circuit Court, Escambia County, (Pensacola, FL)	$7 million in compensatory damages; 60% of fault assigned to RJR Tobacco, which reduced the award to $4.2 million; $2 million in punitive damages.	See “— Engle and Engle Progeny Cases” below.

March 10, 2010	Douglas v. Philip Morris USA, Inc. [Engle Progeny]	Circuit Court, Hillsborough County, (Tampa, FL)	$5 million in compensatory damages; 5% of fault assigned to RJR Tobacco, which reduced the award to $250,000. No punitive damages awarded.	See “— Engle and Engle Progeny Cases” below.

March 11, 2010	Hall v. R. J. Reynolds Tobacco Co. [Engle Progeny]	Circuit Court, Alachua County, (Gainesville, FL)	$5 million in compensatory damages; 65% of fault assigned to RJR Tobacco, which reduced the award to $3.25 million; $12.5 million in punitive damages.	See “— Engle and Engle Progeny Cases” below.

March 10, 2010	Cohen v. R. J. Reynolds Tobacco Co. [Engle Progeny]	Circuit Court, Broward County, (Ft. Lauderdale, FL)	$10 million in compensatory damages; 33.3% of fault assigned to RJR Tobacco, which reduced the award to $3.3 million; $20 million in punitive damages, of which $10 million was assigned to RJR Tobacco.	See “— Engle and Engle Progeny Cases” below.

April 13, 2010	Clay v. R. J. Reynolds Tobacco Co. [Engle Progeny]	Circuit Court, Escambia County, (Pensacola, FL)	$3.5 million in compensatory damages; 60% of fault assigned to RJR Tobacco, which reduced the award to $2.1 million; $18 million in punitive damages, of which $17 million was assigned to RJR Tobacco.	See “— Engle and Engle Progeny Cases” below.

April 21, 2010	Townsend v. R. J. Reynolds Tobacco Co. [Engle Progeny]	Circuit Court, Alachua County, (Gainesville, FL)	$10.8 million in compensatory damages and $80 million punitive damages; 51% of fault assigned to RJR Tobacco, which reduced the award to $5.5 million in compensatory damages; $40.8 million in punitive damages.	See “— Engle and Engle Progeny Cases” below.

April 26, 2010	Putney v. R. J. Reynolds Tobacco Co. [Engle Progeny]	Circuit Court, Broward County, (Ft. Lauderdale, FL)	$15.1 million in compensatory damages; 30% of fault assigned to RJR Tobacco, which reduced the award to $4.5 million; $5 million in punitive damages, of which $2.5 million was assigned to RJR Tobacco.	See “— Engle and Engle Progeny Cases” below.

April 29, 2010	Grossman v. R. J. Reynolds Tobacco Co. [Engle Progeny]	Circuit Court, Broward County, (Ft. Lauderdale, FL)	$1.9 million in compensatory damages; 25% of fault assigned to RJR Tobacco, which reduced the award to $483,682. No punitive damages awarded.	See “— Engle and Engle Progeny Cases” below.

May 20, 2010	Buonomo v. R. J. Reynolds Tobacco Co. [Engle Progeny]	Circuit Court, Broward County, (Ft. Lauderdale, FL)	$5.2 million in compensatory damages; 77.5% of fault assigned to RJR Tobacco, which reduced the award to $4.06 million; $25 million in punitive damages.	See “— Engle and Engle Progeny Cases” below.

May 26, 2010	Izzarelli v. R. J. Reynolds Tobacco Co. [Individual S&H]	U.S. District Court, District of Connecticut, (Bridgeport, CT)	$13.9 million in compensatory damages; 58% of fault assigned to RJR Tobacco, which reduced the award to $8.08 million against RJR Tobacco; $3.97 million in punitive damages.	See “— Individual Smoking and Health Cases” below.

June 18, 2010	Alexander v. R. J. Reynolds Tobacco Co. [Engle Progeny]	Circuit Court, Alachua County, (Gainesville, FL)	$2.5 million in compensatory damages; 51% of fault assigned to RJR Tobacco, which reduced the award to $1.275 million; $2.5 million in punitive damages.	See “— Engle and Engle Progeny Cases” below.

August 5, 2010	Piendle v. R. J. Reynolds Tobacco Co. [Engle Progeny]	Circuit Court, Palm Beach County, (West Palm Beach, FL)	$4 million in compensatory damages; 27.5% of fault assigned to RJR Tobacco, which reduced the award to $1.1 million; $180,000 in punitive damages.	See “— Engle and Engle Progeny Cases” below.

November 15, 2010	Webb v. R. J. Reynolds Tobacco Co. [Engle Progeny]	Circuit Court, Levy County, (Bronson, FL)	$8 million in compensatory damages; 90% of fault assigned to RJR Tobacco, which reduced the award to $7.2 million; $72 million in punitive damages.	See “— Engle and Engle Progeny Cases” below.

February 10, 2011	Kirkland v. R. J. Reynolds Tobacco Co. [Engle Progeny]	Circuit Court, Hillsborough County, (Tampa, FL)	$100,000 in compensatory damages; 10% of fault assigned to RJR Tobacco, which reduced the award to $10,000; $250,000 in punitive damages.	See “— Engle and Engle Progeny Cases” below.

February 22, 2011	Huish v. R. J. Reynolds Tobacco Co. [Engle Progeny]	Circuit Court, Alachua County, (Gainesville, FL)	$750,000 in compensatory damages; 25% of fault assigned to RJR Tobacco, which reduced the award to $187,500; $1.5 million in punitive damages.	See “— Engle and Engle Progeny Cases” below.

March 18, 2011	Mack v. R. J. Reynolds Tobacco Co. [Engle Progeny]	Circuit Court, Alachua County, (Gainesville, FL)	$1 million in compensatory damages; 51% of fault assigned to RJR Tobacco, which reduced the award to $510,000; No punitive damages awarded.	See “— Engle and Engle Progeny Cases” below.

April 26, 2011	Andy Allen v. R. J. Reynolds Tobacco Co. [Engle Progeny]	Circuit Court, Duval County, (Jacksonville, FL)	$6 million in compensatory damages; 45% of fault assigned to RJR Tobacco, which reduced the award to $2.7 million; $17 million in punitive damages against each defendant awarded.	See “— Engle and Engle Progeny Cases” below.

May 20, 2011	Jewett v. R. J. Reynolds Tobacco Co. [Engle Progeny]	Circuit Court, Duval County, (Jacksonville, FL)	$1.1 million in compensatory damages; 20% of fault assigned to RJR Tobacco, which reduced the award to $218,600. No punitive damages awarded.	See “— Engle and Engle Progeny Cases” below.

May 20, 2011	Reese v. R. J. Reynolds Tobacco Co. [Engle Progeny]	Circuit Court, Miami-Dade County, (Miami, FL)	$3.6 million in compensatory damages; 30% of fault assigned to RJR Tobacco, which reduced the award to $1.1 million; No punitive damages awarded.	See “— Engle and Engle Progeny Cases” below.

June 16, 2011	Soffer v. R. J. Reynolds Tobacco Co. [Engle Progeny]	Circuit Court, Alachua County, (Gainesville, FL)	$5 million in compensatory damages; 40% of fault assigned to RJR Tobacco, which reduced the award to $2 million; No punitive damages awarded.	See “— Engle and Engle Progeny Cases” below.

July 15, 2011	Ciccone v. R. J. Reynolds Tobacco Co. [Engle Progeny]	Circuit Court, Broward County, (Ft. Lauderdale, FL)	$3.2 million in compensatory damages; 30% of fault assigned to RJR Tobacco, which reduced the award to $1 million; $50,000 in punitive damages.	See “— Engle and Engle Progeny Cases” below.

Individual Smoking and Health Cases

As of June 30, 2011, 139 individual cases were pending in the United States against RJR Tobacco, B&W, as its indemnitee, or both. This category of cases includes smoking and health cases alleging personal injury brought by or on behalf of individual plaintiffs, but does not include the Broin II, Engle Progeny or West Virginia IPIC cases discussed below. A total of 136 of the individual cases are brought by or on behalf of individual smokers or their survivors, while the remaining three cases are brought by or on behalf of individuals or their survivors alleging personal injury as a result of exposure to environmental tobacco smoke, referred to as ETS.

Below is a description of the individual smoking and health cases against RJR Tobacco or B&W, or both, which went to trial or were decided during the period from January 1, 2011 to June 30, 2011, or remained on appeal as of June 30, 2011.

On August 15, 2003, the jury returned a verdict in favor of B&W in Eiser v. Brown & Williamson Tobacco Corp., a case filed in March 1999 in the Court of Common Pleas, Philadelphia County, Pennsylvania. The plaintiff, Lois Eiser, sought compensatory and punitive damages in an amount in excess of $50,000, together with interest, costs and attorneys’ fees in this wrongful death action against B&W. In January 2006, the Superior Court of Pennsylvania affirmed the verdict. The Pennsylvania Supreme Court granted the plaintiff’s petition to appeal, and on December 28, 2007, remanded the case to the Superior Court for further review of certain issues. In August 2010, the Superior Court of Pennsylvania entered a memorandum affirming the final judgment. In November 2010, the plaintiff filed a petition for permission to appeal to the Pennsylvania Supreme Court. A decision is pending.

On December 18, 2003, the jury returned a verdict in favor of the plaintiff in Frankson v. Brown & Williamson Tobacco Corp., a case filed in August 2000 in Supreme Court, Kings County, New York, awarded $350,000 in compensatory damages and eventually returned a verdict of $20 million in punitive damages against the defendants in an action brought against the major U.S. cigarette manufacturers, including RJR Tobacco, who was dismissed prior to trial, and B&W. Other manufacturers were dismissed before trial. The plaintiff, Gladys Frankson, alleged that Mr. Frankson became addicted to nicotine, was unable to cease smoking, developed lung cancer and died as a result. The defendants as a group and the deceased smoker were each found to be 50% at fault. On January 9, 2004, the jury awarded $20 million in punitive damages, assigning $6 million to B&W and $2 million to American Tobacco, a predecessor company to B&W. In June 2004, the parties’ post-trial motions were denied by the trial judge, except that the trial judge granted a new trial unless the parties consented to an increase in compensatory damages to $500,000 and a decrease in punitive damages to $5 million, of which $4 million would be assigned to B&W. The plaintiff stipulated to the reduction in punitive damages in January 2005. Defendants filed a notice of appeal of the orders on post-trial motions in January 2005. In July 2006, the Appellate Division, New York Supreme Court, Second Department, directed that the plaintiffs’ claims for design defect be dismissed, but otherwise affirmed the orders denying defendants’ post-trial motions. Following remand from this appellate decision, the plaintiff withdrew her request for additur of the compensatory damages, and in December 2006, the trial judge granted this request, and reinstated the original $350,000 compensatory jury verdict.

In June 2007, final judgment was entered against the defendants in the amount of approximately $6.8 million, including interest and costs. The defendants filed a notice of appeal to the Appellate Division, New York Supreme Court, Second Department. Pursuant to its agreement to indemnify B&W, RJR Tobacco posted a supersedeas bond in the amount of $8.018 million. In September 2009, the New York Supreme Court, Appellate Division, affirmed the compensatory damages award, set aside the punitive damages award and remanded the case to the Kings County Supreme Court for a new trial on punitive damages. No date has been set for the punitive damages retrial.

On February 1, 2005, the jury returned a split verdict in Smith v. Brown & Williamson Tobacco Corp., a case filed in May 2003 in Circuit Court, Jackson County, Missouri, finding in favor of B&W on two counts, fraudulent concealment and conspiracy, and finding in favor of the plaintiffs on negligence, which incorporates failure to warn and product defect claims. The plaintiff, Lincoln Smith, claimed that the defendant’s tobacco products caused Mrs. Smith’s death from lung cancer. The plaintiffs were awarded $2 million in compensatory damages and $20 million in punitive damages; however, the jury found the plaintiff to be 75% at fault, and B&W 25% at fault, and thus the compensatory award was reduced to $500,000. B&W appealed to the Missouri Court of Appeals, and in July 2007, the court affirmed the compensatory damages and ordered a new trial on punitive damages. In December 2008, the Missouri Court of Appeals issued an opinion that affirmed in part, reversed in part, and remanded the case for further proceedings on the issue of punitive damages. Trial on the issue of punitive damages began in July 2009. On July 29, 2009, RJR Tobacco, on behalf of B&W, paid the compensatory damages verdict, plus interest, in the amount of approximately $700,000. In August 2009, the jury returned a verdict for the plaintiffs, finding B&W liable for damages for aggravating circumstances, and on August 20, 2009, awarded the plaintiffs $1.5 million in punitive damages. The court denied the plaintiffs’ and the defendant’s post-trial motions. B&W and the plaintiffs filed notices of appeal in December 2009. Briefing is underway.

On May 26, 2010, a jury returned a verdict in favor of the plaintiff in Izzarelli v. R. J. Reynolds Tobacco Co., a case filed in December 1999 in the U.S. District Court for the District of Connecticut. The plaintiff sought to recover damages for personal injuries that the plaintiff alleges she sustained as a result of unsafe and unreasonably dangerous cigarette products and for economic losses she sustained as a result of unfair trade practices of the defendant. The jury found RJR Tobacco to be 58% at fault and the plaintiff to be 42% at fault, awarded $13.9 million in compensatory damages and found the plaintiff to be entitled to punitive damages. In December 2010, the court awarded the plaintiff $3.97 million in punitive damages. Final judgment was entered on December 30, 2010, in the amount of $11.95 million. RJR Tobacco filed a notice of appeal in January 2011. The court granted the plaintiff’s motion for offer of judgment interest, and awarded the plaintiff $15.8 million for the period of December 6, 1999 up to and including December 5, 2010, and approximately $4,000 per day thereafter until an amended judgment was entered. The amended judgment was entered in the amount of approximately $28.1 million on March 4, 2011. Briefing on the appeal is underway.

On May 19, 2011, a jury returned a verdict in favor of RJR Tobacco in Hargroves v. R. J. Reynolds Tobacco Co., a case filed in December 2005 in the Circuit Court, Hillsborough County, Florida. The plaintiff alleged that as a result of using the defendant’s products, the decedent, Debra Hargroves, suffered from lung cancer, emphysema, heart disease and other smoking-related diseases and/or conditions. Final judgment was entered, and the plaintiff filed a motion for a new trial. At a hearing in June 2011, the court denied the plaintiff’s motion. The deadline for the plaintiff to file a notice of appeal is August 4, 2011.

West Virginia IPIC

In West Virginia, as of June 30, 2011, approximately 600 individual claims remain pending in a consolidated action, In re: Tobacco Litigation Individual Personal Injury Cases. The defendants are Philip Morris, Lorillard and RJR Tobacco (including claims concerning The American Tobacco Company and B&W). The Case Management Order currently calls for these cases to be resolved in a two phase procedure — a common issue trial in Phase I, and, if plaintiffs prevail on one or more issues, a Phase II, consisting of individual trials of liability, medical causation, compensatory damages and punitive damages for each of the individual plaintiffs. The Phase I trial will focus on whether defendants manufactured defective products, whether their conduct was tortious and whether their conduct meets the standard for a potential award of punitive damages under West Virginia law. There will be no lump sum award of punitive damages and the Phase I jury will not be asked to set a punitive multiplier. Instead, if the jury finds that a defendant’s conduct meets the punitive standard, then plaintiffs in their individual trials in Phase II will have the chance to ask Phase II juries to consider awarding punitive damages to each plaintiff on a case-by-case basis. Phase I trials were initiated twice in 2010 in Kanawha County (Charleston), resulting in mistrials in February and June 2010, due to an inability to find a sufficient number of impartial jurors from which to select a jury. The Court has now moved the case to Ohio County (Wheeling) with a new Phase I trial to commence October 17, 2011.

Engle and Engle Progeny Cases

Trial began in July 1998 in Engle v. R. J. Reynolds Tobacco Co., a case filed in May 1994, in Circuit Court, Miami-Dade County, Florida, in which a class consisting of Florida residents, or their survivors, alleged diseases or medical conditions caused by their alleged “addiction” to cigarettes. The action was brought against the major U.S. cigarette manufacturers, including RJR Tobacco and B&W, seeking actual damages and punitive damages in excess of $100 billion each and the creation of a medical fund to compensate individuals for future health-care costs. In July 1999, the jury found against RJR Tobacco, B&W and the other cigarette-manufacturer defendants in the initial phase, which included common issues related to certain elements of liability, general causation and a potential award of, or entitlement to, punitive damages.

On July 14, 2000, in the second phase of the trial, the jury returned a punitive damages verdict in favor of the “Florida class” of approximately $145 billion against all the defendants, with approximately $36.3 billion and $17.6 billion being assigned to RJR Tobacco and B&W, respectively.

In November 2000, the trial judge denied all post-trial motions and entered judgment. The Florida Third District Court of Appeal reversed the trial court’s final judgment and remanded the case to the Miami-Dade County Circuit Court with instructions to decertify the class. The class appealed, and the Florida Supreme Court accepted the case in May 2004.

In July 2006, the court affirmed the dismissal of the punitive damages award and decertified the class, on a going-forward basis. The court preserved a number of class-wide findings from Phase I of the trial, including that cigarettes can cause certain diseases, that nicotine is addictive and that defendants placed defective and unreasonably dangerous cigarettes on the market, and authorized former class members to avail themselves of those findings under certain conditions in individual lawsuits, provided they commence those lawsuits within one year of the date the court’s decision became final. The court specified that the eligible plaintiffs are confined to those Florida citizen residents who suffered or died from smoking-related illnesses that “manifested” themselves on or before November 21, 1996, and that were caused by an addiction to cigarettes that contain nicotine.

In August 2006, RJR Tobacco and the other defendants filed a rehearing motion arguing, among other things, that the findings from the Engle trial were not sufficiently specific to serve as the basis for further proceedings and that the Florida Supreme Court’s decision denied the defendants due process. The plaintiffs also filed a rehearing motion arguing that some smokers who became sick after November 21, 1996, and who were therefore not class members, should nevertheless have the statute of limitations tolled since they may have refrained from filing suit earlier in the mistaken belief that they were Engle class members. In December 2006, the Florida Supreme Court withdrew its July 2006, decision and issued a revised opinion, in which it set aside the jury’s findings of a conspiracy to misrepresent and clarified that the Engle jury’s finding on express warranty were preserved for use by eligible plaintiffs. The court also denied the plaintiffs’ motion and confirmed that the eligible plaintiffs were limited to those individuals who developed alleged smoking-related illnesses that manifested themselves on or before November 21, 1996.

In the fourth quarter of 2007, the defendants’ petition for writ of certiorari and petition for rehearing with the U.S. Supreme Court were both denied.

Pursuant to the Florida Supreme Court’s July 2006, ruling in Engle v. R. J. Reynolds Tobacco Co., which decertified the class, eligible plaintiffs had one year from January 11, 2007, in which to file individual lawsuits. In addition, some individuals who filed suit prior to January 11, 2007, and who claim they meet the conditions in Engle, also are attempting to avail themselves of the Engle ruling. Lawsuits by individuals requesting the benefit of the Engle ruling, whether filed before or after the January 11, 2007, mandate, are referred to as the Engle Progeny cases. As of June 30, 2011, RJR Tobacco had been served in 6,631 Engle Progeny cases in both state and federal courts in Florida. These cases include approximately 7,963 plaintiffs. The number of cases will likely change due to individual plaintiffs being severed from multi-plaintiff cases. Many of these cases are in active discovery or nearing trial.

Three federal district courts ruled that the findings in the first phase of the Engle proceedings cannot be used to satisfy elements of plaintiffs’ claims, and two of those rulings, in Brown v. R. J. Reynolds Tobacco Co. and Burr v. Philip Morris USA, Inc., were certified by the trial court for interlocutory review. In July 2010, the Court of Appeals for the Eleventh Circuit held, as a matter of Florida law, that the findings from the first phase of the Engle proceedings cannot be given greater effect than what the Engle jury found. Because it rejected plaintiffs’ approach on state-law grounds, the court did not find it necessary to consider whether that approach would violate the Due Process Clause of the U.S. Constitution.

On December 14, 2010, the First District Court of Appeal – an intermediate state appellate court – rejected the Eleventh Circuit’s holding and concluded, in the Martin v. R. J. Reynolds Tobacco Co. case, that the Engle findings “establish the conduct of elements” of plaintiffs’ claims. On July 19, 2011, the Florida Supreme Court denied RJR Tobacco’s request to review the decision of the intermediate state appellate court. The Martin holding on the Engle findings is expected to be given binding precedential effect in state trial courts throughout Florida and likely supersedes the Eleventh Circuit’s interpretation of state law even in the federal cases. As a result, the defendants have asked the federal district courts in Jacksonville and Tampa to rule on their constitutional due process objection to the use of the Engle findings to satisfy elements of plaintiffs’ claims. The federal district court in Jacksonville has scheduled a hearing for September 7, 2011, to further address the use of the findings and defendants’ due process challenge.

In June 2009, Florida amended its existing bond cap statute by adding a $200 million bond cap that applied to all Engle Progeny cases in the aggregate. In May, 2011, Florida removed the provision that allowed it to expire on December 31, 2012. The bond cap for any given individual Engle Progeny case varies depending on the number of judgments in effect at a given time, but never exceeds $5 million per case. The legislation, which became effective in June 2009 and 2011, applies to judgments entered after the original 2009 effective date. The plaintiffs have challenged the constitutionality of the bond cap in four of the cases discussed below. The Alachua County court upheld the bond cap in three of those cases. The plaintiffs have appealed to the First District Court of Appeal. Argument in the fourth case took place in a trial court in Escambia County in January 2011; in that case, Clay v. R. J. Reynolds Tobacco Co., the trial court upheld the bond cap. The First District Court of Appeal affirmed the trial court’s decision on April 12, 2011. The First District Court of Appeal issued a written opinion in Hall v. R. J. Reynolds Tobacco Co., on July 12, 2011, explaining why the statute is constitutional. The court also stated that the issues are likely to continue until they are definitively resolved by the Florida Supreme Court. As a result, the court certified to the Florida Supreme Court the question of whether the bond cap violates the Florida Constitution by limiting the amount of the bond necessary to obtain an automatic stay of the judgment against a signatory to the tobacco settlement agreement with the State of Florida.

Below is a description of the Engle Progeny cases against RJR Tobacco or B&W, or both, which went to trial or were decided during the period from January 1, 2011 to June 30, 2011, or remained on appeal as of June 30, 2011.

On May 5, 2009, in Sherman v. R. J. Reynolds Tobacco Co., a case filed in September 2007 in the Circuit Court, Broward County, Florida, a jury returned a verdict in favor of the plaintiff. The plaintiff, Melba Sherman, alleged that as a result of using the defendant’s products, the decedent, John Sherman, developed lung cancer and died. The plaintiff sought compensatory damages and an unspecified amount of punitive damages. On May 8, 2009, the jury awarded compensatory damages of $1.55 million and found the decedent to be 50% at fault. No punitive damages were awarded. The court entered final judgment in the amount of $775,000 in June 2009. RJR Tobacco filed a notice of appeal to the Fourth District Court of Appeal, and posted a supersedeas bond in the amount of approximately $900,000. The plaintiff filed a notice of cross appeal of the final judgment in July 2009. Oral argument occurred on May 10, 2011. A decision is pending.

On May 20, 2009, in Brown v. R. J. Reynolds Tobacco Co., a case filed in March 2007, in the Circuit Court, Broward County, Florida, a jury returned a verdict in favor of the plaintiff. The plaintiff alleged that the decedent, Roger Brown, developed smoking related diseases, which resulted in his death. The plaintiff sought compensatory damages and an unspecified amount of punitive damages. The jury later returned a verdict that the decedent was 50% at fault for his injuries and awarded compensatory damages of $1.2 million. No punitive damages were awarded. In June 2009, RJR Tobacco’s post-trial motions were denied, and the court entered final judgment in the amount of $600,000. RJR Tobacco filed a notice of appeal to the Fourth District Court of Appeal and posted a supersedeas bond in the amount of approximately $700,000 in July 2009. Oral argument occurred on February 3, 2011. A decision is pending.

On May 29, 2009, in Martin v. R. J. Reynolds Tobacco Co., a case filed in October 2007 in the Circuit Court, Escambia County, Florida, a jury returned a verdict in favor of the plaintiff, found RJR Tobacco to be 66% at fault for the decedent’s injuries, and awarded $5 million in compensatory damages. The plaintiff alleged that as a result of Benny Martin’s use of the defendant’s tobacco products, he developed lung cancer and other medical conditions and died. The plaintiff, Mathilde Martin, sought an unspecified amount of compensatory and punitive damages. On June 1, 2009, the jury returned a punitive damages award of $25 million. In September 2009, the court entered final judgment, awarding the plaintiff the sum of $3.3 million in compensatory damages and $25 million in punitive damages, and RJR Tobacco filed a notice of appeal to the First District Court of Appeal. In October 2009, RJR Tobacco posted a supersedeas bond in the amount of approximately $5 million, and the plaintiff filed a notice of cross appeal of the final judgment. The First District Court of Appeal affirmed the final judgment in December 2010. RJR Tobacco asked the Florida Supreme Court to accept jurisdiction and review the decision of the First District. On July 19, 2011, the Florida Supreme Court denied RJR Tobacco’s request to review the decision. RJR Tobacco has 90 days to file a writ of certiorari with the U.S. Supreme Court.

On August 19, 2009, in Campbell v. R. J. Reynolds Tobacco Co., a case filed in December 2007 in the Circuit Court, Escambia County, Florida, a jury returned a verdict in favor of the plaintiff, found the decedent, Betty Campbell, to be 57% at fault, RJR Tobacco to be 39% at fault and the remaining defendants to be 4% at fault, and awarded $7.8 million in compensatory damages. No punitive damages were awarded. The plaintiff alleged that as a result of Mrs. Campbell’s addiction to cigarettes, she suffered and died from various smoking related diseases, including chronic obstructive pulmonary disease. The plaintiff sought judgment against each defendant for an amount in excess of $15,000, taxable costs, punitive damages and interest. In September 2009, the court entered final judgment against RJR Tobacco in the amount of $3.04 million. RJR Tobacco filed a notice of appeal and posted a supersedeas bond in the amount of approximately $3 million in January 2010. In March 2011, the Florida First District Court of Appeal affirmed the trial court’s decision based on its prior ruling in Martin. RJR Tobacco moved the First District Court of Appeal to certify the case as one of great public importance, which is the first step in seeking review by the Florida Supreme Court, but the court denied the motion. The defendants filed a notice to invoke discretionary jurisdiction of the Florida Supreme Court. On July 19, 2011, the Florida Supreme Court denied RJR Tobacco’s petition to review the decision. RJR Tobacco has 90 days to file a writ of certiorari with the U.S. Supreme Court.

On February 5, 2010, in Gray v. R. J. Reynolds Tobacco Co., a case filed in November 2007 in the Circuit Court, Escambia County, Florida, a jury returned a verdict in favor of the plaintiff, Carolyn Gray. The jury found the decedent, Charles Gray, to be 40% at fault and RJR Tobacco to be 60% at fault for Mr. Gray’s injuries, and awarded $7 million in compensatory damages. On February 8, 2010, the jury awarded $2 million in punitive damages. Mrs. Gray alleged that as a result of her husband’s addiction and use of RJR Tobacco’s products, he died from lung cancer. Mrs. Gray sought an unspecified amount of compensatory and punitive damages. In March 2010, the court entered final judgment against RJR Tobacco in the amount of $4.2 million in compensatory damages and $2 million in punitive damages. In July 2010, RJR Tobacco filed a notice of appeal and posted a supersedeas bond in the amount of $5 million. In June 2011, the First District Court of Appeal affirmed per curiam the trial court’s order. The defendants filed a notice to invoke discretionary jurisdiction of the Florida Supreme Court. On July 20, 2011, the Florida Supreme Court denied RJR Tobacco’s petition to review the decision. RJR Tobacco has 90 days to file a writ of certiorari with the U.S. Supreme Court.

On February 25, 2010, in Grossman v. R. J. Reynolds Tobacco Co., a case filed in December 2007 in the Circuit Court, Broward County, Florida, the court declared a mistrial due to the jury’s inability to reach a decision. The plaintiff alleged that as a result of the decedent, Laura Grossman’s, addiction to cigarettes, she developed lung cancer and died. The plaintiff sought damages in excess of $15,000 and all taxable costs and interest. Retrial began in March 2010. On April 21, 2010, the jury returned a verdict in favor of the plaintiff in Phase I, finding that the decedent was addicted to cigarettes containing nicotine and the addiction was the legal cause of her death by lung cancer. On April 29, 2010, the jury awarded $1.9 million in compensatory damages and no punitive damages. The jury also found RJR Tobacco to be 25% at fault, the decedent to be 70% at fault and the decedent’s spouse to be 5% at fault. Final judgment was entered in June 2010, in the amount of $483,682. RJR Tobacco filed a notice of appeal and posted a supersedeas bond in the amount of approximately $484,000 in July 2010. The plaintiff filed a notice of cross appeal. Briefing is underway.

On March 10, 2010, in Douglas v. Philip Morris USA, Inc., a case filed in October 2007 in Circuit Court, Hillsborough County, Florida, a jury returned a verdict for the plaintiff, found the decedent, Charlotte Douglas, to be 50% at fault, RJR Tobacco to be 5% at fault and the remaining defendants to be 45% at fault, and awarded $5 million in compensatory damages. No punitive damages were awarded. The plaintiff alleged that as a result of the decedent’s addiction to smoking the defendants’ cigarettes, she suffered bodily injury and died. In March 2010, the court entered final judgment against RJR Tobacco in the amount of $250,000. RJR Tobacco filed a notice of appeal to the Second District Court of Appeal and posted a supersedeas bond in the amount of $250,000. Briefing is underway.

In Hall v. R. J. Reynolds Tobacco Co., a case filed in December 2007 in the Circuit Court, Alachua County, Florida, the jury returned a verdict in favor of the plaintiff on March 11, 2010. The jury also found the decedent, Arthur Hall, to be 35% at fault and RJR Tobacco to be 65% at fault, and awarded $5 million in compensatory damages. On March 12, 2010, the jury returned a $12.5 million punitive damages award. The plaintiff alleged that as a result of the decedent’s use of the defendant’s products he suffered from lung cancer and died. In March 2010, the court entered final judgment in the amount of $3.25 million in compensatory damages and $12.5 million in punitive damages. RJR Tobacco filed a notice of appeal and posted a supersedeas bond in the amount of $5 million in May 2010. The plaintiff filed a notice of cross appeal. In May 2011, the First District Court of Appeal affirmed per curiam the trial court’s decision. RJR Tobacco filed a notice to invoke the discretionary jurisdiction of the Florida Supreme Court. On July 19, 2011, the Florida Supreme Court denied RJR Tobacco’s petition to review the decision. RJR Tobacco has 90 days to file a writ of certiorari with the U.S. Supreme Court.

On March 10, 2010, in Cohen v. R. J. Reynolds Tobacco Co., a case filed in May 2007 in the Circuit Court, Broward County, Florida, a jury returned a verdict in favor of the plaintiff. The plaintiff alleged that the decedent, Nathan Cohen, developed lung cancer as a result of using the defendants’ products, and sought in excess of $15,000 compensatory damages and unspecified punitive damages. On March 24, 2010, the jury awarded the plaintiff $10 million in compensatory damages, and found the decedent to be 33.3% at fault, RJR Tobacco to be 33.3% at fault and the remaining defendant to be 33.3% at fault. The jury also awarded $20 million in punitive damages, of which $10 million was assigned to RJR Tobacco. In July 2010, the court entered final judgment against RJR Tobacco in the amount of $3.33 million in compensatory damages and $10 million in punitive damages and the plaintiff filed a motion to amend or alter the final judgment. The court entered an amended judgment to include interest from the date of the verdict in September 2010. The plaintiff filed a notice of cross appeal. RJR Tobacco filed a notice of appeal and posted a supersedeas bond in the amount of $2.5 million in October 2010. Briefing is underway.

On April 13, 2010, in Clay v. R. J. Reynolds Tobacco Co., a case filed in December 2007 in the Circuit Court, Escambia County, Florida, a jury returned a verdict in favor of the plaintiff, found the decedent, Janie Mae Clay, to be 30% at fault, RJR Tobacco to be 60% at fault and the remaining defendant to be 10% at fault, and awarded $3.5 million in compensatory damages. The plaintiff alleged that the decedent developed addiction, chronic obstructive pulmonary disease and other conditions and diseases as a result of using the defendants’ products. On April 14, 2010, the jury awarded $18 million in punitive damages, of which $17 million was assigned to RJR Tobacco. The court entered final judgment against RJR Tobacco in the amount of $2.1 million in compensatory damages and $17 million in punitive damages in September 2010. RJR Tobacco filed a notice of appeal and posted a supersedeas bond in the amount of approximately $4.7 million. The plaintiff filed a notice of cross appeal. Briefing is underway.

On April 26, 2010, in Putney v. R. J. Reynolds Tobacco Co., a case filed in December 2007 in the Circuit Court, Broward County, Florida, the jury returned a verdict in favor of the plaintiff, finding the decedent, Margot Putney, to be 35% at fault, RJR Tobacco to be 30% at fault and the remaining defendants to be 35% at fault, and awarded $15.1 million in compensatory damages and $2.5 million in punitive damages each against RJR Tobacco and the remaining defendants. The plaintiff alleged that the decedent, Margot Putney, suffered from nicotine addiction and lung cancer as a result of using the defendants’ products. In August 2010, final judgment was entered against RJR Tobacco in the amount of $4.5 million in compensatory damages, and $2.5 million in punitive damages. RJR Tobacco filed a notice of appeal and the plaintiff filed a notice of cross appeal. In December 2010, the court entered an amended final judgment to provide that interest would run from April 26, 2010. The defendants filed a joint notice of appeal of the amended final judgment, and RJR Tobacco posted a supersedeas bond in the amount of approximately $2.4 million. Briefing is underway.

On April 21, 2010, in Townsend v. R. J. Reynolds Tobacco Co., a case filed in December 2007 in the Circuit Court, Alachua County, Florida, the jury returned a verdict in favor of the plaintiff, found RJR Tobacco to be 51% at fault and the decedent, Frank Townsend, to be 49% at fault, and awarded $10.8 million in compensatory damages and $80 million in punitive damages. The plaintiff alleged that the decedent suffered from lung cancer and other conditions and diseases as a result of smoking the defendant’s products. Final judgment was entered on April 29, 2010, in the amount of $5.5 million in compensatory and $40.8 million in punitive damages, which represents 51% of the original damages awards. RJR Tobacco filed a notice of appeal and posted a supersedeas bond in the amount of $5 million. Briefing is complete. A decision is pending.

On May 20, 2010, in Buonomo v. R. J. Reynolds Tobacco Co., a case filed in October 2007 in the Circuit Court, Broward County, Florida, the jury returned a verdict in favor of the plaintiff, found RJR Tobacco to be 77.5% at fault and the decedent, Matthew Buonomo, to be 22.5% at fault, and awarded $5.2 million in compensatory damages and $25 million in punitive damages. The plaintiff alleged that the decedent was addicted to cigarettes and as a result developed one or more smoking related medical conditions and/or diseases. Post-trial motions were denied, but the court, in accordance with the Florida statutory limitation on punitive damage awards, ordered the punitive damage award of $25 million be reduced to $15.7 million – three times the compensatory damages award of $5.2 million. In August 2010, the court entered final judgment in the amount of $4.06 million in compensatory damages and $15.7 million in punitive damages. RJR Tobacco filed a notice of appeal and posted a supersedeas bond in the amount of $5 million. The plaintiff also filed a notice of appeal. Briefing is underway.

In Frazier v. Philip Morris USA Inc., a case filed in December 2007 in the Circuit Court, Miami-Dade County, Florida, the court declared a mistrial on May 14, 2010, due to the inability to seat a jury. The plaintiff alleged that as a result of smoking defendants’, including RJR Tobacco’s, products she developed chronic obstructive pulmonary disease. Retrial began on September 20, 2010. In October 2010, the jury returned a verdict in favor of the defendants. The plaintiff’s post-trial motions were denied and final judgment was entered in February 2011. The plaintiff has filed a notice of appeal, and the defendants have filed a cross-appeal. Briefing is underway.

On June 18, 2010, in Alexander v. R. J. Reynolds Tobacco Co., a case filed in January 2008, in the Circuit Court, Alachua County, Florida, the jury returned a verdict in favor of the plaintiff, found RJR Tobacco to be 51% at fault and the defendant to be 49% at fault, and awarded $2.5 million in compensatory damages and $2.5 million in punitive damages. The plaintiff alleged that as a result of smoking the defendant’s products, the decedent suffered from chronic obstructive pulmonary disease, lung cancer and emphysema. In July 2010, the court entered final judgment in the amount of $1.275 million in compensatory damages and $2.5 million in punitive damages. RJR Tobacco filed a notice of appeal and posted a supersedeas bond in the amount of approximately $3.8 million in September 2010. The plaintiff filed a notice of cross appeal. Briefing is underway.

On August 5, 2010, in Piendle v. R. J. Reynolds Tobacco Co., a case filed in November 2007, in the Circuit Court, Palm Beach County, Florida, the jury returned a verdict in favor of the plaintiff, found RJR Tobacco to be 27.5% at fault, the defendant to be 45% at fault and the remaining defendants to be 27.5% at fault, and awarded $4 million in compensatory damages. On August 19, 2010, the jury returned a punitive damages verdict in the amount of $180,000 against RJR Tobacco. The plaintiff’s motion for new trial as to the amount of the punitive damages was denied. In September 2010, the court entered final judgment against RJR Tobacco in the amount of $1.1 million in compensatory damages and $180,000 in punitive damages. The defendants have filed a notice of appeal. In February 2011, RJR Tobacco posted a supersedeas bond in the amount of $1.28 million. Briefing is underway.

On August 26, 2010, in Budnick v. R. J. Reynolds Tobacco Co., the jury returned a verdict in favor of RJR Tobacco. The case was filed in December 2007, in the Circuit Court, Broward County, Florida. The plaintiff alleged that the decedent, Leonard Budnick, was addicted to cigarettes manufactured by the defendants, and as a result, developed one or more smoking related medical conditions and/or diseases. In September 2010, the court denied the motion for a new trial and entered final judgment pursuant to the jury’s verdict. The plaintiff filed a notice of appeal. Briefing is underway.

On October 29, 2010, in Koballa v. Philip Morris USA Inc., the court declared a mistrial after the jury informed the court that they were unable to reach a verdict. The case was filed in December 2007, in the Circuit Court, Volusia County, Florida against tobacco industry defendants, including RJR Tobacco. The plaintiff alleges that as a result of the use of the defendants’ defective and unreasonably dangerous tobacco products, she suffers from, or has suffered from, nicotine addiction, lung cancer and other smoking related medical conditions and/or diseases. Retrial began on March 21, 2011, and on March 31, 2011, the jury returned an inconsistent verdict. The jury found that RJR Tobacco was not liable for the plaintiff’s injuries, but found that her past injuries were worth $1 million with the plaintiff being 70% at fault and RJR Tobacco 30% at fault. Post-trial motions have been filed and RJR Tobacco included a request to enter judgment in favor of RJR Tobacco. A hearing on post-trial motions is scheduled for August 1, 2011.

On November 4, 2010, in Vasko v. R. J. Reynolds Tobacco Co., the jury returned a verdict in favor of RJR Tobacco. The jury found that the plaintiff’s claim was barred by the statute of limitations. The case was filed in January 2008, in the Circuit Court, Broward County, Florida. The plaintiff alleged that the decedent, John Vasko, was addicted to cigarettes manufactured by the defendants, and as a result, developed one or more smoking related medical conditions and/or diseases, including lung cancer. Final judgment was entered, and the plaintiff filed a notice of appeal. Briefing is underway.

On November 15, 2010, in Webb v. R. J. Reynolds Tobacco Co., the jury returned a verdict in favor of the plaintiff, found RJR Tobacco to be 90% at fault and the decedent, James Horner, to be 10% at fault, and awarded $8 million in compensatory damages and $72 million in punitive damages. The case was filed in December 2007, in the Circuit Court, Levy County, Florida. The plaintiff alleged that as a result of smoking the defendant’s products, the decedent developed one or more smoking related medical conditions and/or diseases. The court entered final judgment in November 2010. RJR Tobacco filed a notice of appeal and posted a supersedeas bond in the amount of $5 million. The plaintiff filed a notice of cross appeal. Briefing is underway.

On January 5, 2011, in Smith v. R. J. Reynolds Tobacco Co., the court declared a mistrial due to the inability to seat a jury. The case was filed in January 2008 in the Circuit Court, Jackson County, Florida. The plaintiff alleged that he was addicted to cigarettes manufactured by the defendants, and as a result, developed lung cancer. Retrial is scheduled to begin on August 8, 2011.

On February 10, 2011, in Kirkland v. R. J. Reynolds Tobacco Co., a jury returned a verdict in favor of the plaintiff, found RJR Tobacco to be 10% at fault and the plaintiff to be 90% at fault, and awarded $100,000 in compensatory damages. The jury also awarded the plaintiff $250,000 in punitive damages. The case was filed in January 2008, in the Circuit Court, Hillsborough County, Florida. The plaintiff alleged that he was addicted to cigarettes, and as a result, developed larynx cancer and other smoking related medical conditions and/or diseases. The plaintiff’s post-trial motions were denied, and final judgment was entered in March 2011. The plaintiff filed a notice of appeal on April 12, 2011. RJR Tobacco filed a motion to dismiss the appeal as premature due to the trial court not ruling on RJR Tobacco’s post-trial motions. The motion to dismiss the appeal was denied, however, the appellate court relinquished jurisdiction for 45 days to allow the trial court to address the outstanding post-trial motions. RJR Tobacco’s post-trial motions were denied in July 2011. Briefing in the appeal is underway.

On February 22, 2011, in Huish v. R. J. Reynolds Tobacco Co., a jury returned a verdict in favor of the plaintiff, found RJR Tobacco to be 25% at fault, the decedent, John Huish, to be 50% at fault and the remaining defendant to be 25% at fault, and awarded $750,000 in compensatory damages and $3 million in punitive damages, $1.5 million to each defendant. The case was filed in January 2008, in the Circuit Court, Alachua County, Florida. The plaintiff alleged that as a result of smoking the defendants’ products, the decedent suffered from lung cancer and other smoking related medical conditions and/or diseases. Final judgment was entered in the amount of $1.69 million against each defendant. Post-trial motions were denied, and the defendants filed a notice of appeal and posted a supersedeas bond in the amount of $1.69 million. Briefing is underway.

On March 18, 2011, in Mack v. R. J. Reynolds Tobacco Co., a jury returned a verdict in favor of the plaintiff, found RJR Tobacco to be 51% at fault and the decedent, Peter Mack, Sr., to be 49% at fault, and awarded $1 million in compensatory damages. No punitive damages were awarded. The case was filed in June 2008, in the Circuit Court, Alachua County, Florida. The plaintiff alleged that due to the decedent’s addiction to cigarettes, he developed bronchitis and lung cancer. Post-trial motions were denied, and final judgment was entered in April 2011. RJR Tobacco filed a notice of appeal and posted a supersedeas bond in the amount of $510,000 in May 2011. Briefing is underway.

On March 28, 2011, in Oliva v. R. J. Reynolds Tobacco Co., a jury returned a verdict in favor of the defendants, including RJR Tobacco. The case was filed in November 2007, in the Circuit Court, Duval County, Florida. The plaintiff alleged that as a result of smoking the defendants’ cigarettes, he developed chronic obstructive pulmonary disease and other smoking related diseases. Final judgment was entered, and the plaintiff’s motion for a new trial was denied. The plaintiff filed a notice of appeal and the defendants filed a notice of cross-appeal in June 2011. Briefing is underway.

On April 4, 2011, in Weick v. R. J. Reynolds Tobacco Co., the jury returned a verdict in favor of RJR Tobacco. The case was filed in November 2007, in the Circuit Court, Hillsborough County, Florida. The plaintiff alleged that as a result of smoking the defendant’s products, the decedent, Richard Weick, developed lung cancer and later died. The court entered final judgment in April 2011.

On April 13, 2011, in Tullo v. R. J. Reynolds Tobacco Co., the jury returned a verdict in favor of RJR Tobacco and the plaintiff, but against the remaining defendants. The jury awarded $4.5 million in compensatory damages and no punitive damages. The jury found the decedent, Dominick Tullo, to be 45% at fault and the remaining defendants cumulatively to be 55% at fault. The case was filed in December 2007, in the Circuit Court, Palm Beach County, Florida. The plaintiff alleged that the decedent was addicted to cigarettes manufactured by the defendants, and as a result, developed chronic obstructive pulmonary disease and other smoking related illnesses and/or diseases. The plaintiff sought in excess of $15,000 against each defendant, taxable costs and interest. The court denied the plaintiff’s motion for a new trial against RJR Tobacco and denied the remaining defendants’ post-trial motions in June 2011.

On April 19, 2011, in Betty Allen v. R. J. Reynolds Tobacco Co., the court declared a mistrial due to the jury’s inability to reach a verdict. The case was filed in December 2007, in the Circuit Court, Hillsborough County, Florida. The plaintiff alleged that the decedent, Herman Allen, was addicted to cigarettes, and as a result, suffered from lung cancer. A new trial date has not been scheduled.

On April 20, 2011, in Marraffino v. R. J. Reynolds Tobacco Co., the court declared a mistrial during opening statements. The case was filed in November 2007, in the Circuit Court, Broward County, Florida. The plaintiff alleges that the decedent, Phyllis Talenfeld, was addicted to cigarettes, and as a result, developed one or more smoking-related diseases. A new trial date has not been scheduled.

On April 26, 2011, in Andy Allen v. R. J. Reynolds Tobacco Co., the jury returned a verdict in favor of the plaintiff, found RJR Tobacco to be 45% at fault, the decedent, Patricia Allen, to be 40% at fault and the remaining defendant to be 15% at fault, and awarded $6 million in compensatory damages and $17 million in punitive damages against each defendant. The case was filed in September 2007, in the Circuit Court, Duval County, Florida. The plaintiff alleged that as result of smoking the defendants’ products, the decedent developed chronic obstructive pulmonary disease. Final judgment was entered against RJR Tobacco in the amount of $19.7 million in May 2011. Post-trial motions are currently pending.

On May 20, 2011, in Reese v. R. J. Reynolds Tobacco Co., the jury returned a verdict in favor of the plaintiff, found RJR Tobacco to be 30% at fault, and awarded $3.6 million in compensatory damages and no punitive damages. The case was filed on September 2007, in the Circuit Court, Miami-Dade County, Florida. The plaintiff alleged that as a result of smoking the defendant’s products, she became addicted and developed laryngeal cancer, peripheral vascular disease and chronic obstructive pulmonary disease. The court entered final judgment on May 25, 2011. Post-trial motions are currently pending.

On May 20, 2011, in Jewett v. R. J. Reynolds Tobacco Co., the jury returned a verdict in favor of the plaintiff, found RJR Tobacco to be 20% at fault, the decedent, Barbara Jewett, to be 70% at fault and the remaining defendant to be 10% at fault, and awarded $1.1 million in compensatory damages and no punitive damages. The case was filed in December 2007, in the Circuit Court, Duval County, Florida. The plaintiff alleged that the decedent, Barbara Jewett, was addicted to cigarettes and as a result of her addiction, developed chronic obstructive pulmonary disease, emphysema and respiratory failure. The defendants’ post-trial motions were denied on May 26, 2011. Final judgment was entered in June 2011. RJR Tobacco filed a notice of appeal and posted a supersedeas bond in the amount of $218,600.

On June 16, 2011, in Soffer v. R. J. Reynolds Tobacco Co., the jury returned a verdict in favor of the plaintiff, found RJR Tobacco to be 40% at fault, the decedent, Maurice Soffer, to be 60% at fault, and awarded $5 million in compensatory damages and no punitive damages. The case was filed in December 2007, in the Circuit Court, Alachua County, Florida. The plaintiff alleged that the decedent was addicted to cigarettes and, as a result, developed lung cancer and other smoking-related conditions and/or diseases. Post-trial motions were denied. Final judgment was entered against RJR Tobacco in the amount of $2 million. The plaintiff filed a notice of appeal in July 2011. RJR Tobacco filed a notice of cross-appeal.

On July 15, 2011, in Ciccone v. R. J. Reynolds Tobacco Co., the jury returned a verdict finding the plaintiff is a member of the Engle class. The case was filed in August 2004, in the Circuit Court, Broward County, Florida. The plaintiff alleged that as a result of the use of the defendant’s tobacco products, the decedent, George Ciccone, suffered from nicotine addiction and one or more smoking related diseases and/or medical conditions. On July 21, 2011, the jury awarded approximately $3.2 million in compensatory damages and $50,000 in punitive damages. The jury found the plaintiff to be 70% at fault and RJR Tobacco to be 30% at fault. The plaintiff will likely file post-trial motions.

On July 19, 2011, in Weingart v. R. J. Reynolds Tobacco Co., the jury returned a verdict in favor of the plaintiff, however they refused to award compensatory or punitive damages and found the plaintiff to be 91% at fault. The case was filed in November 2007, in the Circuit Court, Palm Beach County, Florida. The plaintiff alleged that as a result of using the defendants’ tobacco products, the decedent, Claire Weingart, developed lung cancer and other smoking related diseases and/or medical conditions. The plaintiff will likely file post-trial motions.

Broin II Cases

RJR Tobacco, B&W and other cigarette manufacturer defendants settled Broin v. Philip Morris, Inc. in October 1997. This case had been brought in Florida state court on behalf of flight attendants alleged to have suffered from diseases or ailments caused by exposure to ETS in airplane cabins. The settlement agreement required the participating tobacco companies to pay a total of $300 million in three annual $100 million installments, allocated among the companies by market share, to fund research on the early detection and cure of diseases associated with tobacco smoke. It also required those companies to pay a total of $49 million for the plaintiffs’ counsel’s fees and expenses. RJR Tobacco’s portion of these payments was approximately $86 million; B&W’s portion of these payments was approximately $57 million. The settlement agreement bars class members from bringing aggregate claims or obtaining punitive damages and also bars individual claims to the extent that they are based on fraud, misrepresentation, conspiracy to commit fraud or misrepresentation, RICO, suppression, concealment or any other alleged intentional or willful conduct. The defendants agreed that, in any individual case brought by a class member, the defendant will bear the burden of proof with respect to whether ETS can cause certain specifically enumerated diseases, referred to as “general causation.” With respect to all other issues relating to liability, including whether an individual plaintiff’s disease was caused by his or her exposure to ETS in airplane cabins, referred to as “specific causation,” the individual plaintiff will have the burden of proof. On September 7, 1999, the Florida Supreme Court approved the settlement. The Broin II cases arose out of the settlement of this case.

On October 5, 2000, the Broin court entered an order applicable to all Broin II cases that the terms of the Broin settlement agreement do not require the individual Broin II plaintiffs to prove the elements of strict liability, breach of warranty or negligence. Under this order, there is a rebuttable presumption in the plaintiffs’ favor on those elements, and the plaintiffs bear the burden of proving that their alleged adverse health effects actually were caused by exposure to ETS in airplane cabins, that is, specific causation.

As of June 30, 2011, there were 2,588 Broin II lawsuits pending in Florida. There have been no Broin II trials since 2007.

Class-Action Suits

Overview. As of June 30, 2011, 15 class-action cases, exclusive of one antitrust class action, were pending in the United States against RJR Tobacco or its affiliates or indemnitees. In 1996, the Fifth Circuit Court of Appeals in Castano v. American Tobacco Co. overturned the certification of a nation-wide class of persons whose claims related to alleged addiction to tobacco products. Since this ruling by the Fifth Circuit, most class-action suits have sought certification of state-wide, rather than nation-wide, classes. Class-action suits based on claims similar to those asserted in Castano or claims that class members are at a greater risk of injury or injured by the use of tobacco or exposure to ETS are pending against RJR Tobacco and its affiliates and indemnitees in state or federal courts in California, Illinois, Louisiana, Minnesota, Missouri, West Virginia, New Mexico and Arizona. All pending class-action cases are discussed below.

The pending class actions against RJR Tobacco or its affiliates or indemnitees include nine cases alleging that the use of the term “lights” constitutes unfair and deceptive trade practices under state law or violates the federal RICO statute. Such suits are pending in state or federal courts in Illinois, Minnesota, Missouri, New Mexico and Arizona and are discussed below under “— ‘Lights’ Cases.”

Finally, certain third-party payers have filed health-care cost recovery actions in the form of class actions. These cases are discussed below under “— Health-Care Cost Recovery Cases.”

Few smoker class-action complaints have been certified or, if certified, have survived on appeal. Eighteen federal courts, including two courts of appeals, and most state courts that have considered the issue have rejected class certification in such cases. Apart from the Castano case discussed above, only two smoker class actions have been certified by a federal court — In re Simon (II) Litigation, and Schwab [McLaughlin] v. Philip Morris USA, Inc., discussed below under “— ‘Lights’ Cases,” both of which were filed in the U.S. District Court for the Eastern District of New York and ultimately decertified.

Medical Monitoring and Smoking Cessation Case. On November 5, 1998, in Scott v. American Tobacco Co., a case filed in District Court, Orleans Parish, Louisiana, the trial court certified a medical monitoring or smoking cessation class of Louisiana residents who were smokers on or before May 24, 1996, in an action brought against the major U.S. cigarette manufacturers, including RJR Tobacco and B&W, seeking to recover an unspecified amount of compensatory and punitive damages. In July 2003, the jury returned a verdict in favor of the defendants on the plaintiffs’ claim for medical monitoring and found that cigarettes were not defectively designed. However, the jury also made certain findings against the defendants on claims relating to fraud, conspiracy, marketing to minors and smoking cessation. Notwithstanding these findings, this portion of the trial did not determine liability as to any class member or class representative. What primarily remained in the case was a class-wide claim that the defendants pay for a program to help people stop smoking.

In May 2004, the jury returned a verdict in the amount of $591 million on the class’s claim for a smoking cessation program. In September 2004, the defendants posted a $50 million bond, pursuant to legislation that limits the amount of the bond to $50 million collectively for MSA signatories, and noticed their appeal. RJR Tobacco posted $25 million (the portions for RJR Tobacco and B&W) towards the bond. In February 2007, the Louisiana Court of Appeals upheld the class certification and found the defendants responsible for funding smoking cessation for eligible class members. The appellate court also ruled, however, that the defendants were not liable for any post-1988 claims, rejected the award of prejudgment interest, struck eight of the 12 components of the smoking cessation program and remanded the case for further proceedings. In particular, the appellate court ruled that no class member, who began smoking after September 1, 1988, could receive any relief, and that only those smokers, whose claims accrued on or before September 1, 1988, would be eligible for the smoking cessation program. The plaintiffs have expressly represented to the trial court that none of their claims accrued before 1988 and that the class claims did not accrue until around 1996, when the case was filed. The defendants’ application for writ of certiorari with the

Louisiana Supreme Court was denied in January 2008. The defendants’ petition for writ of certiorari with the U.S. Supreme Court was denied in June 2008. In July 2008, the trial court entered an amended judgment in the case, finding that the defendants are jointly and severally liable for funding the cost of a court-supervised smoking cessation program and ordered the defendants to deposit approximately $263 million together with interest from June 30, 2004, into a trust for the funding of the program. The court also stated that it would favorably consider a motion to return to defendants a portion of unused funds at the close of each program year in the event the monies allocated for the preceding program year were not fully expended because of a reduction in class size or underutilization by the remaining plaintiffs.

In December 2008, the trial court judge signed an order granting the defendants an appeal from the amended judgment. In April 2010, the court of appeals amended but largely affirmed the trial court’s July 2008 judgment and ordered the defendants to deposit with the court $242 million with judicial interest from July 21, 2008, until paid. The defendants’ motion for rehearing was denied. In September 2010, the defendants’ application for writ of certiorari or review and their emergency motion to stay execution of judgment with the Louisiana Supreme Court were denied. In September 2010, the U.S. Supreme Court granted the defendant’s motion to stay the judgment pending applicants’ timely filing, and the Court’s disposition, of a petition for writ of certiorari. The defendants filed a petition for writ of certiorari in the U.S. Supreme Court in December 2010. The court denied the petition on June 27, 2011. RJR Tobacco accrued $139 million, the portions of the judgment allocated to RJR Tobacco and B&W, in the second quarter of 2011.

California Business and Professions Code Cases. On April 11, 2001, in Brown v. American Tobacco Co., Inc., a case filed in June 1997 in Superior Court, San Diego County, California, the court granted in part the plaintiffs’ motion for certification of a class composed of residents of California who smoked at least one of the defendants’ cigarettes from June 10, 1993 through April 23, 2001, and who were exposed to the defendants’ marketing and advertising activities in California. The action was brought against the major U.S. cigarette manufacturers, including RJR Tobacco and B&W, seeking to recover restitution, disgorgement of profits and other equitable relief under California Business and Professions Code § 17200 et seq. and § 17500 et seq. Certification was granted as to the plaintiffs’ claims that the defendants violated § 17200 of the California Business and Professions Code pertaining to unfair competition. The court, however, refused to certify the class under the California Legal Remedies Act and on the plaintiffs’ common law claims. In March 2005, the court granted the defendants’ motion to decertify the class, and in September 2006, the California Court of Appeal affirmed the order decertifying the class. In November 2006, the plaintiffs’ petition for review with the California Supreme Court was granted, and in May 2009, the court reversed the decision of the trial court, and the California Court of Appeal that decertified the class and remanded the case to the trial court for further proceedings. In March 2010, the trial court found that the plaintiffs’ “lights” claims were not preempted by the Federal Cigarette Labeling and Advertising Act and denied the defendants’ second motion for summary judgment. The plaintiffs filed a tenth amended complaint in September 2010. RJR Tobacco and B&W filed their answers to the complaint, and discovery is underway. Subsequently, on February 24, 2011, the court found that the named class representatives were not adequate, were not typical, and lacked standing. The plaintiffs’ motion for reconsideration was denied. The court tentatively granted the plaintiffs’ motion to amend the complaint by adding new class representatives and denied the defendants’ motion to dismiss.

In Sateriale v. R. J. Reynolds Tobacco Co., a class action filed in November 2009 in the U.S. District Court for the Central District of California, the plaintiffs brought the case on behalf of all persons who tried unsuccessfully to redeem Camel Cash certificates from 1991 through March 31, 2007, or who held Camel Cash certificates as of March 31, 2007. The plaintiffs allege that in response to the defendants’ action to discontinue redemption of Camel Cash as of March 31, 2007, customers, like the plaintiffs, attempted to exchange their Camel Cash for merchandise and that the defendants, however, did not have any merchandise to exchange for Camel Cash. The plaintiffs allege unfair business practices, deceptive practices, breach of contract and promissory estoppel. The plaintiffs seek injunctive relief, actual damages, costs and expenses. In January 2010, the defendants filed a motion to dismiss, which prompted the plaintiffs to file an amended complaint in February 2010. The class definition changed to a class consisting of all persons who reside in the U.S. and tried unsuccessfully to redeem Camel Cash certificates, from October 1, 2006 (six months before the defendant ended the Camel Cash program) or who held Camel Cash certificates as of March 31, 2007. The plaintiffs also brought the class on behalf of a proposed California subclass, consisting of all California residents meeting the same criteria. In May 2010, RJR Tobacco’s motion to dismiss the amended complaint for lack of jurisdiction over subject matter and, alternatively, for failure to state a claim was granted with leave to amend. The plaintiffs filed a second amended complaint. In July 2010, RJR Tobacco’s motion to dismiss the second amended complaint was granted with leave to amend. The plaintiffs filed a third amended complaint, and RJR Tobacco filed a motion to dismiss it in September 2010. In December 2010, the court granted RJR Tobacco’s motion to dismiss with prejudice. Final judgment was entered by the court and the plaintiffs filed a notice of appeal in January 2011. Briefing is underway.

“Lights” Cases. As noted above, “lights” class-action cases are pending against RJR Tobacco or B&W in Illinois (3), Missouri (2), Minnesota (2), New Mexico (1) and Arizona (1). The classes in these cases generally seek to recover $50,000 to $75,000 per class member for compensatory and punitive damages, injunctive and other forms of relief, and attorneys’ fees and costs from RJR Tobacco and/or B&W. In general, the plaintiffs allege that RJR Tobacco or B&W made false and misleading claims that “lights” cigarettes were lower in tar and nicotine and/or were less hazardous or less mutagenic than other cigarettes. The cases typically are filed pursuant to state consumer protection and related statutes.

Many of these “lights” cases were stayed pending review of the Good v. Altria Group, Inc. case by the U.S. Supreme Court. In that “lights” class-action case pending against Altria Group, Inc. and Philip Morris USA, the U.S. Supreme Court decided that these claims are not preempted by the Federal Cigarette Labeling and Advertising Act or by the Federal Trade Commission’s, referred to as FTC, historic regulation of the industry. Since this decision in December 2008, a number of the stayed cases have become active again.

The seminal “lights” class-action case involves RJR Tobacco’s competitor, Philip Morris, Inc. Trial began in Price v. Philip Morris, Inc. in January 2003. In March 2003, the trial judge entered judgment against Philip Morris in the amount of $7.1 billion in compensatory damages and $3 billion in punitive damages to the State of Illinois. Based on Illinois law, the bond required to stay execution of the judgment was set initially at $12 billion. Philip Morris pursued various avenues of relief from the $12 billion bond requirement. On December 15, 2005, the Illinois Supreme Court reversed the lower court’s decision and sent the case back to the trial court with instructions to dismiss the case. On December 5, 2006, the trial court granted the defendant’s motion to dismiss and for entry of final judgment. The case was dismissed with prejudice the same day. In December 2008, the plaintiffs filed a petition for relief from judgment, stating that the U.S. Supreme Court’s decision in Good v. Altria Group, Inc. rejected the basis for the reversal. The trial court granted the defendant’s motion to dismiss the plaintiffs’ petition for relief from judgment in February 2009. In March 2009, the plaintiffs filed a notice of appeal to the Illinois Appellate Court, Fifth Judicial District, requesting a reversal of the February 2009 order and remand to the circuit court. On February 24, 2011, the appellate court entered an order, concluding that the two-year time limit for filing a petition for relief from a final judgment began to run when the trial court dismissed the plaintiffs’ lawsuit on December 18, 2006. The appellate court therefore found that the petition was timely, reversed the order of the trial court, and remanded the case for further proceedings. On May 5, 2011, Philip Morris filed a petition for leave to appeal to the Illinois Supreme Court.

In Turner v. R. J. Reynolds Tobacco Co., a case filed in February 2000 in Circuit Court, Madison County, Illinois, a judge certified a class in November 2001. In June 2003, RJR Tobacco filed a motion to stay the case pending Philip Morris’s appeal of the Price v. Philip Morris Inc. case mentioned above, which the judge denied in July 2003. In October 2003, the Illinois Fifth District Court of Appeals denied RJR Tobacco’s emergency stay/supremacy order request. In November 2003, the Illinois Supreme Court granted RJR Tobacco’s motion for a stay pending the court’s final appeal decision in Price. On October 11, 2007, the Illinois Fifth District Court of Appeals dismissed RJR Tobacco’s appeal of the court’s denial of its emergency stay/supremacy order request and remanded the case to the circuit court. There is currently no activity in the case.

In Howard v. Brown & Williamson Tobacco Corp., another case filed in February 2000 in Circuit Court, Madison County, Illinois, a judge certified a class in December 2001. In June 2003, the trial judge issued an order staying all proceedings pending resolution of the Price v. Philip Morris, Inc. case mentioned above. The plaintiffs appealed this stay order to the Illinois Fifth District Court of Appeals, which affirmed the Circuit Court’s stay order in August 2005. There is currently no activity in the case.

A “lights” class-action case is pending against each of RJR Tobacco and B&W in Missouri. In Collora v. R. J. Reynolds Tobacco Co., a case filed in May 2000 in Circuit Court, St. Louis County, Missouri, a judge in St. Louis certified a class in December 2003. In April 2007, the court granted the plaintiffs’ motion to reassign Collora and the following cases to a single general division: Craft v. Philip Morris Companies, Inc. and Black v. Brown &

Williamson Tobacco Corp., discussed below. In April 2008, the court stayed the case pending U.S. Supreme Court review in Good v. Altria Group, Inc. A nominal trial date of January 10, 2011 was scheduled, but it did not proceed at that time. There is currently no activity in the case.

In Black v. Brown & Williamson Tobacco Corp., a case filed in November 2000 in Circuit Court, City of St. Louis, Missouri, B&W removed the case to the U.S. District Court for the Eastern District of Missouri. The plaintiffs filed a motion to remand, which was granted in March 2006. In April 2008, the court stayed the case pending U.S. Supreme Court review in Good v. Altria Group, Inc. A nominal trial date of January 10, 2011, was scheduled, but it did not proceed at that time. There is currently no activity in the case.

In Dahl v. R. J. Reynolds Tobacco Co., a case filed in April 2003, and pending in District Court, Hennepin County, Minnesota, a judge dismissed the case in May 2005, ruling the “lights” claims are preempted by the Federal Cigarette Labeling and Advertising Act. In July 2005, the plaintiffs appealed to the Minnesota Court of Appeals for the Fourth Judicial District. During the pendency of the appeal, RJR Tobacco removed the case to the U.S. District Court for the District of Minnesota. In February 2007, the Eighth Circuit remanded the case to the Minnesota Court of Appeals, which in December 2007, reversed the judgment and remanded the case to the District Court. In January 2009, the Minnesota Supreme Court issued an order vacating the February 2008 order that granted RJR Tobacco’s petition for review. In July 2009, the plaintiffs in this case and in Thompson v. R. J. Reynolds Tobacco Co., discussed below, filed a motion to consolidate for discovery and trial. In October 2009, the court companioned the two cases and reserved its ruling on the motion to consolidate, which it said will be reevaluated as discovery progresses. In February 2010, a stipulation and order was entered to stay proceedings in this case, and in Thompson until completion of all appellate review in Curtis v. Altria Group, Inc. There is currently no activity in the case.

In Thompson v. R. J. Reynolds Tobacco Co., a case filed in February 2005 in District Court, Hennepin County, Minnesota, RJR Tobacco removed the case to the U.S. District Court for the District of Minnesota. In October 2007, the U.S. District Court remanded the case to state district court. In May 2009, the court entered an agreed scheduling order that bifurcates merits and class certification discovery. The parties are engaged in class certification discovery. In July 2009, the plaintiffs in this case and in Dahl v. R. J. Reynolds Tobacco Co. filed a motion to consolidate for discovery and trial. In October 2009, the court companioned the two cases and reserved its ruling on the motion to consolidate, which it said will be reevaluated as discovery progresses. In February 2010, a stipulation and order was entered to stay proceedings in this case, and in Dahl above until completion of all appellate review in Curtis v. Altria Group, Inc. There is currently no activity in the case.

In Cleary v. Philip Morris, Inc., a case filed in June 1998, and pending in Circuit Court, Cook County, Illinois, the plaintiffs filed their motion for class certification in December 2001, in an action brought against the major U.S. cigarette manufacturers, including RJR Tobacco and B&W. The case was brought on behalf of persons who have allegedly been injured by (1) the defendants’ purported conspiracy pursuant to which defendants concealed material facts regarding the addictive nature of nicotine, (2) the defendants’ alleged acts of targeting their advertising and marketing to minors, and (3) the defendants’ claimed breach of the public right to defendants’ compliance with the laws prohibiting the distribution of cigarettes to minors. The plaintiffs requested that the defendants be required to disgorge all profits unjustly received through their sale of cigarettes to plaintiffs and the class, which in no event will be greater than $75,000 per each class member, inclusive of punitive damages, interest and costs. In March 2006, the court dismissed count V, public nuisance, and count VI, unjust enrichment. The plaintiffs filed an amended complaint in March 2009, to add a claim of unjust enrichment and, to include in the class, individuals who smoked “light” cigarettes. RJR Tobacco and B&W answered the amended complaint in March 2009. In July 2009, the plaintiffs filed an additional motion for class certification. In September 2009, the court granted the defendants’ motion for summary judgment on the pleadings concerning the “lights” claims as to all defendants other than Philip Morris. In February 2010, the court denied the plaintiffs’ motion for class certification of all three putative classes. However, the court ruled that the plaintiffs may reinstate the class dealing with the conspiracy to conceal the addictive nature of nicotine if they identify a new class representative. In April 2010, the court granted the plaintiffs’ motion to file a fourth amended complaint and withdraw the motion to reinstate count I by identifying a new plaintiff. The defendants filed a motion to dismiss the plaintiffs’ fourth amended complaint, which was granted in June 2010. The court denied the plaintiffs’ motion to reconsider, and in August 2010, the plaintiffs filed a notice of appeal in the U.S. Court of Appeals for the Seventh Circuit. Oral argument occurred on April 7, 2011. A decision is pending.

In VanDyke v. R. J. Reynolds Tobacco Co., a case filed in August 2009 in the U.S. District Court for the District of New Mexico against RJR Tobacco and RAI, the plaintiffs brought the case on behalf of all New Mexico residents who from July 1, 2004, to the date of judgment, purchased, not for resale, the defendants’ cigarettes labeled as “lights” or “ultra-lights.” The plaintiffs allege fraudulent misrepresentation, breach of express warranty, breach of implied warranties of merchantability and of fitness for a particular purpose, violations of the New Mexico Unfair Practices Act, unjust enrichment, negligence and gross negligence. The plaintiffs seek a variety of damages, including actual, compensatory and consequential damages to the plaintiff and the class but not damages for personal injury or health-care claims. Discovery is underway.

In Shaffer v. R. J. Reynolds Tobacco Co., a case filed in October 2009 in the Superior Court of Pima County, Arizona against RJR Tobacco, RAI and other defendants, the plaintiffs brought the case on behalf of all persons residing in Arizona who purchased, not for resale, defendants’ cigarettes labeled as “light” or “ultra-light” from the date of the defendants’ first sales of such cigarettes in Arizona to the date of judgment. The plaintiffs allege consumer fraud, concealment, nondisclosure, negligent misrepresentation and unjust enrichment. The plaintiffs seek a variety of damages, including compensatory, restitutionary and punitive damages. In November 2009, the defendants removed the case to the U.S. District Court for the District of Arizona, and RJR Tobacco and RAI filed their answers to the complaint. Discovery is underway. The case was referred to mediation in May 2011 to determine whether the case might be suitable for mediation. A decision is pending.

As referred to in the “Cautionary Statements,” in the event RJR Tobacco and its affiliates or indemnitees lose one or more of the pending “lights” class-action suits, RJR Tobacco could face bonding difficulties depending upon the amount of damages ordered, if any, which could have a material adverse effect on RJR Tobacco’s, and consequently RAI’s, results of operations, cash flows or financial position.

Other Class Actions. In Young v. American Tobacco Co., Inc., a case filed in November 1997 in Circuit Court, Orleans Parish, Louisiana, the plaintiffs brought an ETS class action against U.S. cigarette manufacturers, including RJR Tobacco and B&W, and parent companies of U.S. cigarette manufacturers, including RJR, on behalf of all residents of Louisiana who, though not themselves cigarette smokers, have been exposed to secondhand smoke from cigarettes which were manufactured by the defendants, and who allegedly suffered injury as a result of that exposure. The plaintiffs seek to recover an unspecified amount of compensatory and punitive damages. In October 2004, the trial court stayed this case pending the outcome of the appeal in Scott v. American Tobacco Co., Inc., discussed above under “— Medical Monitoring and Smoking Cessation Case.”

In Parsons v. A C & S, Inc., a case filed in February 1998 in Circuit Court, Ohio County, West Virginia, the plaintiff sued asbestos manufacturers, U.S. cigarette manufacturers, including RJR Tobacco and B&W, and parent companies of U.S. cigarette manufacturers, including RJR, seeking to recover $1 million in compensatory and punitive damages individually and an unspecified amount for the class in both compensatory and punitive damages. The class was brought on behalf of persons who allegedly have personal injury claims arising from their exposure to respirable asbestos fibers and cigarette smoke. The plaintiffs allege that Mrs. Parsons’ use of tobacco products and exposure to asbestos products caused her to develop lung cancer and to become addicted to tobacco. In December 2000, three defendants, Nitral Liquidators, Inc., Desseaux Corporation of North American and Armstrong World Industries, filed bankruptcy petitions in the U.S. Bankruptcy Court for the District of Delaware, In re Armstrong World Industries, Inc. Pursuant to section 362(a) of the Bankruptcy Code, Parsons is automatically stayed with respect to all defendants.

Finally, in Jones v. American Tobacco Co., Inc., a case filed in December 1998 in Circuit Court, Jackson County, Missouri, the defendants removed the case to the U.S. District Court for the Western District of Missouri in February 1999. The action was brought against the major U.S. cigarette manufacturers, including RJR Tobacco and B&W, and parent companies of U.S. cigarette manufacturers, including RJR, by tobacco product users and purchasers on behalf of all similarly situated Missouri consumers. The plaintiffs allege that their use of the defendants’ tobacco products has caused them to become addicted to nicotine. The plaintiffs seek to recover an unspecified amount of compensatory and punitive damages. The case was remanded to the Circuit Court in February 1999. There has been limited activity in this case.

Health-Care Cost Recovery Cases

Health-care cost recovery cases have been brought by a variety of plaintiffs. Other than certain governmental actions, these cases largely have been unsuccessful on remoteness grounds, which means that one who pays an injured person’s medical expenses is legally too remote to maintain an action against the person allegedly responsible for the injury.

As of June 30, 2011, three health-care cost recovery cases were pending in the United States against RJR Tobacco, B&W, as its indemnitee, or both, as discussed below after the discussion of the State Settlement Agreements. A limited number of claimants have filed suit against RJR Tobacco, its current or former affiliates, B&W and other tobacco industry defendants to recover funds for health care, medical and other assistance paid by foreign provincial governments in treating their citizens. For more information on these cases, see “— International Cases” below.

State Settlement Agreements. In June 1994, the Mississippi Attorney General brought an action, Moore v. American Tobacco Co., against various industry members, including RJR Tobacco and B&W. This case was brought on behalf of the state to recover state funds paid for health care and other assistance to state citizens suffering from diseases and conditions allegedly related to tobacco use. Most other states, through their attorneys general or other state agencies, sued RJR Tobacco, B&W and other U.S. cigarette manufacturers based on similar theories. The cigarette manufacturer defendants, including RJR Tobacco and B&W, settled the first four of these cases scheduled for trial — Mississippi, Florida, Texas and Minnesota — by separate agreements with each such state.

On November 23, 1998, the major U.S. cigarette manufacturers, including RJR Tobacco and B&W, entered into the Master Settlement Agreement with attorneys general representing the remaining 46 states, the District of Columbia, Puerto Rico, Guam, the Virgin Islands, American Samoa and the Northern Marianas. Effective on November 12, 1999, the MSA settled all the health-care cost recovery actions brought by, or on behalf of, the settling jurisdictions and released various additional present and future claims.

In the settling jurisdictions, the MSA released RJR Tobacco, B&W, and their affiliates and indemnitees, including RAI, from:

•

all claims of the settling states and their respective political subdivisions and other recipients of state health-care funds, relating to past conduct arising out of the use, sale, distribution, manufacture, development, advertising, marketing or health effects of, the exposure to, or research, statements or warnings about, tobacco products; and

•

all monetary claims of the settling states and their respective political subdivisions and other recipients of state health-care funds, relating to future conduct arising out of the use of or exposure to, tobacco products that have been manufactured in the ordinary course of business.

Set forth below are tables depicting the unadjusted tobacco industry settlement payment schedule and the settlement payment schedule for RAI’s operating subsidiaries under the State Settlement Agreements, and related information for 2009 and beyond:

Unadjusted Original Participating Manufacturers’ Settlement Payment Schedule

	2009	2010	2011 and thereafter
First Four States’ Settlements:(1)
Mississippi Annual Payment	$136	$136	$136
Florida Annual Payment	440	440	440
Texas Annual Payment	580	580	580
Minnesota Annual Payment	204	204	204
Remaining States’ Settlement:
Annual Payments(1)	8,004	8,004	8,004
Base Foundation Funding	—	—	—
Growers’ Trust(2)	295	295	—
Offset by federal tobacco buyout(2)	(295)	(295)	—

Total	$9,364	$9,364	$9,364

RAI’s Operating Subsidiaries’ Settlement Expenses and Payment Schedule

Settlement expenses	$2,540	$2,496		—
Settlement cash payments	$2,249	$2,519		—
Projected settlement expenses			$	>2,500
Projected settlement cash payments			$	>2,500

(1)

Subject to adjustments for changes in sales volume, inflation and other factors. All payments are to be allocated among the companies on the basis of relative market share. For further information, see “— State Settlement Agreements-Enforcement and Validity; Adjustments” below.

(2)

The Growers’ Trust payments expired December 2010 and were offset by certain obligations resulting from the federal tobacco buyout legislation, not included in this table, signed in October 2004. See “— Tobacco Buyout Legislation and Related Litigation” below.

The State Settlement Agreements also contain provisions restricting the marketing of tobacco products. Among these provisions are restrictions or prohibitions on the use of cartoon characters, brand-name sponsorships, apparel and other merchandise, outdoor and transit advertising, payments for product placement, free sampling and lobbying. Furthermore, the State Settlement Agreements required the dissolution of three industry-sponsored research and trade organizations.

The State Settlement Agreements have materially adversely affected RJR Tobacco’s shipment volumes. RAI believes that these settlement obligations may materially adversely affect the results of operations, cash flows or financial position of RAI and RJR Tobacco in future periods. The degree of the adverse impact will depend, among other things, on the rate of decline in U.S. cigarette sales in the premium and value categories, RJR Tobacco’s share of the domestic premium and value cigarette categories, and the effect of any resulting cost advantage of manufacturers not subject to the State Settlement Agreements.

Department of Justice Case. On September 22, 1999, the U.S. Department of Justice brought an action against RJR Tobacco, B&W and other tobacco companies in the U.S. District Court for the District of Columbia. The government initially sought to recover federal funds expended by the federal government in providing health care to smokers who developed diseases and injuries alleged to be smoking-related, based on several federal statutes. In addition, the government sought, pursuant to the civil provisions of RICO, disgorgement of profits the government contends were earned as a consequence of a RICO racketeering “enterprise.” In September 2000, the court dismissed the government’s claims asserted under the Medical Care Recovery Act as well as those under the Medicare Secondary Payer provisions of the Social Security Act, but did not dismiss the RICO claims. In February 2005, the U.S. Court of Appeals for the District of Columbia ruled that disgorgement is not an available remedy in this case. The government’s petition for writ of certiorari with the U.S. Supreme Court was denied in October 2005. The non-jury, bench trial began in September 2004, and closing arguments concluded in June 2005.

On August 17, 2006, the court found certain defendants, including RJR Tobacco and B&W, liable for the RICO claims, but did not impose any direct financial penalties. The court instead enjoined the defendants from committing future racketeering acts, participating in certain trade organizations, making misrepresentations concerning smoking and health and youth marketing, and using certain brand descriptors such as “low tar,” “light,” “ultra light,” “mild” and “natural.” The court also ordered defendants to issue “corrective communications” on five subjects, including smoking and health and addiction, and to comply with further undertakings, including maintaining web sites of historical corporate documents and disseminating certain marketing information on a confidential basis to the government. In addition, the court placed restrictions on the ability of the defendants to dispose of certain assets for use in the United States, unless the transferee agrees to abide by the terms of the court’s order, and ordered the defendants to reimburse the U.S. Department of Justice its taxable costs incurred in connection with the case.

Certain defendants, including RJR Tobacco, filed notices of appeal to the U.S. Court of Appeals for the District of Columbia in September 2006. The government filed its notice of appeal in October 2006. In addition, the defendants, including RJR Tobacco, filed joint motions asking the district court to clarify and to stay its order pending the defendants’ appeal. On September 28, 2006, the district court denied the defendants’ motion to stay. On September 29, 2006, the defendants, including RJR Tobacco, filed a motion asking the court of appeals to stay the district court’s order pending the defendants’ appeal. The court granted the motion in October 2006.

In November 2006, the court of appeals stayed the appeals pending the trial court’s ruling on the defendants’ motion for clarification. The defendants’ motion was granted in part and denied in part. The defendants’ motion as to the meaning and applicability of the general injunctive relief of the August 2006 order was denied. The request for clarification as to the scope of the provisions in the order prohibiting the use of descriptors and requiring corrective statements at retail point of sale was granted. The court also ruled that the provisions prohibiting the use of express or implied health messages or descriptors do apply to the actions of the defendants taken outside of the United States.

In May 2009, the U.S. Court of Appeals largely affirmed the finding of liability against the tobacco defendants and remanded to the trial court for dismissal of the trade organizations. The court also largely affirmed the remedial order, including the denial of additional remedies, but vacated the order and remanded for further proceedings as to the following four discrete issues:

•	the issue of the extent of Brown & Williamson Holdings’ control over tobacco operations was remanded for further fact finding and clarification;

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the remedial order was vacated to the extent that it binds all defendants’ subsidiaries and was remanded to the lower court for determination as to whether inclusion of the subsidiaries and which of the subsidiaries satisfy Rule 65(d) of the Federal Rules of Civil Procedure;

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the court held that the provision found in paragraph four of the injunction, concerning the use of any express or implied health message or health descriptor for any cigarette brand, should not be read to govern overseas sales. The issue was remanded to the lower court with instructions to reformulate it so as to exempt foreign activities that have no substantial, direct and foreseeable domestic effects; and

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the remedial order was vacated regarding “point of sale” displays and remanded for the district court to evaluate and make due provisions for the rights of innocent persons, either by abandoning this part of the remedial order or re-crafting a new version reflecting the rights of third parties.

RJR Tobacco, B&W and the Department of Justice filed petitions for writ of certiorari to the U.S. Supreme Court in February 2010. In June 2010, the U.S. Supreme Court denied the parties’ petitions for writ of certiorari. Post-remand proceedings are underway to determine the extent to which the original order will be implemented. The defendants filed a motion to vacatur, in which they moved to vacate the trial court’s injunctions and factual findings and dismiss the case in its entirety, on March 3, 2011. The court denied the motion on June 1, 2011.

International Cases. Five health-care reimbursement cases are pending against RJR Tobacco, its current or former affiliates, or B&W outside the United States, four in Canada and one in Israel. In these actions, foreign governments are seeking to recover for health care, medical and other assistance paid in treating their citizens for tobacco-related disease. No such actions are pending in the United States. Pursuant to the terms of the 1999 sale of RJR Tobacco’s international tobacco business, RJR Tobacco has tendered the defense of these actions to JTI. Subject to a reservation of rights, JTI has assumed the defense of RJR Tobacco and its current or former affiliates in these actions.

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British Columbia - In 1997, British Columbia enacted a statute, subsequently amended, which created a civil cause of action for the government to recover the costs of health-care benefits incurred for insured populations of British Columbia residents resulting from tobacco-related disease. An action brought on behalf of the Province of British Columbia pursuant to the statute against Canadian and non-Canadian tobacco-related entities, including RJR Tobacco and certain of its affiliates, was dismissed in February 2000 when the British Columbia Supreme Court ruled that the legislation was unconstitutional and set aside service ex juris against the foreign defendants for that reason. British Columbia then enacted a revised statute, pursuant to which an action was filed in January 2001 against many of the same defendants, including RJR Tobacco and one of its affiliates, in Supreme Court, British Columbia. In that action, the British Columbia government seeks to recover the present value of its total expenditures for health-care benefits provided for insured persons resulting from tobacco-related disease or the risk of tobacco-related disease caused by alleged breaches of duty by the manufacturers, the present value of its estimated total expenditures for health-care benefits that reasonably could be expected to be provided for those insured persons resulting from tobacco-related disease or the risk of tobacco-related disease in the future, court ordered interest, and costs, or in the alternative, special or increased costs. The government alleges that the defendants are liable under the British Columbia statute by reason of their “tobacco related wrongs,” which are alleged to include: selling defective products, failure to warn, sale of cigarettes to children and adolescents, illegal importation, strict liability, deceit and misrepresentation, violation of trade practice and competition acts, concerted action, and joint liability. RJR Tobacco and its affiliate filed statements of defense in January 2007. In February 2010, the trial date was adjourned, and no new date has been set.

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New Brunswick - In March 2008, a case was filed on behalf of Her Majesty the Queen in Right of the Province of New Brunswick, Canada, against Canadian and non-Canadian tobacco-related entities, including RJR Tobacco and one of its affiliates, in the Trial Division in the Court of Queen’s Bench of New Brunswick. The claim is brought pursuant to New Brunswick legislation enacted in 2006, which is substantially similar to the revised British Columbia statute described above. In this action, the New Brunswick government seeks to recover essentially the same types of damages that are being sought in the British Columbia action described above based on analogous theories of liability. In June 2008, RJR Tobacco and its affiliate filed notices of intent to defend and have since filed defenses to these claims.

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Ontario - In September 2009, a case was filed on behalf of the Province of Ontario, Canada, against Canadian and non-Canadian tobacco-related entities, including RJR Tobacco and one of its affiliates, in the Ontario Superior Court of Justice. The claim is brought pursuant to Ontario legislation enacted in 2009, which is substantially similar to the revised British Columbia statute described above. In this action, the Ontario government seeks to recover essentially the same types of damages that are being sought in the British Columbia and New Brunswick actions described above based on analogous theories of liability, although the government also asserted claims based on the illegal importation of cigarettes, which claims were deleted in an amended statement of claim filed in August 2010. RJR Tobacco and its affiliate have brought a motion challenging the jurisdiction of the Ontario court. A decision is pending.

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Newfoundland and Labrador - In February 2011, a case was filed on behalf of the Province of Newfoundland and Labrador, Canada, hereinafter Newfoundland, against Canadian and non-Canadian tobacco-related entities, including RJR Tobacco and one of its affiliates, in the General Trial Division of the Supreme Court of Newfoundland and Labrador. The claim is brought pursuant to legislation passed in Newfoundland in 2001 and proclaimed in February 2011, which is substantially similar to the revised British Columbia statute described above. In this action, the Newfoundland government seeks to recover essentially the same types of damages that are being sought in the British Columbia, New Brunswick and Ontario actions described above based on analogous theories of liability. Service on RJR Tobacco and one of its affiliates was effected in March 2011.

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Israel - In September 1998, the General Health Services, Israel’s second largest health fund, filed a statement of claim against certain cigarette manufacturers and distributors, including RJR Tobacco, RJR Nabisco and B&W, in the District Court of Jerusalem, Israel. The plaintiff seeks to recover the present value of the total expenditure by the government for health-care benefits provided for insured persons resulting from tobacco-related disease or the risk of tobacco-related disease caused by alleged breaches of duty by the manufacturers, the present value of the estimated total expenditure by the government for health-care benefits that reasonably could be expected to be provided for those insured persons resulting from tobacco-related disease or the risk of tobacco-related disease in the future, court ordered interest, and costs, or in the alternative, special or increased costs. The plaintiff alleges that the defendants are liable under the following theories: defective product, failure to warn, sale of cigarettes to children and adolescents, strict liability, deceit and misrepresentation and violation of trade practice and competition acts. In 2002, the plaintiff obtained leave to serve RJR Tobacco and B&W outside the jurisdiction. On behalf of RJR Tobacco, JTI filed a motion challenging the grant of leave, which was denied. JTI appealed the decision to the Supreme Court of Israel alongside other defendants’ applications for a strike out of the claim. A decision is pending.

The following six putative Canadian class actions were filed against various Canadian and non-Canadian tobacco-related entities, including RJR Tobacco and one of its affiliates, in courts in the provinces of Alberta, British Columbia, Manitoba, Nova Scotia, and Saskatchewan, although the plaintiffs’ counsel have been actively pursuing only the action pending in Saskatchewan at this time:

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In Adams v. Canadian Tobacco Manufacturers’ Council, a case filed in July 2009 in the Court of Queen’s Bench for Saskatchewan against Canadian and non-Canadian tobacco-related entities, including RJR Tobacco and one of its affiliates, the plaintiffs brought the case on behalf of all individuals who were alive on July 10, 2009, and who have suffered, or who currently suffer, from chronic obstructive pulmonary disease, emphysema, heart disease or cancer, after having smoked a minimum of 25,000 cigarettes designed, manufactured, imported, marketed or distributed by the defendants.

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In Dorion v. Canadian Tobacco Manufacturers’ Council, a case filed in June 2009, in the Court of Queen’s Bench of Alberta against Canadian and non-Canadian tobacco-related entities, including RJR Tobacco and one of its affiliates, the plaintiffs brought the case on behalf of all individuals, including their estates, dependents and family members, who purchased or smoked cigarettes designed, manufactured, marketed or distributed by the defendants.

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In Kunka v. Canadian Tobacco Manufacturers’ Council, a case filed in 2009 in the Court of Queen’s Bench of Manitoba against Canadian and non-Canadian tobacco-related entities, including RJR Tobacco and one of its affiliates, the plaintiffs brought the case on behalf of all individuals, including their estates, and their dependents and family members, who purchased or smoked cigarettes manufactured by the defendants.

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In Semple v. Canadian Tobacco Manufacturers’ Council, a case filed in June 2009 in the Supreme Court of Nova Scotia against Canadian and non-Canadian tobacco-related entities, including RJR Tobacco and one of its affiliates, the plaintiffs brought the case on behalf of all individuals, including their estates, dependents and family members, who purchased or smoked cigarettes designed, manufactured, marketed or distributed by the defendants for the period of January 1, 1954, to the expiry of the opt out period as set by the court.

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In Bourassa v. Imperial Tobacco Canada Limited, a case filed in June 2010 in the Supreme Court of British Columbia against Canadian and non-Canadian tobacco-related entities, including RJR Tobacco and one of its affiliates, the plaintiffs brought the case on behalf of all individuals, including their estates, who were alive on June 12, 2007, and who have suffered, or who currently suffer from chronic respiratory diseases, after having smoked a minimum of 25,000 cigarettes designed, manufactured, imported, marketed, or distributed by the defendants.

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In McDermid v. Imperial Tobacco Canada Limited, a case filed in June 2010 in the Supreme Court of British Columbia against Canadian and non-Canadian tobacco-related entities, including RJR Tobacco and one of its affiliates, the plaintiffs brought the case on behalf of all individuals, including their estates, who were alive on June 12, 2007, and who have suffered, or who currently suffer from heart disease, after having smoked a minimum of 25,000 cigarettes designed, manufactured, imported, marketed, or distributed by the defendants.

In each of these six cases, the plaintiffs allege fraud, fraudulent concealment, breach of warranty, breach of warranty of merchantability and of fitness for a particular purpose, failure to warn, design defects, negligence, breach of a “special duty” to children and adolescents, conspiracy, concert of action, unjust enrichment, market share liability, joint liability, and violations of various trade practices and competition statutes. The plaintiffs seek compensatory and aggravated damages; punitive or exemplary damages; the right to waive the torts described above and claim disgorgement of the amount of revenues or profits the defendants received from the sale of tobacco products to putative class members; interest pursuant to the Pre-judgment Interest Act and other similar legislation; and other relief the court deems just. Pursuant to the terms of the 1999 sale of RJR Tobacco’s international tobacco business, RJR Tobacco has tendered the defense of these six actions to JTI. Subject to a reservation of rights, JTI has assumed the defense of RJR Tobacco and its current or former affiliates in these actions.

Native American Tribe Cases. As of June 30, 2011, one Native American tribe case was pending before a tribal court against RJR Tobacco and B&W, Crow Creek Sioux Tribe v. American Tobacco Co., a case filed in September 1997 in Tribal Court, Crow Creek Sioux, South Dakota. The plaintiffs seek to recover actual and punitive damages, restitution, funding of a clinical cessation program, funding of a corrective public education program, and disgorgement of unjust profits from sales to minors. The plaintiffs claim that the defendants are liable under the following theories: unlawful marketing and targeting of minors, contributing to the delinquency of minors, unfair and deceptive acts or practices, unreasonable restraint of trade and unfair method of competition, negligence, negligence per se, conspiracy and restitution of unjust enrichment. The case is dormant.

Hospital Cases. As of June 30, 2011, no cases brought by hospitals were pending against cigarette manufacturers, including RJR Tobacco and B&W. In City of St. Louis v. American Tobacco Co., Inc., filed in November 1998, in the Circuit Court of the City of St. Louis, Missouri, hospitals sought recovery of uncompensated, unreimbursed health-care costs expended or to be expended on behalf of patients who suffer, or have suffered, from illnesses allegedly resulting from the use of cigarettes. In June 2005, the court granted the defendants’ motion for summary judgment as to claims for damages which accrued prior to November 16, 1993. In June 2010, the court granted the defendants’ motions for summary judgment on failure to warn claims, negligent omission claims, and all related targeting marketing claims and allegations based on federal preemption. In September 2010, the court granted the defendants’ motion for summary judgment on plaintiffs’ claims concerning ETS and plaintiffs’ claims for damages based on the loss of use of monies prior to judgment. In October 2010, the court granted the defendants’ motions for summary judgment on misrepresentation, concealment and omission. The remaining motions for summary judgment were denied. On April 29, 2011, the jury returned a verdict in favor of all defendants. Final judgment was entered on June 10, 2011. The parties agreed that the plaintiffs would waive all rights to appeal, including the right to file any post-trial motions, and each party would bear its own costs. All interlocutory and/or outstanding issues in the case were merged into the judgment.

Other Cases

In August 2009, RJR Tobacco and American Snuff Co. joined other tobacco manufacturers and a tobacco retailer in filing a lawsuit in the U.S. District Court for the Western District of Kentucky (Commonwealth Brands, Inc., v. United States of America), challenging certain provisions of the Family Smoking Prevention and Tobacco Control Act, referred to as the FDA Tobacco Act, that severely restricts the few remaining channels available to communicate with adult tobacco consumers. RAI believes these provisions cannot be justified on any basis consistent with the demands of the First Amendment. The suit does not challenge the U.S. Congress’s decision to give the FDA regulatory authority over tobacco products, nor does it challenge the vast majority of the provisions of the new law. In November 2009, the court denied certain plaintiffs’ motion for preliminary injunction as to the modified risk tobacco products provision of the FDA Tobacco Act. The parties finished briefing their respective cross-motions for summary judgment in December 2009, and in January 2010, the court granted summary judgment for the plaintiffs so as to allow the continued use of color and imagery in labeling and advertising and the right to make statements that their products conform to FDA regulatory requirements. The court granted summary judgment to the U.S. Government as to all other challenged provisions. In March 2010, each side filed a notice of appeal with the Sixth Circuit Court of Appeals. Oral argument is scheduled for July 27, 2011.

On February 25, 2011, RJR Tobacco, Lorillard Inc., and Lorillard Tobacco Company jointly filed a lawsuit, in the U.S. District Court for the District of Columbia, challenging the composition of the Tobacco Products Scientific Advisory Committee, referred to as the TPSAC, which had been established by the FDA. The complaint alleges that certain members of the TPSAC and certain members of its Constituents Subcommittee have financial and appearance conflicts of interest that are disqualifying under federal ethics law and regulations, and that the TPSAC is not “fairly balanced,” as required by the Federal Advisory Committee Act, referred to as FACA. In March 2011, the plaintiffs filed an amended complaint, which added an additional claim, based on a nonpublic meeting of members of the TPSAC, in violation of the FACA. The defendants filed a motion to dismiss in April 2011.

For a detailed description of the FDA Tobacco Act, see “— Governmental Activity” in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in Item 7.

Finally, RJR Tobacco and others brought suit against the City of Worcester, Massachusetts to enjoin enforcement of an ordinance prohibiting all outdoor advertising of tobacco products and any indoor advertising that is visible from the street. The suit, National Association of Tobacco Outlets, Inc. v. City of Worcester, was filed in the U.S. District Court for the Central Division of Massachusetts on June 17, 2011. The City and the other defendants agreed to stay enforcement of the ordinance until after a ruling on the plaintiffs’ motion for preliminary injunction.

State Settlement Agreements-Enforcement and Validity; Adjustments

As of June 30, 2011, there were 33 cases concerning the enforcement, validity or interpretation of the State Settlement Agreements in which RJR Tobacco or B&W is a party. This number includes those cases, discussed below, relating to disputed payments under the State Settlement Agreements.

The Vermont Attorney General filed suit in July 2005, in the Vermont Superior Court, Chittenden County, alleging that certain advertising for the Eclipse cigarette brand violated both the MSA and the Vermont Consumer Fraud Statute. The State of Vermont is seeking declaratory, injunctive, and monetary relief. The bench trial in this action began on October 6, 2008, and lasted a total of five weeks. Closing arguments occurred on March 11, 2009. On March 10, 2010, the court issued its opinion, finding that three of the advertising claims made by RJR Tobacco were not supported by the appropriate degree of scientific evidence. The court did, however, rule that the remaining six advertising claims challenged by the State of Vermont were not actionable. The court indicated that remedies and any damages to be awarded, as well as the issue of attorney’s fees and litigation expenses, will be addressed in additional proceedings. On March 22, 2010, RJR Tobacco filed a motion to amend findings of fact that it believes are demonstrably contrary to, or unsupported by, the record. On December 14, 2010, the court issued an order granting in part and denying in part RJR Tobacco’s motion. On March 18, 2011, a scheduling order was entered, leading to an October 3, 2011 trial date on the remaining issues.

In April 2005, the Mississippi Attorney General notified B&W of its intent to seek approximately $3.9 million in additional payments under the Mississippi Settlement Agreement. The Mississippi Attorney General asserts that B&W failed to report in its net operating profit or its shipments, cigarettes manufactured by B&W under contract for Star Tobacco or its parent, Star Scientific, Inc. B&W advised the state that it did not owe the state any money. In August 2005, the Mississippi Attorney General filed in the Chancery Court of Jackson County, Mississippi, a Notice of Violation, Motion to Enforce Settlement Agreement, and Request for an Accounting by Defendant Brown & Williamson Holdings, Inc., formerly known as Brown & Williamson Tobacco Corporation. In this filing, Mississippi estimated that its damages exceeded $5.0 million. A hearing on B&W’s motion for summary judgment and the State’s motion to enforce the settlement agreement was held on July 27, 2011.

In May 2006, the State of Florida filed a motion, in the Circuit Court of the Fifteenth Judicial Circuit, in and for Palm Beach County, Florida, to enforce the Settlement Agreement, for an Accounting by Brown & Williamson Holdings, Inc., and for an Order of Contempt, raising substantially the same issues as raised by the Mississippi Attorney General and seeking approximately $12.4 million in additional payments under the Florida Settlement Agreement, as well as $17.0 million in interest payments. This matter is currently in the discovery phase.

In October 2008, Vibo Corporation, Inc. d/b/a General Tobacco, referred to as General, filed a complaint in the U.S. District Court for the Western District of Kentucky against RJR Tobacco and other participating manufacturers, referred to as PMs, under the MSA, and the Attorneys General of the 52 states and territories that are parties to the MSA. General sought, among other things, to enjoin enforcement of certain provisions of the MSA and an order relieving it of certain of its payment obligations under the MSA and, in the event such relief was not granted, rescission of General’s 2004 agreement to join the MSA. General also moved for a preliminary injunction that, among other things, would have enjoined the states from enforcing certain of General’s payment obligations under the MSA. In November 2008, RJR Tobacco and the other defendants moved to dismiss General’s complaint. In January 2009, the court issued a memorandum opinion and order granting the defendants’ motions and dismissing General’s lawsuit. Final judgment was entered on January 5, 2010. On January 13, 2010, General noticed its appeal of this decision. Briefing is complete. Oral argument has not been scheduled.

In December 2007, nine states (California, Connecticut, Illinois, Maine, Maryland, New York, Ohio, Pennsylvania and Washington) sued RJR Tobacco claiming that an advertisement published in Rolling Stone magazine the prior month violated the MSA’s ban on the use of cartoons. The states asserted that the magazine’s content adjacent to a Camel gatefold advertisement included cartoon images prohibited by the MSA and that certain images used in the Camel ad itself were prohibited cartoons. In addition, three states (Connecticut, New York and Maryland) also claimed that a direct mail piece distributed by RJR Tobacco violated the MSA prohibition against distributing utilitarian items bearing a tobacco brand name. Each state sought injunctive relief and punitive monetary sanctions. Eight of the nine courts have since ruled that the states are not entitled to the punitive sanctions being sought. The issue has not been resolved definitively by the other court at this time.

Six of these magazine advertisement cases have been ruled upon following bench trials:

•	In Maine, RJR Tobacco received a complete defense ruling.

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In Washington, the Washington Court of Appeals reversed, in part, a favorable ruling in favor of RJR Tobacco at the trial court, holding that some of the images used in the RJR Tobacco advertisement were cartoons, and remanded the case for further proceedings. The Washington Supreme Court declined to review the decision by the Court of Appeals. The case was settled in the second quarter of 2011 for a non-material amount.

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In Ohio, the court agreed that the Camel advertisement did not use any cartoons, but ruled that the company should have prevented the use of cartoons in magazine-created content next to the RJR Tobacco advertisement. No monetary sanctions were awarded. RJR Tobacco appealed this decision, and the Court of Appeals reversed the trial court’s ruling regarding RJR Tobacco’s duty to prevent the use of cartoons in adjacent magazine-created content. The State petitioned the Ohio Supreme Court for review, and that petition was denied.

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The court in California ruled that the company was not liable for preventing the use of cartoons in magazine-created content next to the RJR Tobacco advertisement, but that a few of the images in the RJR Tobacco advertisement itself were “technical” and unintentional cartoons. No monetary sanctions were awarded by the California court. The parties’ appeals are ongoing. The California Court of Appeals affirmed the judgment on the merits. In April 2011, the California Court of Appeals reversed the trial court’s award of attorneys’ fees to the State and remanded the case to the trial court with instructions to use the correct legal standard and prevailing market rates in determining the award of fees to either party. Oral argument will occur in October 2011. Briefing is underway.

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The Pennsylvania court ruled against RJR Tobacco on both claims, agreeing with the Commonwealth that the RJR Tobacco advertisement contained unspecified cartoons and that RJR Tobacco was responsible for the cartoons included in the magazine-created content, regardless of whether the company was aware of it in advance. In addition, the Pennsylvania court ordered RJR Tobacco to pay for the creation of a single page youth smoking prevention advertisement in Rolling Stone issues in Pennsylvania within a year, or pay a penalty of approximately $302,000, if it fails to do so. RJR Tobacco appealed. In August 2010, the Pennsylvania Court of Appeals reversed the trial court on both claims. The Commonwealth filed a motion for reargument, which was denied in October 2010. In November 2010, the Commonwealth filed a petition for leave to appeal, which was denied in April 2011.

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In Illinois, RJR Tobacco received a complete defense ruling. The State requested reconsideration of the court’s ruling, and the court reaffirmed its ruling in favor of RJR Tobacco. The State filed an appeal. On June 30, 2011, the appellate court affirmed in part and reversed in part and remanded the case to the trial court to determine the State’s attorneys’ fees and costs. The appellate court reversed the ruling that found that RJR Tobacco did not use some images that were cartoons under the consent decree in its advertisement in Rolling Stone. The appellate court affirmed the ruling that RJR Tobacco did not “cause” Rolling Stone to “use” cartoons in the editorial portion of the gatefold and affirmed the ruling that the State was not entitled to any monetary sanctions for violating the consent decree. RJR Tobacco is presently evaluating its options.

The three remaining cases – in Maryland, New York and Connecticut – were individually settled in the first quarter of 2010 for a non-material amount.

NPM Adjustment. The MSA includes an adjustment, referred to as an NPM Adjustment, that potentially reduces the annual payment obligations of RJR Tobacco and the other PMs. Certain requirements, collectively referred to as the Adjustment Requirements, must be satisfied before the NPM Adjustment for a given year is available:

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an independent auditor designated under the MSA must determine that the PMs have experienced a market share loss beyond a triggering threshold to those manufacturers that do not participate in the MSA, such non-participating manufacturers referred to as NPMs; and

•	in a binding arbitration proceeding, a firm of independent economic consultants must find that the disadvantages of the MSA were a significant factor contributing to the loss.

When the Adjustment Requirements are satisfied, the MSA provides that the NPM Adjustment applies to reduce the annual payment obligation of the PMs. However, an individual settling state may avoid its share of the NPM Adjustment if it had in place and diligently enforced during the entirety of the relevant year a “Qualifying Statute” that imposes escrow obligations on NPMs that are comparable to what the NPMs would have owed if they had joined the MSA. In such event, the state’s share of the NPM Adjustment is reallocated to other settling states, if any, that did not have in place and diligently enforce a Qualifying Statute.

NPM Adjustment Claim for 2003. For 2003, the Adjustment Requirements were satisfied. As a result, in April 2006, RJR Tobacco placed approximately $647 million of its MSA payment into a disputed payments account, in accordance with a procedure established by the MSA. That amount represented RJR Tobacco’s share of the 2003 NPM Adjustment as calculated by the MSA independent auditor. In March 2007, the independent auditor issued revised calculations that reduced RJR Tobacco’s share of the NPM Adjustment for 2003 to approximately $615 million. As a result, in April 2007, RJR Tobacco instructed the independent auditor to release to the settling states approximately $32 million from the disputed payments account.

Following RJR Tobacco’s payment of a portion of its 2006 MSA payment into the disputed payments account, 37 of the settling states filed legal proceedings in their respective MSA courts seeking declaratory orders that they diligently enforced their Qualifying Statutes during 2003 and/or orders compelling RJR Tobacco and the other PMs that placed money in the disputed payments account to pay the disputed amounts to the settling states. In response, RJR Tobacco and other PMs, pursuant to the MSA’s arbitration provisions, moved to compel arbitration of the parties’ dispute concerning the 2003 NPM Adjustment, including the States’ diligent enforcement claims, before a single, nationwide arbitration panel of three former federal judges. The settling states opposed these motions, arguing, among other things, that the issue of diligent enforcement must be resolved by MSA courts in each of the 52 settling states and territories.

As of June 30, 2011, 47 of the 48 courts that had addressed the question whether the dispute concerning the 2003 NPM Adjustment is arbitrable had ruled that arbitration is required under the MSA. The orders compelling arbitration in these states are now final and/or non-appealable. The Montana Supreme Court ruled that the state of Montana did not agree to arbitrate the question of whether it diligently enforced a qualifying statute.

As of January 2009, RJR Tobacco and certain other PMs entered into an Agreement Regarding Arbitration, referred to as the Arbitration Agreement, with 45 of the settling states, representing approximately 90% of the allocable share of the settling states. Pursuant to the Arbitration Agreement, signing states will have their ultimate liability (if any) with respect to the 2003 NPM Adjustment reduced by 20%, and RJR Tobacco and the other PMs that placed their share of the disputed 2005 NPM Adjustment (discussed below) into the disputed payments account have, without releasing or waiving any claims, authorized the release of those funds to the settling states.

Montana is one of the settling states that signed the Arbitration Agreement. Thus, notwithstanding the ruling of the Montana Supreme Court with respect to the arbitrability of the diligent enforcement issue, Montana is contractually obligated to participate with the other states in the arbitration that will address all remaining issues related to the dispute pertaining to the 2003 NPM Adjustment.

The arbitration panel contemplated by the MSA and the Arbitration Agreement has been selected and proceedings before the panel with respect to the 2003 NPM Adjustment Claim have begun. An initial administrative conference was held in July 2010, and subsequent proceedings have been held since then. It is anticipated that it will be 12 to 18 months before a decision on the merits with respect to the 2003 NPM Adjustment is reached.

Other NPM Adjustment Claims. From 2006 to 2008, proceedings were initiated with respect to an NPM Adjustment for 2004, 2005 and 2006. The Adjustment Requirements were satisfied with respect to the NPM Adjustment for each of 2004, 2005 and 2006. As a result:

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in April 2007, RJR Tobacco placed approximately $561 million of its 2007 MSA payment (representing its share of the 2004 NPM Adjustment as calculated by the MSA independent auditor), and in April 2008, placed approximately $431 million of its 2008 MSA payment (representing its share of the 2005 NPM Adjustment as calculated by the independent auditor, net of certain slight adjustments to reflect revised independent auditor calculations of RJR Tobacco’s share of the 2003 and 2004 NPM Adjustments) into the disputed payments account. In 2009 and 2010, revised independent auditor calculations resulted in increases in RJR Tobacco’s 2005 NPM Adjustment, bringing the total amount of the adjustment to approximately $445 million; and

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in April 2009, RJR Tobacco retained approximately $406.5 million of its 2009 MSA payment to reflect its share of the 2006 NPM Adjustment as calculated by the independent auditor. Based on revised calculations by the MSA independent auditor, in April 2010, RJR Tobacco withheld an additional amount, bringing the total amount withheld with respect to the 2006 NPM Adjustment to approximately $420 million. Again based on revised calculations by the MSA independent auditor, in April 2011, RJR Tobacco paid approximately $1 million extra to account for a downward adjustment in its share of the 2006 NPM Adjustment.

The MSA permits PMs to retain disputed payment amounts pending resolution of the dispute. If the resolution of the dispute ultimately requires a PM to pay some or all of the disputed amount, then the amount deemed to be due includes interest calculated from the date the payment was originally due at the prime rate plus three percent.

In June 2009, RJR Tobacco, certain other PMs and the settling states entered into an agreement with respect to the 2007, 2008 and 2009 significant factor determinations. This agreement provides that the settling states will not contest that the disadvantages of the MSA were “a significant factor contributing to” the market share loss experienced by the PMs in those years. The stipulation pertaining to each of the three years will become effective in February of the year a final determination by the firm of independent economic consultants would otherwise have been expected (2010, 2011 and 2012, respectively), if the issue had been arbitrated on the merits. RJR Tobacco and the PMs will pay a total amount of $5 million into the States’ Antitrust/Consumer Protection Tobacco Enforcement Fund established under Section VIII(c) of the MSA for each year covered by that agreement, with RJR Tobacco paying approximately 47% of such amounts.

Based on the payment calculations of the MSA independent auditor and the agreement described above regarding in pertinent part the 2007 and 2008 significant factor determinations, the Adjustment Requirements were satisfied with respect to the NPM Adjustments for 2007 and 2008. As a result, in April 2010, RJR Tobacco placed approximately $448 million of its 2010 MSA payment (representing its share of the 2007 NPM Adjustment as calculated by the MSA independent auditor) into the disputed payments account, and in April 2011, it placed approximately $477 million of its 2011 MSA payment (representing its share of the 2008 NPM Adjustment as calculated by the MSA independent auditor) into the disputed payments account. RJR Tobacco’s 2011 payment into the disputed payments account was reduced by approximately $1.1 million to adjust for a downward revision by the independent auditor to RJR Tobacco’s share of the 2007 NPM Adjustment.

The table below summarizes the information discussed above with respect to the disputed portions of RJR Tobacco’s MSA payment obligations from 2003 through 2008 – the years as to which the Adjustment Requirements have been met:

Year for which NPM Adjustment Calculated	2003	2004	2005	2006	2007	2008
Year in which deduction from NPM may be taken	2006	2007	2008	2009	2010	2011
RJR Tobacco’s approximate share of disputed NPM Adjustment (millions)	$615	$562	$445	$419	$447	$477

In addition to the NPM Adjustment claims described above, RJR Tobacco has filed dispute notices with respect to its 2009 and 2010 annual MSA payments relating to the NPM Adjustments potentially applicable to those years. The amount at issue for those two years is approximately $937 million.

Due to the uncertainty over the final resolution of the NPM Adjustment claims asserted by RJR Tobacco, no assurances can be made related to the amounts, if any, that will be realized or any amounts (including interest) that will be owed.

Antitrust Cases

A number of tobacco wholesalers and consumers have sued U.S. cigarette manufacturers, including RJR Tobacco and B&W, in federal and state courts, alleging that cigarette manufacturers combined and conspired to set the price of cigarettes in violation of antitrust statutes and various state unfair business practices statutes. In these cases, the plaintiffs asked the court to certify the lawsuits as class actions on behalf of other persons who purchased cigarettes directly or indirectly from one or more of the defendants. As of June 30, 2011, all of the federal and state court cases on behalf of indirect purchasers had been dismissed, except for one state court case pending in Kansas.

In Smith v. Philip Morris Cos., Inc., a case filed in February 2000, and pending in District Court, Seward County, Kansas, the court granted class certification in November 2001, in an action brought against the major U.S. cigarette manufacturers, including RJR Tobacco and B&W, and the parent companies of the major U.S. cigarette manufacturers, including RJR, seeking to recover an unspecified amount in actual and punitive damages. The plaintiffs allege that the defendants participated in a conspiracy to fix or maintain the price of cigarettes sold in the United States. The parties are currently engaged in discovery. In November 2010, RJR Tobacco and B&W filed a motion for summary judgment. A decision is pending.

Other Litigation and Developments

Claims for Indemnification. By purchase agreement dated May 12, 1999, referred to as the 1999 Purchase Agreement, RJR and RJR Tobacco sold the international tobacco business to JTI. RJR and RJR Tobacco retained certain liabilities relating to the activities of Northern Brands, including those relating to a 1998 guilty plea entered in the U.S. District Court for the Northern District of New York, as well as an investigation conducted by the Royal Canadian Mounted Police, referred to as RCMP, for possible violations of Canadian law related to the activities that led to the Northern Brands guilty plea and certain conduct by Stanley Smith, a former executive of RJR-Macdonald, Inc., referred to as RJR-MI, which led to the termination of his severance agreement. Under its reading of the indemnification provisions of the 1999 Purchase Agreement, JTI requested indemnification for any damages arising out of the matters described below:

•

JTI sought indemnification for criminal charges filed by the RCMP in the Province of Ontario alleging fraud and conspiracy to defraud Canada and the Provinces of Ontario and Quebec in connection with the purchase, sale, export, import and/or re-export of cigarettes and/or fine-cut tobacco against the following: JTI Macdonald Corp., referred to as JTI-MC, Northern Brands, R. J. Reynolds Tobacco International, Inc., referred to as RJR-TI, R. J. Reynolds Tobacco Co., Puerto Rico, referred to as RJR-PR and eight individuals associated with RJR-MI and/or RJR-TI during the period of January 1, 1991, through December 31, 1996. These claims were resolved with respect to Canadian governmental entities when, on April 13, 2010, Northern Brands entered into a plea agreement with the Ministry of the Attorney General of Ontario, under which Northern Brands pled guilty to a one-count violation of the Canadian Criminal Code for conspiring to aid other persons to sell and be in possession of tobacco products that were not packaged and stamped in conformity with the Canadian Excise Act during the period February 18, 1993 through December 31, 1996. That plea was accepted and resulted in Northern Brands being required to pay a CAD $75 million fine, which fine was paid on April 13, 2010. Further, and through a Settlement Agreement and Mutual Release between RJR and JTI dated as of April 13, 2010, referred to as the SA-MR, the parties resolved, by mutual release, JTI’s request for indemnification of the claims referenced above by, among other things, (1) RJR Tobacco agreeing to give up its reservation of rights with respect to all moneys already advanced to JTI for certain attorneys’ fees, expenses and costs in the criminal proceedings and to pay for any additional fees, expenses and costs of like kind incurred in those proceedings up to a specified date; (2) JTI agreeing to pay for all (i) Canadian Goods and Services Taxes incurred to date, and (ii) such taxes incurred in the future in connection with the foregoing attorney services already provided or to be provided in the criminal proceedings; (3) the parties agreeing to split evenly the payment of certain other attorneys’ fees already incurred in connection with the Canadian matters; and (4) the parties resolving other issues related to these matters.

•

JTI also sought indemnification relating to the following civil claims: (1) a Statement of Claim filed by the Attorney General of Canada in the Superior Court of Justice, Ontario, Canada against, among others, JTI and a number of its affiliates, seeking to recover taxes and duties allegedly not paid as a result of cigarette smuggling and related activities; and (2) a tax assessment against JTI-MC by the Quebec Ministry of Revenue for the period from January 1, 1990, through December 31, 1998, for alleged unpaid duties, penalties, and interest resulting from cigarette smuggling and related activities. Following the tax assessment by the Quebec Ministry of Revenue, JTI-MC sought protection under the Companies’ Creditor Arrangement Act in the Ontario Superior Court of Justice, which proceedings are referred to as the CCAA Proceedings. In the CCAA Proceedings, Canada and the Provinces of Ontario, New Brunswick, Quebec, British Columbia, Nova Scotia, Prince Edward Island, and Manitoba submitted civil claims relating to the movement of contraband tobacco products in Canada for the period before 2000. These claims were resolved with respect to the governmental entities when, effective April 13, 2010, RJR Tobacco entered into the Comprehensive Agreement with the Canadian federal, provincial and territorial governments. The Comprehensive Agreement covers all civil claims related to the movement of contraband tobacco products in Canada during the period 1985 through 1999 that the governments have asserted or could assert against RJR Tobacco and its affiliates. Pursuant to the Comprehensive Agreement, RJR Tobacco has paid the governments a total of CAD $325 million. Should RJR Tobacco or its affiliates decide in the future to sell tobacco products in Canada, they have also agreed to adopt packaging, marking and other measures that will assist the Canadian governments in their efforts to combat the movement of contraband tobacco products in Canada. Further, and pursuant to the SA-MR, JTI’s indemnification claims with respect to the matters described in this paragraph also have been resolved by mutual release.

•

In a letter dated March 31, 2006, counsel for JTI stated that JTI would be seeking indemnification under the 1999 Purchase Agreement for any damages it may incur or may have incurred arising out of a Southern District of New York grand jury investigation, a now-terminated Eastern District of North Carolina grand jury investigation, and various actions filed by the European Community and others in the U.S. District Court for the Eastern District of New York, referred to as the EDNY, against RJR Tobacco and certain of its affiliates on November 3, 2000, August 6, 2001, and (as discussed in greater detail below) October 30, 2002, and against JTI on January 11, 2002.

•

JTI also has sought indemnification relating to a Statement of Claim filed on April 23, 2010, against JTI-MC by the Ontario Flue-Cured Tobacco Growers’ Marketing Board, referred to as the Board, Andy J. Jacko, Brian Baswick, Ron Kichler, and Aprad Dobrenty, proceeding on their own behalf and on behalf of a putative class of Ontario tobacco producers that sold tobacco to JTI-MC during the period between January 1, 1986 and December 31, 1996, referred to as the Class Period, through the Board pursuant to certain agreements. The Statement of Claim seeks recovery for damages allegedly incurred by the class representatives and the putative class for tobacco sales during the Class Period made at the contract price for duty free or export cigarettes with respect to cigarettes that, rather than being sold duty free or for export, purportedly were sold in Canada, which allegedly breached one or more of a series of contracts dated between June 4, 1986, and July 3, 1996.

Although RJR and RJR Tobacco recognize that, under certain circumstances, they may have other unresolved indemnification obligations to JTI under the 1999 Purchase Agreement, RJR and RJR Tobacco disagree with JTI as to (1) what circumstances relating to any such matters may give rise to indemnification obligations by RJR and RJR Tobacco, and (2) the nature and extent of any such obligation. RJR and RJR Tobacco have conveyed their position to JTI, and the parties have agreed to resolve their differences at a later time. In the interim, RJR and RJR Tobacco have been paying defense costs and expenses incurred by JTI in connection with some, but not all, of the Canadian litigation matters described above. RJR Tobacco expensed $3 million during the first six months of 2011, for funds to be reimbursed to JTI for such costs and expenses.

See note 5 for additional information related to the Comprehensive Agreement entered into by RJR Tobacco with the Canadian federal, provincial and territorial governments, and the plea agreement of Northern Brands in connection with certain Canadian matters.

European Community. On October 30, 2002, the European Community and ten of its member states filed a complaint in the EDNY against RJR, RJR Tobacco and several currently and formerly related companies. The complaint contains many of the same or similar allegations found in an earlier complaint, now dismissed, filed in August 2001 and also alleges that the defendants, together with certain identified and unidentified persons, engaged in money laundering and other conduct violating civil RICO and a variety of common laws. The complaint also alleges that the defendants manufactured cigarettes that were eventually sold in Iraq in violation of U.S. sanctions. The plaintiffs seek compensatory, punitive and treble damages among other types of relief. This matter has been stayed and largely inactive since November 24, 2009 when, with the court’s permission, the European Community and member states filed and served a second amended complaint. The second amended complaint added 16 member states as plaintiffs and RAI, RJR Tobacco and R. J. Reynolds Global Products Inc., referred to as GPI, as defendants. The allegations contained in the second amended complaint are in most respects either identical or similar to those found in the prior complaint, but now add new allegations primarily regarding the activities of RAI, RJR Tobacco and GPI following the B&W business combination. Pursuant to a stipulation and order, the defendants filed a motion to dismiss the plaintiffs’ second amended complaint on February 15, 2010. Oral argument of the motion occurred on October 26, 2010. Supplemental briefs were then filed. Ruling on part of the defendants’ motion to dismiss, on March 8, 2011, the court dismissed the plaintiffs’ RICO claims, and reserved decision as to dismissal of the plaintiffs’ state-law claims. Thereafter, on May 13, 2011, the court granted the remaining portion of the defendants’ motion and dismissed the plaintiffs’ state-law claims based on the court’s lack of subject matter jurisdiction. On May 16, 2011, the clerk of court entered a judgment dismissing the action in its entirety. On June 10, 2011, the plaintiffs filed a notice of appeal with the U.S. Court of Appeals for the Second Circuit, appealing from the May 16, 2011 judgment, as well as the March 8, 2011 and May 13, 2011 orders that respectively resulted in the dismissal of their RICO and state-law claims. An appellate briefing schedule has yet to be set.

Star Patent Infringement. On May 23, 2001, and July 30, 2002, Star Scientific, Inc. filed two patent infringement actions, later consolidated, against RJR Tobacco in the U.S. District Court for the District of Maryland. The consolidated action, known as Star I, involved two patents (U.S. Patent Nos. 6,202,649 and 6,425,401), both entitled “Method of Treating Tobacco to Reduce Nitrosamine Content, and Products Produced Thereby.” Star accused RJR Tobacco of infringing certain claims of these patents during the 2001 and 2002 growing seasons and asked the court to: enter an injunction restraining RJR Tobacco from further acts of infringement; award Star damages, including a reasonable royalty, to compensate for the infringement; increase the damages due to willfulness; award pre-judgment and post-judgment interest and reasonable attorney fees; and order RJR Tobacco to deliver up to the court for destruction all products manufactured from any process that infringes any claim of either patent. RJR Tobacco filed counterclaims seeking a declaration that the asserted claims of Star’s patents are invalid, unenforceable and not infringed by RJR Tobacco. Between January 31 and February 8, 2005, the court held a first bench trial on RJR Tobacco’s affirmative defense and counterclaim based upon inequitable conduct. Additionally, in response to the court’s invitation, RJR Tobacco filed two summary judgment motions in January 2005.

In January 2007, the court granted RJR Tobacco’s motion for summary judgment of invalidity based on indefiniteness. The court granted in part and denied in part, RJR Tobacco’s other summary judgment motion concerning the effective filing date of Star’s patents. In June 2007, the court ruled that Star’s patents are unenforceable due to inequitable conduct by Star and its representatives in the U.S. Patent & Trademark Office, referred to as the PTO, and entered final judgment in favor of RJR Tobacco and against Star. Star filed a notice of appeal with the U.S. Court of Appeals for the Federal Circuit.

In August 2008, the Federal Circuit issued a decision reversing the district court’s rulings against Star and remanded the case to the district court for further proceedings on the issues of validity and infringement. Star updated its reasonable royalty damages calculation to a range of $294.9 to $362.1 million.

In late 2008, RJR Tobacco petitioned the PTO to reexamine the claims of Star’s patents at issue in Star I based on substantial new questions of patentability. The PTO agreed to reexamine the claims ex parte. The district court decided to move forward with the trial in Star I rather than await the outcome of the reexamination proceedings.

Trial began on May 18, 2009, and continued for twenty trial days. On June 16, 2009, the jury returned a verdict in favor of RJR Tobacco on every question put to it. The jury decided that RJR Tobacco had not infringed either of Star’s patents and that the patents were invalid on four independent bases.

Shortly after the start of the Star I jury trial, in May 2009, Star filed a follow-on lawsuit – Star II – in the U.S. District Court for the District of Maryland seeking damages for alleged infringement during the 2003 growing season and beyond of the two Star patents found invalid and not infringed in Star I. The district court stayed Star II pending the outcome of proceedings in Star I, and Star II was administratively closed pending further order of the district court upon the application, by December 31, 2012, of any party.

In November 2009, RJR Tobacco filed a bill of costs (later renewed) seeking reimbursement of its recoverable costs as the prevailing party in Star I, and also filed a motion seeking reimbursement of its attorney fees and excess costs incurred in defending Star I. In December 2009, the district court upheld the jury verdict by denying Star’s combined motion for judgment as a matter of law or new trial. The court entered judgment in RJR Tobacco’s favor and awarded RJR Tobacco all assessable costs. The court deferred proceedings with respect to RJR Tobacco’s motion for attorneys’ fees and excess costs pending final resolution of the reexamination and any appellate proceedings.

On Star’s request and without objection from RJR Tobacco, the district court deferred briefing on RJR Tobacco’s renewed bill of costs until after the resolution of appellate proceedings.

In December 2009, Star filed a notice of appeal in the Federal Circuit from the district court’s final judgment order. The appeal was docketed in February 2010. Briefing by both parties followed, and the Federal Circuit heard oral argument on January 11, 2011. A decision on Star’s appeal is pending.

In the PTO reexamination proceeding, the PTO in March and April 2011 issued ex parte reexamination certificates confirming the patentability of the claims of the Star patents at issue in Star I. For several reasons, RJR Tobacco believes that the PTO’s reexamination decision, which is not binding on the Federal Circuit, should not materially affect the Federal Circuit’s review of the district court’s final judgment because the jury found non-infringement in any case and invalidity in RJR Tobacco’s favor on grounds not considered by the PTO.

Other Matters. In November, 2009, RAI and B&W were served with subpoenas issued by the Office of the Inspector General, U.S. Department of Defense, seeking two broad categories of documents in connection with a civil investigation:

•

documents regarding the sale of U.S. manufactured cigarettes to the Army Air Force Exchange Service and the Navy Exchange Command either directly by the manufacturers or through distributors during the period January 1, 1998 through December 31, 2001; and

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documents regarding the sale of U.S. manufactured cigarettes by the manufacturers to civilian market customers for resale in non-federal excise tax markets during the periods January 1, 1998 through December 31, 2001 and September 1, 2008 through September 1, 2009.

RAI and RJRT has responded to the subpoenas, including the extent to which the subpoenas seek documents regarding the domestic tobacco operations acquired from B&W in 2004, and to otherwise cooperate appropriately with the investigation.

In May 2011, RJR Tobacco and Santa Fe received separate letters from counsel to Walgreen Co. regarding a 60-Day notice served on Walgreen by a consumer group alleging violations of California’s Proposition 65. The group claims that Walgreen provided or sold products with containers or wrappers containing insufficient warning in violation of California law. Walgreen believes that RJR Tobacco and Santa Fe provided the noticed products, and is requesting that RJR Tobacco and Santa Fe pay for Walgreen’s defense, indemnify Walgreen and hold Walgreen harmless from all liability, loss or expense (including legal expense) related to sales of any products covered by the 60-day notice, manufactured or distributed to Walgreen by RJR Tobacco and Santa Fe. In June 2011, RJR Tobacco submitted a reply to Walgreen’s counsel, and Santa Fe will submit a reply in July 2011. RJR Tobacco and Santa Fe each believes that it has valid defenses to Walgreen’s claims.

Finally, in the first quarter of 2005, Commonwealth Brands, Inc., referred to as Commonwealth, was served with an individual smoking and health case, Croft v. Akron Gasket in Cuyahoga County, Ohio. Commonwealth requested indemnity from RJR Tobacco pursuant to the Asset Purchase Agreement dated July 24, 1996, between Commonwealth and B&W, referred to as the 1996 Purchase Agreement. As a result of the B&W business combination, RJR Tobacco agreed to indemnify Commonwealth for this claim to the extent, if any, required by the 1996 Purchase Agreement. The scope of the indemnity will be at issue and has not been determined.

Smokeless Tobacco Litigation

As of June 30, 2011, American Snuff Co. was a defendant in six actions brought by individual plaintiffs in West Virginia state court seeking damages in connection with personal injuries allegedly sustained as a result of the usage of American Snuff Co.’s smokeless tobacco products. These actions are pending before the same West Virginia court as the 600 consolidated individual smoker cases against RJR Tobacco, B&W, as RJR Tobacco’s indemnitee, or both. Pursuant to the court’s December 3, 2001, order, the smokeless tobacco claims and defendants remain severed.

Pursuant to a second amended complaint filed in September 2006, American Snuff Co. is a defendant in Vassallo v. United States Tobacco Company, pending in the Eleventh Circuit Court in Miami-Dade County, Florida. The individual plaintiff alleges that he sustained personal injuries, including addiction and cancer, as a result of his use of smokeless tobacco products, allegedly including products manufactured by American Snuff Co. The plaintiff seeks unspecified compensatory and consequential damages in an amount greater than $15,000. There is not a punitive damages demand in this case, though the plaintiff retains the right to seek leave of court to add such a demand later. Discovery is underway.

On September 4, 2009, American Snuff Co. and others, brought suit in the Circuit Court, Marion County, Oregon (Conwood Company, LLC v. John Kroger), to enjoin the enforcement of an Oregon statute requiring smokeless tobacco manufacturers to either comply with certain requirements of the Smokeless Tobacco Master Settlement Agreement, referred to as the STMSA, or pay into an escrow account $0.40 per unit sold in Oregon. American Snuff Co. contends the statute violates the constitutions of Oregon and the United States. In June 2010, the court denied American Snuff Co.’s motion for a preliminary injunction against enforcement of the statute. American Snuff Co. voluntarily dismissed the case in April 25, 2011. American Snuff Co. is not escrowing money in Oregon, having provided STMSA compliance certifications to the Oregon Attorney General’s office.

Tobacco Buyout Legislation and Related Litigation

In 2004, legislation was passed eliminating the U.S. government’s tobacco production controls and price support program. The buyout of tobacco quota holders provided for in the Fair and Equitable Tobacco Reform Act, referred to as FETRA, is funded by a direct quarterly assessment on every tobacco product manufacturer and importer, on a market-share basis measured on volume to which federal excise tax is applied. The aggregate cost of the buyout to the industry is approximately $9.9 billion, including approximately $9.6 billion payable to quota tobacco holders and growers through industry assessments over ten years and approximately $290 million for the liquidation of quota tobacco stock. As a result of the tobacco buyout legislation, the MSA Phase II obligations established in 1999 continued as scheduled through the end of 2010, but were offset against the tobacco quota buyout obligations. RAI’s operating subsidiaries’ annual expense under FETRA for 2011 and thereafter, excluding the tobacco stock liquidation assessment, is estimated to be approximately $230 million to $260 million.

RAI’s operating subsidiaries recorded the FETRA assessment on a quarterly basis as cost of goods sold. RAI’s operating subsidiaries estimate that their overall share of the buyout will approximate $2.4 billion to $2.8 billion prior to the deduction of permitted offsets under the MSA. In addition, future market pricing could impact the carrying value of inventory, and adversely affect RJR Tobacco’s financial position and results of operations.

As noted above, the MSA Phase II obligations are offset against the tobacco quota buyout obligations. Because growers in two states, Maryland and Pennsylvania, did not participate in the quota system, they are not eligible for payments under FETRA. Given that the assessments paid by tobacco product manufacturers and importers under FETRA fully offset their MSA Phase II payment obligations, the growers in Maryland and Pennsylvania would no longer receive payments under the MSA Phase II program. Thus, the growers in these two states do not receive payments under either FETRA or the MSA Phase II program.

ERISA Litigation

In May 2002, in Tatum v. The R.J.R. Pension Investment Committee of the R. J. Reynolds Tobacco Company Capital Investment Plan, an employee of RJR Tobacco filed a class-action suit in the U.S. District Court for the Middle District of North Carolina, alleging that the defendants, RJR, RJR Tobacco, the RJR Employee Benefits Committee and the RJR Pension Investment Committee, violated the Employee Retirement Income Security Act of 1974, referred to as ERISA. The actions about which the plaintiff complains stem from a decision made in 1999 by RJR Nabisco Holdings Corp., subsequently renamed Nabisco Group Holdings Corp., referred to as NGH, to spin off RJR, thereby separating NGH’s tobacco business and food business. As part of the spin-off, the 401(k) plan for the previously related entities had to be divided into two separate plans for the now separate tobacco and food businesses. The plaintiff contends that the defendants breached their fiduciary duties to participants of the RJR 401(k) plan when the defendants removed the stock funds of the companies involved in the food business, NGH and Nabisco Holdings Corp., referred to as Nabisco, as investment options from the RJR 401(k) plan approximately six months after the spin-off. The plaintiff asserts that a November 1999 amendment (the “1999 Amendment”) that eliminated the NGH and Nabisco funds from the RJR 401(k) plan on January 31, 2000, contained sufficient discretion for the defendants to have retained the NGH and Nabisco funds after January 31, 2000, and that the failure to exercise such discretion was a breach of fiduciary duty. In his complaint, the plaintiff requests, among other things, that the court require the defendants to pay as damages to the RJR 401(k) plan an amount equal to the subsequent appreciation that was purportedly lost as a result of the liquidation of the NGH and Nabisco funds.

In July 2002, the defendants filed a motion to dismiss, which the court granted in December 2003. In December 2004, the U.S. Court of Appeals for the Fourth Circuit reversed the dismissal of the complaint, holding that the 1999 Amendment did contain sufficient discretion for the defendants to have retained the NGH and Nabisco funds as of February 1, 2000, and remanded the case for further proceedings. The court granted the plaintiff leave to file an amended complaint and denied all pending motions as moot. In April 2007, the defendants moved to dismiss the amended complaint. The court granted the motion in part and denied it in part, dismissing all claims against the RJR Employee Benefits Committee and the RJR Pension Investment Committee. The remaining defendants, RJR and RJR Tobacco, filed their answer and affirmative defenses in June 2007. The plaintiff filed a motion for class certification, which the court granted in September 2008. The district court ordered mediation, but no resolution of the case was reached. In September 2008, each of the plaintiffs and the defendants filed motions for summary judgment, and in January 2009, the defendants filed a motion to decertify the class. A second mediation occurred in June 2009, but again no resolution of the case was reached. The district court overruled the motions for summary judgment and the motion to decertify the class.

A non-jury trial was held in January and February 2010. During closing arguments, the plaintiff argued for the first time that certain facts arising at trial showed that the 1999 Amendment was not validly adopted, and then moved to amend his complaint to conform to this evidence at trial. On June 1, 2011, the court granted the plaintiff’s motion to amend his complaint and found that the 1999 Amendment was invalid.

The parties filed their findings of fact and conclusions of law on February 4, 2011. A decision is pending.

Environmental Matters

RAI and its subsidiaries are subject to federal, state and local environmental laws and regulations concerning the discharge, storage, handling and disposal of hazardous or toxic substances. Such laws and regulations provide for significant fines, penalties and liabilities, sometimes without regard to whether the owner or operator of the property knew of, or was responsible for, the release or presence of hazardous or toxic substances. In addition, third parties may make claims against owners or operators of properties for personal injuries and property damage associated with releases of hazardous or toxic substances. In the past, RJR Tobacco has been named a potentially responsible party with third parties under the Comprehensive Environmental Response, Compensation and Liability Act with respect to several superfund sites. RAI and its subsidiaries are not aware of any current environmental matters that are expected to have a material adverse effect on the business, results of operations or financial position of RAI or its subsidiaries.

In September 2009, the U.S. Environmental Protection Agency, referred to as EPA, passed a rule which requires companies to monitor greenhouse gas, referred to as GHG, emissions beginning in January, 2010 and, depending upon the industry in which the particular company operates or the amount of the company’s GHG emissions, report these emissions to EPA on an annual basis, beginning in 2011. Based upon its current GHG emission levels, RJR Tobacco expects that it will be necessary to submit GHG emissions reports to the EPA pertaining to one of its facilities. When necessary and appropriate, RJR Tobacco is fully prepared to submit this data annually in accordance with the EPA’s regulations.

RAI and its operating subsidiaries believe that climate change is an environmental issue primarily driven by carbon dioxide emissions from the use of energy. RAI’s operating subsidiaries are working to reduce carbon dioxide emissions by minimizing the use of energy where cost effective, minimizing waste to landfills and increasing recycling. Climate change is not viewed by RAI’s operating subsidiaries as a significant direct economic risk to their businesses, but rather an indirect risk involving the potential for a longer term general increase in the cost of doing business. Regulatory changes are difficult to predict but the current regulatory risks to the business of RAI’s operating subsidiaries with respect to climate change are relatively low and financial impacts will be driven more by the cost of natural gas and electricity. Efforts are made to mitigate the effect of increases in fuel costs directly impacting RAI’s operating subsidiaries by evaluating natural gas usage and market conditions, and occasionally purchasing forward contracts, limited to a three-year period, for natural gas. In addition, RAI’s operating subsidiaries are constantly evaluating electrical energy conservation measures and energy efficient equipment to mitigate impacts of increases in electrical energy costs.

Regulations promulgated by the EPA and other governmental agencies under various statutes have resulted in, and likely will continue to result in, substantial expenditures for pollution control, waste treatment, facility modification and similar activities. RAI and its subsidiaries are engaged in a continuing program to comply with federal, state and local environmental laws and regulations, and dependent upon the probability of occurrence and reasonable estimation of cost, accrue or disclose any material liability. Although it is difficult to reasonably estimate the portion of capital expenditures or other costs attributable to compliance with environmental laws and regulations, RAI does not expect such expenditures or other costs to have a material adverse effect on the business, results of operations or financial position of RAI or its subsidiaries.

Other Contingencies

In connection with the sale of the international tobacco business to JTI, pursuant to the 1999 Purchase Agreement, RJR and RJR Tobacco agreed to indemnify JTI against:

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any liabilities, costs and expenses arising out of the imposition or assessment of any tax with respect to the international tobacco business arising prior to the sale, other than as reflected on the closing balance sheet;

•

any liabilities, costs and expenses that JTI or any of its affiliates, including the acquired entities, may incur after the sale with respect to any of RJR’s or RJR Tobacco’s employee benefit and welfare plans; and

•	any liabilities, costs and expenses incurred by JTI or any of its affiliates arising out of certain activities of Northern Brands.

As described above in “— Litigation Affecting the Cigarette Industry — Other Litigation and Developments—Canadian Matters,” RJR Tobacco has received claims for indemnification from JTI, and several of these have been resolved pursuant to the SA-MR. Although RJR and RJR Tobacco recognize that, under certain circumstances, they may have other unresolved indemnification obligations to JTI under the 1999 Purchase Agreement, RJR and RJR Tobacco disagree what circumstances described in such claims give rise to any indemnification obligations by RJR and RJR Tobacco and the nature and extent of any such obligation. RJR and RJR Tobacco have conveyed their position to JTI, and the parties have agreed to resolve their differences at a later date.

RJR Tobacco, Santa Fe and American Snuff Co. have entered into agreements to indemnify certain distributors and retailers from liability and related defense costs arising out of the sale or distribution of their products. Additionally, Santa Fe has entered into an agreement to indemnify a supplier from liability and related defense costs arising out of the sale or use of Santa Fe’s products. The cost has been, and is expected to be, insignificant. RJR Tobacco, Santa Fe and American Snuff Co. believe that the indemnified claims are substantially similar in nature and extent to the claims that they are already exposed to by virtue of their having manufactured those products.

Except as otherwise noted above, RAI is not able to estimate the maximum potential amount of future payments, if any, related to these indemnification obligations.

Schedule 3.12

Subsidiaries

Part A: Material Subsidiaries

Name of Subsidiary	State of Incorporation/Formation	Borrower Direct/Indirect Ownership Interest
1. American Snuff Company, LLC	Delaware	100%
2. R. J. Reynolds Tobacco Company	North Carolina	100%

Part B: Subsidiary Guarantors

Name of Subsidiary	State of Incorporation/Formation	Borrower Direct/Indirect Ownership Interest
1. American Snuff Company, LLC	Delaware	100%
2. Conwood Holdings, Inc.	Delaware	100%
3. RAI Services Company	North Carolina	100%
4. Reynolds Finance Company	Delaware	100%
5. Reynolds Innovations Inc.	North Carolina	100%
6. R.J. Reynolds Global Products, Inc.	Delaware	100%
7. R.J. Reynolds Tobacco Co.	Delaware	100%
8. R. J. Reynolds Tobacco Company	North Carolina	100%
9. R.J. Reynolds Tobacco Holdings, Inc.	Delaware	100%
10. Rosswil LLC	Delaware	100%
11. Santa Fe Natural Tobacco Company, Inc.	New Mexico	100%

Part C: Non-Guarantor Subsidiaries

Niconovum AB

Niconovum Market AB

Niconovum USA, Inc.

Northern Brands International, Inc.

Quezon Holdings, B.V.

RAI International, Inc.

Reynolds Asia-Pacific Limited

Reynolds International Holdings B.V.

Reynolds Technologies, Inc.

R.J. Reynolds Tobacco B.V.

R.J. Reynolds Tobacco (CI), Co.

R.J. Reynolds Tobacco C.V.

R.J. Reynolds Tobacco International, Inc.

RJR Realty Relocation Services, Inc.

Santa Fe Natural Tobacco Company: Germany GmbH

Santa Fe Natural Tobacco Company Italy S.r.1

Santa Fe Natural Tobacco Company Japan K.K.

S.F. Imports, Inc.

SFNTC/RSM, LLC

SFR Tobacco International GmbH (SFRTI)

Schedule 6.01

Existing Liens

None.

EXHIBIT A

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the Facility (including any letters of credit, guarantees, and swingline loans included in the Facility) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:	___________________________

2.	Assignee:	___________________________ [and is an Affiliate/Approved Fund of [identify Lender]2]

3.	Borrower(s):	Reynolds American Inc.

4.	Administrative Agent:	JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:	The $750,000,000 Credit Agreement dated as of July 29, 2011 among Reynolds American Inc., the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, and the other agents party thereto

[2]	Select as applicable.

6.	Assigned Interest:

Aggregate Amount of Commitment/Revolving Credit Exposure for all Lenders	Amount of Commitment/Revolving Credit Exposure Assigned	Percentage Assigned of Commitment/Revolving Credit Exposure[3]

$	$	%

$	$	%

$	$	%

Effective Date:                          , 20         [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more Credit Contacts to whom all syndicate-level information (which may contain material non-public information about the Borrower, its Subsidiaries and its and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE [NAME OF ASSIGNEE]

By:
Title:

[3]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

2

[Consented to and][4] Accepted: [NAME OF ADMINISTRATIVE AGENT], as Administrative Agent

By
Title:

[Consented to:][5]

[NAME OF RELEVANT PARTY]

By
Title:

[4]	To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.
[5]	To be added only if the consent of the Borrower and/or other parties (e.g., each Swingline Lender, each Issuing Bank, etc.) is required by the terms of Section 9.04 of the Credit Agreement.

3

ANNEX 1

REYNOLDS AMERICAN INC. CREDIT AGREEMENT

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2 Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Non-U.S. Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT B

[FORM OF]

SUBSIDIARY GUARANTEE AGREEMENT

[SEE EXHIBIT 10.2]

EXHIBIT C-1

[FORM OF]

U.S. TAX CERTIFICATE

(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement, dated as of July 29, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Reynolds American Inc., as Borrower, JPMorgan Chase Bank, N.A., as Administrative Agent, and each lender from time to time party thereto.

Pursuant to the provisions of Section 2.16 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                  , 20[    ]

EXHIBIT C-2

[FORM OF]

U.S. TAX CERTIFICATE

(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement, dated as of July 29, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Reynolds American Inc., as Borrower, JPMorgan Chase Bank, N.A., as Administrative Agent, and each lender from time to time party thereto.

Pursuant to the provisions of Section 2.16 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                  , 20[    ]

EXHIBIT C-3

[FORM OF]

U.S. TAX CERTIFICATE

(For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement, dated as of July 29, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Reynolds American Inc., as Borrower, JPMorgan Chase Bank, N.A., as Administrative Agent, and each lender from time to time party thereto.

Pursuant to the provisions of Section 2.16 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:

Date:                  , 20[    ]

EXHIBIT C-4

[FORM OF]

U.S. TAX CERTIFICATE

(For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement, dated as of July 29, 2011 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Reynolds American Inc., as Borrower, JPMorgan Chase Bank, N.A., as Administrative Agent, and each lender from time to time party thereto.

Pursuant to the provisions of Section 2.16 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:

Date:                  , 20[    ]

EXHIBIT D

FORM OF COMPLIANCE CERTIFICATE

This Compliance Certificate is delivered to you pursuant to Section 5.01(c) of the Credit Agreement, dated as of July 29, 2011 (as amended, restated, supplemented or modified from time to time, the “Credit Agreement”), among Reynolds American Inc., (the “Borrower”), the lenders party thereto from time to time, and JPMorgan Chase Bank, N.A., as Administrative Agent. Terms defined in the Credit Agreement and not otherwise defined herein are used herein as therein defined.

1. I am the duly elected, qualified and acting [            ]5 of the Borrower.

2. I have reviewed and am familiar with the contents of this Compliance Certificate. I am providing this Compliance Certificate solely in my capacity as an officer of the Borrower. The matters set forth herein are true to the best of my knowledge after due inquiry.

3. I have reviewed the terms of the Credit Agreement and the other Loan Documents and have made or caused to be made under my supervision a review in reasonable detail of the transactions and condition of the Borrower and its Subsidiaries during the accounting period covered by the financial statements attached hereto as ANNEX 1 (the “Financial Statements”). [Except as set forth on Annex 1(a),] [S]uch review did not disclose the existence during or at the end of the accounting period covered by the Financial Statements, and I have no knowledge of the existence, as of the date of this Compliance Certificate, of any condition or event which constitutes a Default.

4. [Except as set forth on Annex 1(b),] I have no knowledge of the existence, as of the date of this Compliance Certificate, of any material change in GAAP or in the application thereof since the date of the audited financial statements referred to in Section 3.04 of the Credit Agreement.

5. The following represent true and accurate calculations, as of [                 , 20    ], to be used to determine compliance with the covenants set forth in Section 6.04 of the Credit Agreement:

(a) Consolidated Leverage Ratio:

Consolidated Debt (as at the last day of any period)=	[__________]
Consolidated EBITDA (for such period) =	[__________]
Actual Ratio =	[_____] to 1.0
Required Ratio =	3.0 to 1.0

[5]	Insert position of Financial Officer.

Supporting detail showing the calculation of Consolidated Leverage Ratio is attached hereto as Schedule 1.

(b) Consolidated Interest Coverage Ratio:

Consolidated EBITDA (for such period) =	[__________]
Consolidated Interest Expense (for such period) =	[__________]
Actual Ratio =	[_____] to 1.0
Required Ratio =	4.0 to 1.0

Supporting detail showing the calculation of Consolidated Interest Coverage Ratio is attached hereto as Schedule 2.

ANNEX 1

[Applicable Financial Statements to Be Attached]

SCHEDULE 1

CONSOLIDATED LEVERAGE RATIO

(A) Consolidated Leverage Ratio: as at the last day of any period, the ratio of (a) Consolidated Debt on such day to (b) Consolidated EBITDA for such period.

(a) Consolidated Debt as of [ , 20__]:

(I)      at any date, the aggregate principal amount of all Indebtedness of the Borrower and its Subsidiaries at such date, determined on a consolidated basis in accordance with GAAP; provided that the aggregate amount available to be drawn (i.e., unfunded amounts) under all letters of credit, acceptances and similar arrangements and all surety, appeal and litigation bonds and similar obligations issued for the account of the Borrower or any of its Subsidiaries (but excluding, for avoidance of doubt, all unpaid drawings or other matured monetary obligations or reimbursement obligations owing in respect of thereof) shall not be included in any determination of “Consolidated Debt”:

(i) all indebtedness of such Person for borrowed money or with respect to deposits or advances of any kind;

(ii)     all obligations of such Person for the deferred purchase price of property or services (other than current trade payables and accrued expenses incurred in the ordinary course of such Person’s business and any obligation of the Borrower or any Subsidiary thereof to purchase tobacco and/or other products, services and produce utilized in its business pursuant to agreements entered into in the ordinary course of business on a basis consistent with the Borrower’s or such Subsidiary’s past practices or then current industry practices);

(iii) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments;

(iv)    all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property);

(v) all Capital Lease Obligations of such Person;

(vi) all obligations of such Person, contingent or otherwise, as an account party or applicant under or in respect of acceptances, letters of credit or similar arrangements;

(vii)  the maximum amount available to be drawn or paid under all surety, appeal and litigation bonds and similar obligations issued for the account of such Person and all unreimbursed payments in respect of such surety, appeal and litigation bonds and similar obligations;

(viii) all Guarantees by such Person in respect of obligations of the kind referred to in items (A)(a)(I)(i) through (vii) above;

(ix)    all obligations of the kind referred to in clauses (A)(a)(I)(i) through (viii) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on property (including accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation.

The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness expressly provide that such Person is not liable therefor.

Consolidated Debt

(b) Consolidated EBITDA as of [_______ __, 20__]:

(I) Consolidated Net Income for such period

(i) Consolidated net income or loss of the Borrower and its Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP; provided that there shall be excluded:

(ii)     the income (or deficit) of any Person accrued prior to the date it becomes a Subsidiary of the Borrower or is merged into or consolidated with the Borrower or any of its Subsidiaries, subject to the second sentence of the definition of “Consolidated EBITDA”;

(iii)   the income (or deficit) of any Person (other than a Subsidiary of the Borrower) in which the Borrower or any of its Subsidiaries has an ownership interest, except to the extent that any such income is actually received by the Borrower or such Subsidiary in the form of dividends or similar distributions; and

(iv)    the undistributed earnings of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation or Requirement of Law applicable to such Subsidiary.

plus; without duplication and to the extent reflected as a charge in the statement of such Consolidated Net Income for such period, the sum of:

(II)(a) provision for all income taxes and foreign withholding taxes;

(b) interest expense, amortization or write-off of debt discount and debt issuance costs and commissions, discounts and other fees and charges associated with Indebtedness (including the Loans);

(c) depreciation and amortization expense;

(d) amortization of intangibles (including, but not limited to, goodwill) and organization costs;

(e) any extraordinary losses;

(f) any non-cash expenses or losses;

(g) any losses on sales of assets outside of the ordinary course of business (whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period);

(h)     any cash payment received during such period in respect of any non-cash item described in clause (III)(a)(i) or (ii) below subsequent to the fiscal quarter in which the relevant non-cash item was reflected as a gain or income in the statement of Consolidated Net Income; and

(i)      the amount of all cash payments received during such period in respect of any settlement with respect to tobacco litigation related liability which otherwise did not increase Consolidated Net Income for such period or a prior period, all as determined on a consolidated basis for the Borrower and its Subsidiaries for such period;

minus:

(III)(a) to the extent included in the statement of such Consolidated Net Income for such period, the sum of

(i) any extraordinary gain;

(ii) any non-cash income or gains;

(iii) any gain on sales of assets outside of the ordinary course of business (whether or not otherwise includable as a separate item in the statement of such Consolidated Net Income for such period);

(iv) income tax credits (to the extent not netted from income tax expense);

(b)     any cash payments made during such period in respect of any non-cash items described in items (II)(d), (e) or (f) above subsequent to the fiscal quarter in which the relevant non-cash item was reflected as a charge in the statement of Consolidated Net Income; and

(c)     the amount of all cash payments made by the Borrower and its Subsidiaries during such period pursuant to any settlement with respect to tobacco litigation related liability which otherwise did not reduce Consolidated Net Income for such period or a prior period, all as determined on a consolidated basis for the Borrower and its Subsidiaries for such period.

For the purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters (each, a “Reference Period”) pursuant to any determination of the Consolidated Leverage Ratio or the Consolidated Interest Coverage Ratio

(i) if at any time during such Reference Period (or, for purposes of Section 6.05(c) of the Credit Agreement only, during the period commencing on the first day of such Reference Period and ending on or prior to such date of determination), the Borrower or any Subsidiary shall have made any Material Disposition, the Consolidated EBITDA for such Reference Period shall be reduced by an amount equal to the Consolidated EBITDA (if positive) attributable to the property that is the subject of such Material Disposition for such Reference Period or increased by an amount equal to the Consolidated EBITDA (if negative) attributable thereto for such Reference Period; and

(ii) if during such Reference Period (or, for purposes of Section 6.05(c) of the Credit Agreement only, during the period commencing on the first day of such Reference Period and ending on or prior to such date of determination), the Borrower or any Subsidiary shall have made a Material Acquisition, Consolidated EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition occurred on the first day of such Reference Period.

“Material Acquisition” means any acquisition of property or series of related acquisitions of property that (a) constitutes assets comprising all or substantially all of an operating unit of a business or constitutes all or substantially all of the Equity Interests of a Person and (b) involves the payment of consideration by the Borrower and its Subsidiaries in excess of $250,000,000; and “Material Disposition” means any disposition of property or series of related dispositions of property that yields gross proceeds to the Borrower or any of its Subsidiaries in excess of $250,000,000.

Consolidated EBITDA

Ratio of (a) Consolidated Debt to (b) Consolidated EBITDA	[___]:1.00

Required Ratio	3:00:1.00

SCHEDULE 2

CONSOLIDATED INTEREST COVERAGE RATIO

(A) Consolidated Interest Coverage Ratio: as at the last day of any period, the ratio of (a) Consolidated EBITDA for such period to (b) Consolidated Interest Expense for such period.

(a) Consolidated EBITDA as of [ , 20__]:

Consolidated EBITDA (See Schedule 1 for calculation)

(b) Consolidated Interest Expense for such period:

(I)     Total cash interest expense (including that attributable to Capital Lease Obligations) of the Borrower and its Subsidiaries calculated on a consolidated basis for such period with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries (including all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Swap Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP).

For the purposes of calculating Consolidated Interest Expense for any Reference Period pursuant to any determination of the Consolidated Interest Coverage Ratio,

(i) all Indebtedness incurred or issued during the relevant Reference Period (or, for purposes of Section 6.05(c) of the Credit Agreement only, during the period commencing on the first day of such Reference Period and ending on or prior to such date of determination) shall be deemed to have been incurred or issued (and the proceeds thereof applied) on the first day of such Reference Period and remain outstanding through such Reference Period,

(ii) all Indebtedness (other than revolving Indebtedness, except to the extent accompanied by a corresponding permanent commitment reduction) permanently retired or redeemed during the relevant Reference Period (or, for purposes of Section 6.05(c) of the Credit Agreement only, during the period commencing on the first day of such Reference Period and ending on or prior to such date of determination) shall be deemed to have been retired or redeemed on the first day of such Reference Period and remain retired through the entirety of such Reference Period, and

(iii) all Indebtedness assumed to be outstanding pursuant to preceding clause (i) shall be deemed to have borne interest at (x) the rate applicable thereto, in the case of fixed rate indebtedness, or (y) the rates which would have been applicable thereto during the respective Reference Period when same was deemed outstanding (for this purpose, using the floating rate applicable thereto at the time of determination), in the case of floating rate Indebtedness; provided that interest expense with respect to any Indebtedness for periods while same was actually outstanding during the respective period shall be calculated using the actual rates applicable thereto while the same was actually outstanding.

Consolidated Interest Expense

Ratio of (a) Consolidated EBITDA to (b) Consolidated Interest Expense	[___]:1.00

Required Ratio	4:00:1.00

IN WITNESS WHEREOF, I have executed this Compliance Certificate this              day of             , 20__.

REYNOLDS AMERICAN INC.

By:
Name:
Title: